As filed with the Securities and Exchange Commission on December 18, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3531	82-1501649
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

840 Lily Lane

Grand Rapids, Minnesota 55744

Tel: (218) 327-3434

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Rooke

Chief Executive Officer

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Minnesota 55744

Tel: (218) 327-3434

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Todd M. Kaye

Taavi Annus

Bryan Cave LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (1)
Common Stock, $0.001 par value per share	5,430,000	$8.08	$43,874,400	$5,462.37

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the common stock on December 15, 2017 as reported on the Nasdaq Capital Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we and the selling stockholders are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED DECEMBER 18, 2017

PROSPECTUS

5,430,000 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 5,430,000 shares of our common stock. We are not selling any shares of common stock under this prospectus, and we will not receive any proceeds from the sale of shares by the selling stockholders.

The shares of common stock offered hereby may be offered or sold by the selling stockholders through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions, which may involve crosses or block transactions, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for more information regarding sales of shares of common stock by the selling stockholders pursuant to this prospectus.

Our common stock is traded on The Nasdaq Capital Market under the symbol “ASV”. On December 15, 2017, the last reported sale price for our common stock on The Nasdaq Capital Market was $8.08 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting requirements. See “Implications of Being an Emerging Growth Company.”

The date of this prospectus is                 , 20      .

RT-30
POSI-TRACK
asv

RT-30, our smallest machine

asv
POSI-TRACK
RT-120

RT-120, our largest machine, with forestry attachment

VT-70
POSI-TRACK

VT-70, a vertical lift machine, with fork attachment

Our patented undercarriage assembly

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders have authorized anyone to provide you with information that is different. The selling stockholders are offering to sell shares of our common stock, and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

For investors outside the United States: neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of our common stock and the distribution of this prospectus outside the United States.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “ASV”, “the company”, “we”, “us”, “our” and similar references refer to (1) prior to the completion of the LLC Conversion (May 11, 2017), A.S.V., LLC, and (2) after giving effect to such reorganization, ASV Holdings, Inc. We own various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including our corporate logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

INDUSTRY AND MARKET DATA

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. Unless otherwise specified, all CTL and SSL market information is sourced from Yengst Associates, Equipment Analysis, North America, Skid Steer Loaders (July 2016) and Yengst Associates, Equipment Analysis, North America, Compact Track Loaders (July 2016).

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis;

•	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure about the company’s executive compensation arrangements; and

•	an exemption from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, our financial statements may not be comparable to the financial statements of other public companies.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide to invest in our common stock, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Selected Historical and Pro Forma Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements and Industry Data.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Overview

We design and manufacture a broad range of high quality compact track loader (“CTL”) and skid steer loader (“SSL”) equipment, marketed through a distribution network in North America, Australia and New Zealand under the ASV and Terex brands. We also serve as a private label original equipment manufacturer for several manufacturers, which accounted for 34% and 25% of our sales in 2015 and 2016, respectively, and 21% of our sales through the third quarter of 2017. Our products are used principally in the construction, agricultural and forestry industries. As a full service manufacturer, we provide pre- and post-sale dealer support, after-sale technical support and replacement parts supplied from our dedicated logistics center. We also supply a limited version of our assembled undercarriage sets that exclude the suspension to Caterpillar for three versions of Caterpillar’s multi-terrain CTL machines marketed under the CAT brand under a supply contract with Caterpillar.

Our Business

We are the only manufacturer of patented Posi-Track rubber-tracked CTLs with multi-level suspension, as all other CTL manufacturers use a steel embed track system. The ASV drive system and configuration allows the use of lighter pure rubber tracks compared to steel embed track CTL systems, where rubber encases steel tracks, and the use of multi-level suspension improves machine performance by improving speed, traction and impact on the underlying surface by distribution of total vehicle weight over a larger surface area.

We believe that the benefits of our Posi-Track system to our CTL products include:

•	patented low-friction internal drive system;

•	patented multi-level suspension provides smoother ride for operator;

•	multiple ground contact points, with rollers that move independently, providing lower ground pressure, improved traction and less ground disturbance under the tracks; and

•	lighter, pure rubber tracks, which allow our machines to achieve speeds as high as 11 mph and which typically last longer than steel embed tracks.

We believe our business is currently characterized by the following:

•	Market. We participate in a market that we expect to experience growth in North America facilitated by a steady increase in U.S. new housing starts and overall increases in construction spending.

•	Up-to-date products designed specifically for the market. Our products have been either re-designed or launched in the past 18 months and we believe are some of the most up-to-date in the market. Our undercarriage design is patent protected to 2023.

•	Focused management team. We have an experienced management team, dedicated solely to our operation, to implement our strategy. Each member of the executive team has been involved with ASV since we became a joint venture between Terex Corporation (“Terex”) and Manitex International, Inc. (“Manitex”) in December 2014 and has been instrumental in developing our strategy.

•	Strong name recognition and loyalty. We believe the ASV name has a strong legacy dating from the launch of the original ASV products in 1983, and we believe it has to this day retained a strong brand loyalty amongst users who seek the benefits of our Posi-Track undercarriage.

•	Growing independent distribution network. In the last two years we have established a new distribution network in North America that is serviced by our team of regional sales managers.

•	Recurring revenue stream from parts sales. Parts sales typically constitute 25% to 30% of our annual total sales and are characterized by higher margins than product sales.

Our Strategy

Create a dedicated operation: We determined that we could more fully capture the potential of ASV and the benefits of a growing market by forming an independent public company solely focused on its own operations and managed by a dedicated executive team, experienced in a public company environment and implementing its own ASV business strategy, and resourced accordingly.

Succeed in a crowded market: In a competitive market, we have newly designed machines with desirable features and we expect to launch additional new products in the next 12 months. We have both the highest and smallest capacity CTL machines on the market. Our dealers can market the small and/or large machines either in their own right or as additional product to a competing manufacturer’s product they carry in order to complete a full product range offering. By securing distribution for our smallest and largest capacity products, we believe that we can subsequently get dealers to carry our full range of products.

Secure distribution for our product: We have established and are continuing to build a network of dealers to sell our product to end users or to use in their own rental operations. We have signed new dealers, converted dealers from the Terex dealer network to sell the ASV brand rather than the Terex brand of our product, or we sell our Terex branded product to Terex dealers. We intend to continue to sign new dealers or convert additional Terex dealers and to ensure we have dealer coverage across North America to adequately cover all geographic areas of demand.

Growth: We believe that our business has significant opportunity to grow organically by expanding our sales of our existing products and also through acquisitions. We expect to seek acquisitions in which we may acquire a product line or adjacent product lines that complement our core business. When evaluating acquisition targets, we will look for opportunities to expand our existing product offerings and technology, gain access to new geographic markets and dealers and capitalize on scale and cost efficiencies.

Recent Developments

On October 5, 2017, the Company entered into a lease agreement for a facility in Grand Rapids, Minnesota where the Company intends to relocate its parts distribution center adjacent to its corporate headquarters and manufacturing plant.

Key Achievements since December 2014

Since the inception of the Joint Venture in December 2014, we have achieved the following:

•	Beginning in the second quarter of 2015, we re-launched the ASV brand with a new logo and newly designed product range of four CTLs and four SSL machines. As of September 30, 2017, we are marketing 12 CTL and SSL products under the ASV brand.

•	We have established our own sales organization, with a National Sales Manager for North America, seven ASV sales account managers and 124 North American ASV dealers and rental accounts with 189 locations in 41 U.S. states and five Canadian provinces as of September 30, 2017.

•	We have grown the ASV distribution network while seeing a decline in activity from dealers in the Terex network. During 2016, 71% of our machine sales were made through our distribution network while 29% of our machine sales were made through Terex dealers. For the three and nine months ended September 30, 2017, machine sales sold through our distribution network were 98% and 96%, respectively.

•	During 2016 we initiated a focused cost reduction and margin improvement initiative targeted to improve our breakeven point and reduce costs. This initiative is supported by an operational strategy deployed throughout ASV. We established a target for 2016 of year-over-year savings of $2.5 million and achieved $2.2 million in actual savings for 2016, or 88% of that target, primarily through a combination of general business cost reduction activities and product cost reductions from purchasing savings and design improvements.

On May 11, 2017, in connection with our initial public offering, we converted from a Minnesota limited liability company into a Delaware corporation and changed our name from A.S.V., LLC to ASV Holdings, Inc., which we refer to herein as the “LLC Conversion”. In conjunction with the LLC Conversion,

•	all of our outstanding units converted into shares of our common stock, based on the relative ownership interests of our pre-IPO equity holders as set forth in the A.S.V., LLC limited liability company agreement;

•	we adopted and filed a certificate of incorporation and certificate of conversion with the Secretary of State of the State of Delaware; and

•	we adopted and filed a plan of conversion and articles of conversion with the Secretary of State of the State of Minnesota. For more information on the LLC Conversion, see the discussion under “Certain Relationships and Related Party Transactions—LLC Conversion”.

Our Risks

An investment in our common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	we do not know whether our historical results will be indicative of our future performance;

•	our patented rubber track vehicles may not continue to receive market acceptance;

•	a substantial portion of our revenues are attributed to a limited number of customers, including OEM customers and dealers, which may decrease or cease purchasing at any time;

•	a substantial deterioration in economic conditions, especially in the United States, Australia and New Zealand, and in particular in construction or industrial activities, could materially adversely affect our revenues and operating results by decreasing the demand for our equipment or prices we can charge;

•	we maintain a significant level of indebtedness for a company of our size, which results in substantial restrictions on our operations and financial flexibility;

•	the technology underlying our proprietary Posi-Track products can be used by any third party, including competitors, once the applicable patent terms expire in 2023, which could subject us to increased competition and reduce or eliminate our opportunity to generate revenues from the Posi-Track system; and

•	we compete in a highly competitive industry and the competition and many of our competitors have substantially greater financial, production, research and development resources and substantially greater name recognition than us.

Our Corporate History

A.S.V., Inc. was incorporated in Minnesota in July 1983. A.S.V., Inc. was a publicly traded company and listed on Nasdaq from 1994 until March 3, 2008, when Terex completed the acquisition of A.S.V., Inc. by means of a short form merger under Minnesota law. On December 19, 2014, Manitex entered into a joint venture arrangement with Terex, pursuant to which Manitex acquired a 51% stake in us, with Terex, through a wholly-owned subsidiary, retaining the remaining 49% (the “Joint Venture”). On December 23, 2014, A.S.V., Inc. was converted to a Minnesota limited liability company and its name was changed to A.S.V., LLC. Immediately prior to our initial public offering, A.S.V., LLC converted into a Delaware corporation and changed its name to ASV Holdings, Inc., which we refer to herein as the “LLC Conversion”.

Our Corporate Information

Our principal executive offices are located at 840 Lily Lane, Grand Rapids, Minnesota 55744, and our telephone number is (218) 327-3434. Our website address is http://asvi.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

THE OFFERING SUMMARY

Common stock to be offered by the selling stockholders	Up to an aggregate of 5,430,000 shares

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from any such sale.

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our common stock.

Ticker symbol	“ASV”

As of October 30, 2017, we had 9,800,000 shares of common stock, $0.001 par value per share, outstanding.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statement of operations data for the years ended December 31, 2016 and December 31, 2015 and the balance sheet data as of December 31, 2016 and December 31, 2015 from our audited financial statements, included elsewhere in this prospectus. The summary statement of operations data for the nine months ended September 30, 2017 and September 30, 2016 and the balance sheet data as of September 30, 2017 have been derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any period in the future.

We have derived the pro forma financial data from our unaudited pro forma financial information appearing elsewhere in this prospectus. The pro forma balance sheet as of December 31, 2016 and the pro forma statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2016 are adjusted to give effect to the LLC Conversion and our separation from Manitex and Terex as if these had occurred on January 1, 2016.

The summary financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, included elsewhere in this prospectus. The summary financial data in this section is not intended to replace our financial statements and the related notes thereto.

		December 31,
(dollars in thousands)	September 30, 2017	2016	Pro Forma Adjustments		Pro Forma As Adjusted 2016	2015
ASSETS:
Net property, plant and equipment	$14,252	$15,402	—		$15,402	$17,157
Current assets	42,952	47,556	—		47,556	44,308
Other assets	55,757	56,774	535	(1)	57,309	59,169

Total Assets	$112,961	$119,732	535		$120,267	$120,634

LIABILITIES
Current Liabilities	$22,495	$23,654	(491	)(2)	$23,163	$21,885
Noncurrent liabilities	23,937	42,643	555	(3)	43,198	49,141

Total Liabilities	46,432	66,297	64		66,361	71,026

STOCKHOLDERS EQUITY	66,529	53,435	250	(4)	53,906	49,608
			221	(5)

Total Liabilities and Stockholders’ Equity	$112,961	$119,732	535		$120,267	$120,634

	Nine Months Ended September 30,					Years Ended December 31,
(dollars in thousands)	2017	2016	Pro Forma Adjustments		Pro Forma As Adjusted 2016	2016	Pro Forma Adjustments	Pro Forma As Adjusted 2016	2015
Revenues	$92,885	$78,752	$—		$78,752	$103,803	—	$103,803	$116,935
Operating Expenses	88,290	73,969	281	(9)	74,292	97,793	(491)	98,107	111,439
			(604	)(10)			805 (7)

Operating Income	4,595	4,783	(323)		4,460	6,010	(314)	5,696	5,496
Total other income (expense)	(2,462)	(3,834)	—		(3,834)	(7,183)	—	(7,183)	(5,397)

Income (loss) before income taxes	2,133	949	(323)		626	(1,173)	(314)	(1,487)	99
Income tax (expense) benefit	372	—	(225	)(11)	(225)	—	535 (8)	535	—

Net (loss) income	$2,505	$949	$(548)		$401	$(1,173)	221	$(952)	$99

(1)	Reflects an increase of $535,000 in non-current assets from the estimated income tax benefit for the period at an estimated tax rate of 36%. The estimated tax rate assumes payment of Federal and state income tax together with deductions associated with domestic manufacturing and research and development credits.
(2)	Reflects a decrease of $491,000 in current liabilities from the elimination of the expense paid to Terex related to selling of machines and marketing expenses as defined under the Distribution and Cross Marketing agreement, calculated using the actual costs paid in 2016 for these services until responsibility for these services transferred to us in October 2016. Costs for other services under the Distribution and Cross Marketing Agreement were not included in the pro forma adjustment as such services remained intact after our separation from Manitex and Terex.
(3)	Reflects the additional borrowings of $555,000 under the revolving credit facility relating to the compensation (excluding incentive compensation) of our Chief Executive Officer, previously paid by Manitex that are now paid by us.
(4)	Reflects an increase of $250,000 in stockholders equity due to the stock compensation in the form of equity awards previously granted to our employees by Manitex and in equity awards granted to our named executive officers after the completion of the initial public offering.
(5)	Reflects a reduction of our accumulated deficit by $221,000.
(6)	Reflects the elimination of $491,000 in expenses paid to Terex related to selling of machines and marketing expenses as defined under the Distribution and Cross Marketing Agreement, calculated using the actual costs paid in 2016 for these services until responsibility for these services transferred to us in October 2016. Costs for other services under the Distribution and Cross Marketing Agreement were not included in the pro forma adjustment as such services remained intact after our separation from Manitex and Terex.
(7)	Reflects $805,000 in additional expenses, consisting of $555,000 in additional expense relating to the compensation of our Chief Executive Officer (excluding incentive compensation) previously paid by Manitex that are now paid by us, as well as the stock compensation expense of $250,000 in the form of equity awards previously granted to our employees by Manitex and equity awards granted to our named executive officers after the completion of the initial public offering.
(8)	Reflects the estimated income tax benefit of $535,000 for the period at an estimated tax rate of 36%. The estimated tax rate assumes payment of Federal and state income tax together with deductions associated with domestic manufacturing and research and development credits.
(9)	Reflects the elimination of $281,000 in expenses paid to Terex related to selling of machines and marketing expenses as defined under the Distribution and Cross Marketing Agreement, calculated using the actual costs paid in 2016 for these services until responsibility for these services transferred to us in October 2016. Costs for other services under the Distribution and Cross Marketing Agreement were not included in the pro forma adjustment as such services remained intact after our separation from Manitex and Terex.

(10)	Reflects $604,000 in additional expenses, consisting of $416,500 in additional expense relating to the compensation of our Chief Executive Officer (excluding incentive compensation) previously paid by Manitex that are now paid by us, as well as the stock compensation expense of $187,500 in the form of equity awards previously granted to our employees by Manitex and equity awards granted to our named executive officers after the completion of the initial public offering.
(11)	Reflects the estimated income tax expense of $225,000 for the period at an estimated tax rate of 36%. The estimated tax rate assumes payment of Federal and state income tax together with deductions associated with domestic manufacturing and research and development credits.

RISK FACTORS

Before you invest in our common stock, you should understand the high degree of risk involved. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to purchase shares of our common stock. The following risks may adversely impact our business and financial condition. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

Our growth and profitability are dependent on a number of factors, and our historical growth may not be indicative of our future growth.

Our historic results since the implementation of our new strategy in December 2014 should not be considered as indicative of our future performance. We may not be successful in executing our growth strategy, and even if we achieve our strategic plan, we may not be able to sustain profitability. In future periods, our revenue could continue to decline or grow more slowly than we expect. We also may incur significant losses in the future for a number of reasons, including the following risks and the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors.

Significant deterioration in economic conditions, especially in our end-use markets in the United States, Canada, Australia and New Zealand, may have negative effects on our results of operations and cash flows.

For the year ended December 31, 2016 and the nine months ended September 30, 2017, 99.7% and 99.1%, respectively, of our total revenue came from sales in the United States, Canada, Australia and New Zealand. Economic conditions, particularly in these countries, affect our sales volumes, pricing levels and overall profitability. Moreover, demand for many of our products depends on end-use markets. Our products and services are used primarily in residential construction and construction end-use markets and, to a lesser extent, in industrial, forestry and agricultural activity and end-use markets. Weakness in our end-use markets, such as a decline in construction, residential construction and agriculture end-use markets or industrial activity may in the future lead to a decrease in the demand for our equipment or prices we can charge. Factors that may cause weakness in these countries and our end-use markets include:

•	weakness in the economy, decreases in the market value of real estate or the onset of a new recession;

•	slowdowns in construction in these countries and the geographic regions in which we operate;

•	reductions in spending levels by dealers and end-users;

•	unfavorable credit markets affecting end-user access to capital;

•	adverse changes in federal and local government infrastructure spending;

•	an increase in the cost of construction materials;

•	adverse weather conditions which may affect a particular region;

•	oversupply of available commercial real estate in the markets we serve;

•	increases in interest rates; and

•	terrorism or hostilities involving the United States.

In addition, the cyclicality of our industry makes it more difficult for us to forecast trends. Uncertainty regarding future product demand could cause us to maintain excess equipment inventory and increase our equipment inventory costs.

Challenging economic conditions may also impair the ability of dealers to pay for products they have purchased. As a result, our reserves for doubtful accounts and write-offs for accounts receivable may increase and there may be deterioration in the credit quality of dealers and the estimated residual value of our equipment. This could further negatively impact the ability of dealers to obtain the resources they need to make purchases of our equipment. Reduced credit availability will diminish dealers’ ability to invest in their businesses, refinance maturing debt obligations, and meet ongoing working capital needs. If dealers do not have sufficient access to credit, demand for our products will likely decline. Reduced access to credit and the capital markets will also negatively affect our ability to invest in strategic growth initiatives such as acquisitions.

If our rubber-tracked CTLs do not continue to receive market acceptance, our operating results will be harmed.

Our success is dependent upon continued market acceptance of rubber-tracked CTLs in the markets in which our products compete. Most tracked vehicles that compete with our Posi-Track products utilize a different steel embed design. There can be no assurance that our products will gain sufficient market acceptance to enable us to sustain profitable operations.

Our business is sensitive to government spending.

Many dealers and end-users depend substantially on government spending, including highway construction and maintenance and other infrastructure projects by U.S. federal and state governments and governments in other nations. Any decrease or delay in government funding of highway construction and maintenance and other infrastructure projects could cause our revenues and profits to decrease.

Our net sales are attributed to a limited number of customers, including OEM customers and dealers, which may decrease or cease purchasing any time.

Our two largest customers accounted for 39% of net sales for the year ended December 31, 2016 and 32% of net sales for the nine months ended September 30, 2017. We generally do not have long-term supply agreements with dealers or our OEM customers. Even if a multi-year contract exists, dealers and OEM customers are not required to commit to minimum purchases and can cease purchasing at any time. If we were to lose either a significant customer or several smaller customers, our operating results and cash flows would be adversely impacted.

Our level of indebtedness reduces financial flexibility and could impede our ability to operate.

As of September 30, 2017, our total debt was $24.9 million, which includes a revolving term credit facility and term debt.

Our level of debt affects our operations in several important ways, including the following:

•	a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal and interest on our indebtedness;

•	our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions may be limited;

•	we may be unable to refinance our indebtedness on terms acceptable to us or at all;

•	our cash flow may be insufficient to meet our required principal and interest payments; and

•	we may be unable to obtain additional loans as a result of covenants and agreements with existing debt holders.

We may not be able to adequately protect our intellectual property and proprietary rights and our products could infringe on the intellectual property of others, which could harm our future success and competitive position.

Our future success and competitive position depend in part upon our ability to obtain and maintain certain proprietary technologies used in our principal products. We may not always be successful in preventing the unauthorized use of our existing intellectual property rights by our competitors. We may not be able to discover unauthorized use of our proprietary technologies in the future or be able to receive any payments therefor. If we are not successful in protecting our intellectual property, it may result in the loss of valuable technologies or require us to make payments to other companies for infringing on their intellectual property rights. We generally rely on patent, trade secret and copyright laws as well as confidentiality agreements with other parties to protect our technologies; however, some of our technologies may not be protected. Confidentiality agreements may be breached or terminated, and we may not have adequate remedies for any breach. A third party could copy or otherwise obtain and use our products or technology without authorization. Additionally, third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property rights. Litigation may be necessary for us to defend against claims of infringement or to protect our intellectual property rights and could result in substantial cost to us and diversion of our efforts. Further, we might not prevail in such litigation, which could harm our business and could result in us having to obtain a license to sell our products or pay substantial royalties. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We believe that we have patent protection relating to certain existing products, specifically with respect to our proprietary Posi-Track undercarriage and suspension. We may also apply for and receive patent protection for our products in the future. We may not accurately predict all of the countries where patent protection will ultimately be desirable and currently have only filed for protection in the United States. If we have failed to timely file a patent application in other countries, we may be precluded from doing so at a later date. Further, competitors may infringe on our patents and we may not have adequate resources to enforce our patents. We may also have any of the following occur:

•	any of our patents could be invalidated, circumvented or challenged;

•	any of our pending or future patent applications could fail to be issued within the scope of the claims sought by us, if at all, and patents issued from such applications may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage;

•	others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents; or

•	steps taken by us to protect our technologies may not prevent misappropriation of such technologies.

In addition, the key patent related to our Posi-Track undercarriage and suspension expires in 2023. Approximately 66.7% and 66.2% of our revenues for 2016 and 2015, respectively, and approximately 75.4% of our revenues for the nine months ended September 30, 2017, excluding parts sales, were related to this key patent. The technology underlying our proprietary Posi-Track products can be used by any third party, including competitors, once the applicable patent terms expire. This may subject us to increased competition and reduce or eliminate our opportunity to generate revenues from the Posi-Track system and we cannot at this time estimate the financial impact on our business of the expiration of this patent.

We also own or have rights to various trademark registrations and trademark registration applications in the United States that we use in connection with our business. Monitoring unauthorized use of our trademarks is difficult and expensive, and we may not be able to prevent misappropriation of our trademark rights in all jurisdictions, particularly in countries other than the United States.

Changes in our product mix could materially and adversely affect our business.

The margins on our revenues from some of our product and service offerings are higher than the margins on some of our other product and service offerings. In particular, the margins vary between sales of equipment as compared to sales of our replacement parts, between our smaller and larger machines, and between our CTL and SSL machines. A decrease in demand for our higher margin products and service offerings, such as our larger machines and parts, could have a negative impact on our profitability. Our margins can also fluctuate based upon competition, alternative products and services, operating costs and contractual factors. In addition, we may not be able to accurately estimate the margins of some of our new and developing products and new products and services may have lower margins than our current products and services.

Our inability to satisfy orders on a timely basis could have a material adverse effect on our business, results of operations and financial condition and the conversion of our backlog and open orders into revenue may occur at a slower rate than historical trends.

Our backlog as of September 30, 2017 was $9.2 million. This backlog is based upon the value of received orders. Certain of our equipment are produced after a price has been agreed to, an order has been received and a deposit has been paid by a dealer or OEM customer and generally require delivery within a specified period of time. If we are unsuccessful in recruiting skilled labor, experience delays in purchase component deliveries or experience changes in specifications on ordered equipment, the rate at which backlog or open orders are converted into revenue may be slower than we have historically experienced. If it takes longer than expected to realize revenue, our results of operations and financial condition may be materially and adversely affected. Additionally, any failure to deliver products on a timely basis could result in dealers or OEM customers cancelling their orders, requesting discounts or ceasing to do business with us altogether. The historical relationship of backlog to sales revenues actually realized by us, should not be considered indicative of future results.

Some dealers rely on financing with third parties to purchase our products, and the unavailability to them of financing on favorable terms could reduce our revenues.

Significant portions of our sales are financed by third-party finance companies on behalf of our dealers. The availability of financing by third parties is affected by general economic conditions, the creditworthiness of dealers and the estimated residual value of our equipment. Deterioration in the credit quality of dealers or the estimated residual value of our equipment could negatively impact the ability of dealers to obtain the resources they need to purchase our equipment and reduce demand for new equipment. There can be no assurance that third party finance companies will continue to extend credit to dealers in terms dealers find favorable or at all.

Some dealers have been unable to obtain the credit they need to buy our equipment. As a result, in the future some dealers may need to cancel existing orders. Given the lack of liquidity, dealers may be compelled to sell their equipment at less than fair value to raise cash, which could have a negative impact on residual values of our equipment. These economic conditions could have a material adverse effect on demand for our products and on our financial condition and operating results.

Increases in interest rates in the United States may negatively impact our sales and create other supply chain inefficiencies.

The Federal Reserve increased interest rates in December 2016, March 2017 and June 2017 from the historically low levels with which we have operated in the past few years, and has signaled that further rate hikes are likely. Interest rate changes affect dealers’ ability to finance machine purchases, can change the optimal time to keep machines in a fleet and can impact the ability of our suppliers to finance the production of parts and components necessary to manufacture and support our products. Interest rate changes also affect overall economic growth, which affects demand for residential and nonresidential structures which in turn affects sales of our products that serve these activities. Increases in interest rates could negatively impact our sales and create supply chain inefficiencies.

We may experience losses in excess of our recorded reserves for trade receivables.

As of December 31, 2016 and September 30, 2017, we had trade receivables of $13.6 million and $17.1 million, respectively. We evaluate the collectability of open accounts, finance receivables and note receivables based on a combination of factors and establish reserves based on our estimates of probable losses. In circumstances where we believe it is probable that a specific dealer or OEM customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to recover. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of dealers and OEM customers and past collections experience. Continued economic uncertainty could result in additional requirements for specific reserves, which could have a negative impact on our consolidated financial position.

We are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain materials and manufactured components, including rubber track components used in our products, from third-party suppliers. Some components may not be easily interchanged with components from alternative suppliers and have been designed into our products. Our key suppliers include Kubota, Perkins, Cummins and Deutz. Any delay in the ability of our suppliers to provide us with necessary materials and components may affect our capabilities at a number of our manufacturing locations, or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers including capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers’ allocations to other purchasers, weather emergencies or acts of war or terrorism. Any delay in receiving supplies could impair our ability to deliver products to dealers and OEM customers and, accordingly, could have a material adverse effect on business, results of operations and financial condition.

In addition, we purchase material and services from suppliers on extended terms based on our overall credit rating. Negative changes in our credit rating may impact suppliers’ willingness to extend terms and increase the cash requirements of the business.

Finally, some of our key supplier arrangements are currently contracted through Terex. If these suppliers are unwilling to enter into new supply arrangements with us, or are unwilling to allow Terex to assign these contracts to us, we would need to find alternative supply arrangements.

Price increases in materials could affect our profitability.

Our products contain a large amount of steel and other materials. In the past, market prices of some of our materials, including steel, increased significantly. If we experience future significant increases in material costs, including steel, we may not be able to reduce product cost in other areas or pass future material price increases on to dealers and our margins could be adversely affected.

The quality and performance of our equipment are, in part, dependent on the quality of our equipment’s component parts that we obtain from various suppliers, which makes us susceptible to performance issues that could materially and adversely affect our business, reputation and financial results.

Our construction equipment is sophisticated and complex, and the success of our equipment is dependent, in part, upon the quality and performance of key components, such as rubber track components, engines, fuel systems, hydraulic pumps and hoses, tires and wheels, breakers, and complex electrical components and associated software. There can be no assurance that these parts and components will not have performance issues from time to time, and the warranties provided by our suppliers may not always cover the potential performance issues. We may face disputes with our suppliers with respect to those performance issues and their warranty obligations, and dealers or OEM customers could claim damages as a result of such performance issues.

If any of the component parts we obtain from our suppliers are defective, we may incur liabilities for warranty claims. The supplier in any such case may not fully compensate us for any such liabilities. We may also be responsible for obtaining replacement parts and incur liability related thereto.

We depend on our information technology systems. If our information technology systems do not perform in a satisfactory manner or if the security of them is breached, it could be disruptive and adversely affect our operations and results of operations.

We depend on our information technology systems, some of which are managed by third parties and by Terex, to process, transmit and store electronic information (including sensitive data such as confidential business information and personally identifiable data relating to employees, dealers and other business partners), and to manage or support a variety of critical business processes and activities. If our information technology systems do not perform in a satisfactory manner, it could be disruptive and adversely affect our operations and results of operations, including our ability to report accurate and timely financial results.

Furthermore, our information technology systems may be damaged, disrupted or shut down due to attacks by computer hackers, computer viruses, employee error or malfeasance, power outages, hardware failures, telecommunication or utility failures, catastrophes or other unforeseen events, and in any such circumstances our system redundancy and other disaster recovery planning may be ineffective or inadequate. A failure of or breach in information technology security could expose us and our dealers, distributors and suppliers to risks of misuse of information or systems, the compromise of confidential information, manipulation and destruction of data, defective products, production downtimes and operations disruptions. In addition, such breaches in security could result in litigation, regulatory action and potential liability, as well as the costs and operational consequences of implementing further data protection measures, each of which could have a material adverse effect on our business or results of operations.

We may require additional funding, which may not be available on favorable terms or at all.

Our future capital requirements will depend on the amount of cash generated or required by our current operations and the successful implementation of our strategy for the future, as well as additional funds which may be needed to finance future acquisitions. Future cash needs are subject to substantial uncertainty.

We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations or to forego making future acquisitions. If we raise additional funds by issuing equity securities, existing stockholders may be diluted.

We may face limitations on our ability to integrate acquired businesses.

From time to time, we may engage in acquisitions involving risks, including the possible failure to successfully integrate and realize the expected benefits of these acquisitions. We anticipate making acquisitions in the future and our ability to realize the anticipated benefits of these transactions, including the expected combination benefits, will depend, largely on our ability to integrate acquired businesses.

The risks associated with future acquisitions may include:

•	the business culture of the acquired business may not match well with our culture;

•	technological and product synergies, economies of scale and cost reductions may not occur as expected;

•	we may acquire or assume unexpected liabilities;

•	faulty assumptions may be made regarding the integration process;

•	unforeseen difficulties may arise in integrating operations and systems;

•	we may fail to retain, motivate and integrate key management and other employees of the acquired business;

•	higher than expected finance costs may arise due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any jurisdiction in which the acquired business conducts its operations; and

•	we may experience problems in retaining dealers or OEM customers of the acquired business.

The successful integration of any newly acquired business would also require us to implement effective internal control processes in the acquired business. We cannot ensure newly acquired companies will operate profitably, the intended beneficial effect from these acquisitions will be realized or that we will not encounter difficulties in implementing effective internal control processes in these acquired businesses, particularly when the acquired business operates in foreign jurisdictions and/or was privately owned.

Our business depends on attracting and retaining qualified management personnel.

The unanticipated departure of any key member of our management team could have an adverse effect on our business. Given our relative size and the breadth of our operations, there are a limited number of qualified management personnel to assume the responsibilities of management level employees should there be management turnover. Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our results of operations and prospects. In addition, because of the specialized and technical nature of our business, our future performance depends on the continued service of, and our ability to attract and retain qualified management, and commercial and technical personnel. Competition for such personnel is intense, and we may be unable to continue to attract or retain such personnel to support our growth and operational initiatives and replace executives who retire or resign. Failure to retain our leadership team and attract and retain other important management and technical personnel could place a constraint on our growth and operational initiatives, which could have a material adverse effect on our revenues, results of operations and product development efforts and eventually result in a decrease in profitability.

We operate in a highly competitive industry and we are particularly subject to the risks of such competition.

We compete in a highly competitive industry and the competition that we encounter has an effect on our product prices, market share, revenues and profitability. Because certain competitors have substantially greater financial, production, research and development resources and substantially greater name recognition than us, we are particularly subject to the risks inherent in competing with them and may be put at a competitive disadvantage. To compete successfully, our products must excel in terms of quality, price, product line, ease of use, safety and comfort, and we must also provide excellent customer service. The greater financial resources of our competitors may put us at a competitive disadvantage. If competition in our industry intensifies or if our current competitors enhance their products or lower their prices for competing products, we may lose sales or be required to lower our prices. This may reduce revenue from our products and services, lower our gross margins or cause us to lose market share. We may not be able to differentiate our products from those of competitors, successfully develop or introduce less costly products, offer better performance than competitors or offer purchasers of our products payment and other commercial terms as favorable as those offered by competitors.

The success of our business depends on our ability to develop, produce and market quality products that meet the needs of dealers, OEM customers and end-users.

Our business relies on continued demand for our brands and products from our key markets in North America, Australia and New Zealand. To achieve our business goals, we must develop and sell products that appeal to our dealers and the end-users of our products. This is dependent on a number of factors, including our ability to maintain key relationships, our ability to produce products that meet the quality, performance and price expectations of our dealers and the end-users of our products, and our ability to develop effective sales, advertising and marketing programs. In addition, our continued success in selling products that appeal to dealers, our OEM customers and end-users is dependent on leading-edge innovation, with respect to both products and operations, and on the availability and effectiveness of legal protection for our innovation. Failure to continue to deliver high quality, innovative, competitive products to the marketplace, to supply products that meet applicable regulatory requirements, including engine exhaust emission requirements, or to predict market demands for, or gain market acceptance of, our products, could have a negative impact on our business, results of operations and financial condition.

We may be unable to effectively respond to technological change, which could have a material adverse effect on our results of operations and business.

The markets served by us are not historically characterized by rapidly changing technology. Nevertheless, our future success will depend in part upon our ability to enhance our current products and to develop and introduce new products. If we fail to anticipate or respond adequately to competitors’ product improvements and new production introductions that incorporate improved technology, future results of operations and financial condition will be negatively affected.

Our business is subject to the inventory management decisions and sourcing practices of our dealers.

We sell finished products primarily through an independent dealer network and are subject to risks relating to their inventory management decisions and operational and sourcing practices. Dealers carry inventories of finished products as part of ongoing operations and adjust those inventories based on their assessments of future needs. Such adjustments may impact our results positively or negatively. If the inventory levels of our dealers are higher than they desire, they may postpone product purchases from us, which could cause our sales to be lower than the end-user demand for our products and negatively impact our results. Similarly, our results could be negatively impacted through the loss of time-sensitive sales if our dealers do not maintain inventory levels sufficient to meet end-user demand or if dealers decide to discontinue carrying our products.

Costs associated with lawsuits or investigations or adverse rulings in enforcement or other legal proceedings may have an adverse effect on our results of operations.

We face an inherent business risk of exposure to various types of claims, lawsuits and government investigations. From time to time, we are involved in various intellectual property, product liability, product warranty and environmental claims and lawsuits and other legal proceedings that arise in and outside of the ordinary course of our business. The industries in which we operate are also periodically reviewed or investigated by regulators, which could lead to enforcement actions, fines and penalties or the assertion of private litigation claims. It is not possible to predict with certainty the outcome of claims, investigations and lawsuits, and we could in the future incur judgments, fines or penalties or enter into settlements of lawsuits and claims that could have an adverse effect on our business, results of operations and financial condition in any particular period.

The nature of our operations means that the risk of legal proceedings, regulatory investigations, enforcement actions and related fines and penalties, and private litigation claims will continue to exist and that additional legal proceedings and other contingencies, the outcome of which cannot be predicted with certainty, will arise from time to time. In addition, subsequent developments in legal proceedings may affect our assessment and estimates of loss contingencies recorded as a reserve and require us to make payments in excess of our reserves, which could have an adverse effect on our results of operations.

On May 11, 2017, the Company obtained insurance coverage for product liability exposures, certain exposures related to general, workers’ compensation and automobile liability, catastrophic losses as well as those risks required to be insured by law or contract. Any material liabilities not covered by insurance could have an adverse effect on our financial condition.

We may be unable to manufacture our products if any of our manufacturing facilities is damaged, destroyed or becomes otherwise inoperable.

We manufacture products at our manufacturing facility in Grand Rapids, Minnesota. If this manufacturing facility were to be damaged or destroyed or become otherwise inoperable, we may be unable to manufacture our products for sale until the facility is either repaired or replaced, either of which could take a considerable period of time. Although we maintain business interruption insurance, there can be no assurance that our insurance would adequately compensate us for the losses we would sustain in the event that our manufacturing facility was unavailable for any reason.

We may be adversely impacted by work stoppages and other labor matters, including an adverse outcome in a proceeding before the National Labor Relations Board.

As of September 30, 2017, we employed 153 people. Future issues with our employees or labor unions may not be resolved favorably or we may encounter future strikes, further unionization efforts or other types of conflicts with labor unions or our employees. Three of our employees are represented by the International Brotherhood of Boilermakers Local 647 under a collective bargaining agreement that expires on May 10, 2019. In addition, the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers brought a proceeding against us before the National Labor Relations Board in May 2014 regarding alleged unfair labor practices at our Grand Rapids, Minnesota facility. The union alleged, among other things, that we unlawfully violated the prohibition against interference, restraint and coercion of employees under Section 8(a)(1) of the National Labor Relations Act (“NLRA”) with respect to the employees’ right to engage in concerted activities and collective bargaining under the NLRA and that we unlawfully violated the prohibition in Section 8(a)(3) of the NLRA against retaliatory termination related to union activities. In June 2015, a federal administrative judge found that we violated Section 8(a)(1) in connection with speeches and statements made by management in connection with a union election and Section 8(a)(3) in connection with terminations that followed the same election. The administrative judge entered an order in favor of the union that requires, among other things, that we offer reinstatement to 13 terminated employees and make such employees whole for loss of earnings and benefits (including a gross up for adverse tax consequences for lump-sum back pay). Under this order, we are also required to bargain with the union as a representative of the assembly employees at our Grand Rapids, Minnesota facility and post informational notices at our facility. We have appealed the June 2015 decision, but we do not know whether we will be successful in our appeal and the outcome may result in additional unionization at our Grand Rapids, Minnesota facility.

We may not be able to satisfactorily renegotiate our existing collective bargaining agreement or a new collective bargaining agreement, and we could encounter strikes or work stoppages or other types of conflicts with labor unions as a result. We may also be subject to general country strikes or work stoppages unrelated to our business or our collective bargaining agreement. A work stoppage or other limitations on production at our facilities for any reason could have an adverse effect on our business, results of operations and financial condition. In addition, many dealers and suppliers have unionized work forces. Strikes or work stoppages experienced by dealers or suppliers could have an adverse effect on our business, results of operations and financial condition.

Compliance with environmental regulations could be costly and require us to make significant expenditures.

We generate hazardous and nonhazardous wastes in the normal course of our manufacturing operations. As a result, we are subject to a wide range of environmental laws and regulations. These laws and regulations govern actions that may have adverse environmental effects and require compliance with certain practices when handling and disposing of hazardous and nonhazardous wastes. Some environmental laws impose strict, retroactive and joint and several liability for the remediation of the release of hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault. Failure to comply with environmental laws could expose us to substantial fines or penalties and to civil and criminal liability. These liabilities, sanctions, damages and remediation efforts related to any non-compliance with such laws and regulations could have a material adverse effect on our business or results of operations.

In addition, increasing laws and regulations dealing with environmental aspects of the products we manufacture can result in significant expenditures in designing and manufacturing new forms of equipment that satisfy such new laws and regulations. In particular, climate change is receiving increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Increased regulation of emissions would likely increase our compliance expenditures, which would negatively affect our business, operations or financial results.

Our international sales expose us to additional risks and challenges associated with conducting business internationally.

The international expansion of our sales may expose us to risks inherent in conducting foreign sales. These risks include:

•	challenges associated with managing geographically diverse operations, which require an effective organizational structure and appropriate business processes, procedures and controls;

•	the increased cost of doing business with foreign dealers in foreign jurisdictions, including compliance with international and U.S. laws and regulations that apply to our international sales;

•	potentially adverse tax consequences;

•	complexities and difficulties in obtaining protection and enforcing our intellectual property;

•	compliance with additional regulations and government authorities in a highly regulated business; and

•	general economic and political conditions internationally.

The risks that we face with our international sales may continue to intensify as we further develop and expand our international sales.

Our financial performance is subject to risks associated with changes in the value of the U.S. dollar versus local currencies.

Our sales to dealers in international markets are denominated and reported in U.S. dollars. Therefore, weakening of foreign currencies relative to the U.S. dollar may cause dealers to increase the price in foreign currency sales to end-users in those markets, potentially reducing demand for our products to such dealers and end-users. We do not use derivative instruments, such as foreign currency forward and option contracts, to hedge certain exposures to fluctuations in foreign currency exchange rates and should we choose to enter into such derivative instruments in the future, they may not adequately protect against such exposures.

We may have unanticipated tax liabilities that could adversely impact our results of operations and financial condition.

We are subject to various types of taxes in the U.S., as well as foreign jurisdictions into which we supply our products. The determination of our provision for income taxes and other tax accruals involves various judgments, and therefore the ultimate tax determination is subject to uncertainty. Also, changes in tax laws, regulations, or rules may adversely affect our future reported financial results, may impact the way in which we conduct our business, or may increase the risk of audit by the Internal Revenue Service or other tax authority. In addition, in our normal course of business, we are subject to Internal Revenue Service audits or other audits by state, local and foreign tax authorities. The final determinations of any tax audits in the U.S. or abroad could be materially different from our historical income tax provisions and accruals. If any taxing authority disagrees with the positions taken by us on our tax returns, we could incur additional tax liabilities, including interest and penalties.

Changes in accounting standards or inaccurate estimates or assumptions in applying accounting policies could adversely affect us.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported value of our assets or liabilities and results of operations and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. If those assumptions, estimates or judgments were incorrectly made, we could be required to correct and restate prior-period financial statements.

We have significant intangible assets and goodwill, and future impairment could have a material impact on our financial results.

At September 30, 2017, our intangible assets and goodwill were approximately $23.9 million and $30.6 million, respectively, which combined represented approximately 48.2% of our total assets. In accordance with generally accepted accounting principles, we test goodwill for impairment at least annually and review our amortizable intangible assets for impairment when events or changes indicate the carrying value may not be recoverable. Goodwill would also be tested for impairment when factors might indicate that the carrying value may not be recoverable. Events that may adversely impact the value of our assets and require impairment charges may include, but are not limited to, declines in sales and operating profit that do not meet our current and forecasted operating budget, strategic decisions made in response to changes in economic and competitive conditions, the impact of the economic environment on dealers and end-users, a material adverse change in our relationship with significant dealers or OEM customers or other business partners, or a sustained decline in our stock price. Because of the significance of our intangible assets and goodwill, any future impairment of these assets could have a material adverse impact on our financial results.

Risks Related to Our Relationship with Manitex and Terex

Our principal stockholders currently own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval while that ownership continues.

As of October 31, 2017, Manitex and Terex together beneficially own approximately 55.4% of our outstanding voting stock and have the ability to exert significant influence over us through this ownership position. Although this prospectus registers all of the shares of common stock held by them, Manitex and Terex may not sell all or any portion of the shares of common stock offered hereby. Manitex and/or Terex, if they retain a significant portion of their shares of common stock, will retain the ability to exert significant influence over all matters requiring stockholder approval, including with respect to elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of Manitex and Terex may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders.

If a substantial number of shares of our common stock are sold in a short period of time, the market price of our common stock could decline.

As of October 31, 2017, we have 9,800,000 shares of common stock outstanding. Manitex and a wholly-owned subsidiary of Terex collectively hold 5,430,000 shares of our common stock. Pursuant to a registration rights agreement, we have granted registration rights to Manitex and the subsidiary of Terex with respect to their shares of common stock. This prospectus registers the resale of all 2,080,000 shares of our common stock held by Manitex, which represents approximately 21.2% of our outstanding common stock, and all 3,350,000 shares of our common stock held by the subsidiary of Terex, which represents approximately 34.2% of our outstanding common stock.

If Manitex or the subsidiary of Terex sell substantial amounts of our common stock in the public market in this offering, or if our other stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly as the perception in the public market that our existing stockholders are selling shares of common stock could depress our market price. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

The sale of stock by Manitex or the subsidiary of Terex in or after this offering may result in an event of default under our Credit Agreement, which could result in a material adverse effect on our results of operations and financial condition.

If Manitex and A.S.V. Holding, LLC collectively cease to hold more than 51% of our common stock and we are unable to restructure our Credit Agreement, such event would constitute a change of control under the Credit Agreement and would put us in default under the Credit Agreement. The event of default and the actions taken by our lenders in connection therewith could result in a material adverse effect on our results of operations and financial condition.

We must incur increased costs as a result of operating as a public company, and our management must devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a privately held joint venture between Manitex and Terex. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel must devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have substantially increased our legal and financial compliance costs and made some activities more time-consuming and costly. The increased costs have negatively impacted our results of operations, and we expect they will continue to do so. For example, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors (“Board”), committees or as executive officers.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq rules are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Maintaining appropriate standards of corporate governance and public disclosure will result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, if we fail to comply with new or changed laws, regulations and standards, regulatory authorities may initiate legal proceedings against us which could have a material adverse effect on our reputation, business and financial condition.

We have no significant recent operating history as an independent company upon which you can evaluate our performance and, accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

Following the acquisition of A.S.V., Inc. by Terex in 2008, we operated as part of Terex, and following the establishment of the Joint Venture, we operated as a majority-owned subsidiary of Manitex. Accordingly, except for the period since May 2017, we have no recent experience operating as an independent company and performing various corporate functions which were previously undertaken on a centralized basis by Terex and/or Manitex, including human resources, tax administration, legal, investor relations, internal audit, insurance and information technology. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies such as ours in highly competitive markets.

Further, our historical financial statements and unaudited pro forma consolidated financial information included elsewhere in this prospectus have been created using our historical results of operations and bases of assets and liabilities as a joint venture between Manitex and Terex. In connection with the preparation of the financial statements and pro forma financial information, we made estimates, assumptions and allocations based on current facts and historical experience. The historical and pro forma financial information included in this prospectus may not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or that we will achieve in the future, including due to the following factors:

•	our historical combined financial statements may not reflect the expenses for support functions such as human resources, tax administration, legal, investor relations, internal audit, insurance and information technology, that we would have actually incurred, or will incur in the future, as a stand-alone company;

•	increases will occur in our cost structure as a result of being a stand-alone public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002; and

•	our effective income tax rate as reflected in our pro forma financial information may not correspond to our future effective income tax rate.

Our failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 as a stand-alone company could have a material adverse effect on our business and share price.

Prior to the acquisition of A.S.V., Inc. in 2008, we were required to maintain internal control over financial reporting in a manner that met the standards of publicly traded companies as required by Section 404(a) of the Sarbanes-Oxley Act of 2002. However, since that time, we have not had to independently comply with Section 404(a) of the Sarbanes-Oxley Act of 2002. Since the completion of our initial public offering, we are required to meet these standards in the course of preparing our financial statements, and our management will be required to report on the effectiveness of our internal control over financial reporting. Additionally, once we are no longer an emerging growth company or a smaller reporting company, our independent registered public accounting firm will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 to attest to the effectiveness of our internal control over financial reporting on an annual basis. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are currently in the process of reviewing, documenting and testing our internal control over financial reporting, and although we expect to be in compliance with the requirements of Section 404(a), we may be unable to meet such requirements. We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation to be provided by our independent registered public accounting firm after we cease to be an emerging growth company or a smaller reporting company. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls after we cease to be an emerging growth company or a smaller reporting company, investors could lose confidence in our financial information and the price of our ordinary shares could decline.

Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect our business and share price.

Our disclosure controls and procedures and internal control over financial reporting may not prevent or detect all errors or acts of fraud and we may be unable to accurately and timely report our financial results or file our periodic reports in a timely manner.

As a public company, we are subject to the periodic reporting requirements of the Exchange Act, including the requirement to maintain disclosure controls and procedures. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

The agreements we have entered into with Terex and Manitex in connection with the separation from Terex and Manitex were not negotiated on an arm’s length basis and accordingly may include terms and provisions that are less favorable than terms and provisions we could obtain in arm’s length negotiations with unaffiliated third parties.

In connection with the LLC Conversion and our separation from Terex and Manitex, we have entered into a series of agreements with Terex and Manitex that provide a framework for our ongoing relationship with Terex and Manitex, including a separation agreement, an employee matters agreement and an agreement regarding the winddown and termination of the Distribution and Cross Marketing Agreement and Services Agreement (the “Winddown Agreement”). See “Certain Relationships and Related Party Transactions—Material Agreements between Manitex, Terex and Us after the Initial Public Offering.” The terms of these agreements, including the prices to be paid for services that will be provided by Terex and Manitex to us, were not determined by arm’s length negotiations. No independent third party has determined that the pricing terms under the agreements with Terex and Manitex are equivalent to fair market value. Accordingly, the terms and provisions of any of these agreements may not be as favorable to us as those that we could have obtained in arm’s length negotiations with unaffiliated third parties which were not controlling stockholders of the Company.

Terex and Manitex provide a number of services to us pursuant to the Winddown Agreement and an employee matters agreement. When such agreements terminate, we will be required to replace the services, and the economic terms of the new arrangements may be less favorable to us.

Under the terms of the Winddown Agreement that we have entered into with Terex and Manitex and the employee matters agreement that we have entered into with Manitex in connection with our initial public offering, Terex and Manitex continue to provide us services related to information technology and IT support, dealer service support related to parts cost and dealer pricing and financing, and after-market parts distribution, and participation of employees in benefit plans, in each case for an initial term expected to end within one year of the closing of the initial public offering. For a summary of the material terms of the Winddown Agreement and the employee matters agreement, see “Certain Relationships and Related Party Transactions—Material Agreements between Manitex, Terex and Us after the Initial Public Offering.” When the Winddown Agreement and the employee matters agreement terminate, we will be required to either enter into a new agreement with Terex or Manitex or another services provider or assume the responsibility for these functions ourselves. The economic terms of the new arrangements may not be similar to those under our current arrangements with Terex and Manitex. If we are unable to renew or replace such arrangements on a comparable basis, our business, financial condition and results of operations may be materially and adversely affected.

Risks Related to this Offering and Ownership of our Common Stock

An active, liquid and orderly trading market for our common stock may not develop or be sustained and, as a result, it may be difficult for you to sell your shares of our common stock.

Before our initial public offering in May 2017, no market for shares of our common stock existed and an active trading market for our shares may never develop or, if developed, may not be sustained. The market value of our common stock may decrease significantly from the initial public offering price or from the current market price. The lack of an active market may impair your ability to sell your shares or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Furthermore, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of common stock as consideration.

The market price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be highly volatile and subject to wide fluctuations in response to various factors, some of which neither we nor the selling stockholders can control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the success of competitive products or technologies;

•	regulatory actions with respect to our products or our competitors’ products;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcement or expectation of additional financing efforts;

•	sales of our common stock by us, our officers, directors, or their affiliated funds or our other stockholders;

•	rumors or new announcements by third parties, including competitors; and

•	general economic, industry and market conditions.

In addition, the stock market in general, and The Nasdaq Capital Market specifically, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and material adverse impact on the market price of our common stock.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock relies in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts. The price of our common stock could decline if one or more equity analysts downgrade our common stock or if analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile, and in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could have a material adverse effect on our business and financial condition.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and will be able to avail ourselves of reduced disclosure requirements, which could make our common stock less attractive to investors and adversely affect the market price of our common stock

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements including:

•	the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	the “say on pay” provisions (requiring a non-binding stockholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding stockholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of our executives;

•	the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that the Public Company Accounting Oversight Board may adopt requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of our initial public offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the Securities and Exchange Commission, or the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies, which may mean that our financial statements may not be comparable to companies that comply with all public company accounting standards.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

We have never paid dividends on our capital stock and we do not anticipate paying any dividends in the foreseeable future. Consequently, any profits from an investment in our common stock will depend on whether the price of our common stock increases.

We have not paid dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would benefit our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us or remove our current management, even if doing so would benefit our stockholders. These provisions include:

•	creating a classified board of directors whose members serve staggered three-year terms;

•	authorizing the issuance of “blank check” preferred stock, the terms of which we may establish and shares of which we may issue without stockholder approval;

•	prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	requiring a supermajority vote to remove directors or to amend certain provisions of our certificate of incorporation; and

•	establishing advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under the DGCL, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, our Board has approved the transaction.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change of control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

AND INDUSTRY DATA

This prospectus contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this prospectus or incorporated documents include, without limitation: (1) projections of revenue, earnings, capital structure and other financial items, (2) statements of our plans and objectives, (3) statements regarding the capabilities and capacities of our business operations, (4) statements concerning our operations as a company separate from Terex and Manitex, (5) statements of expected future economic conditions and the effect on us and on dealers or OEM customers, (6) expected benefits of our cost reduction measures, and (7) assumptions underlying statements regarding us or our business. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described below and in the section entitled “Risk Factors”:

•	our ability to sustain profitability in accordance with our historical growth;

•	substantial deterioration in economic conditions, especially in our end-use markets in the United States, Australia and New Zealand;

•	market acceptance of our rubber-tracked CTLs;

•	material decreases or delays in government spending;

•	a substantial portion of our net sales are attributed to a limited number of dealers and OEM customers, which may decrease or cease purchasing any time;

•	our level of indebtedness and the resulting restrictions on our operations and financial flexibility;

•	our ability to protect our intellectual property and proprietary rights, including protection for our key patent for our Posi-Track undercarriage and suspension, which expire in 2023;

•	changes in our product mix;

•	inability to satisfy orders and conversion of our backlog and open orders into revenue;

•	availability of third-party financing for dealers and the credit-worthiness of dealers;

•	increases in interest rates;

•	the collectability of and adequacy of our reserves for our trade receivables;

•	delays or shortages from our key suppliers or the increase in the cost of materials;

•	the quality of component parts we receive from third-party suppliers and our ability to develop and produce quality products that meet the needs of dealers, OEM customers and end-users;

•	disruptions, shut downs or damage to our information technology systems due to attacks by computer hackers, computer viruses, employee error or malfeasance, power outages or other catastrophes or unforeseen events;

•	our ability to obtain additional funding for our future operations;

•	our ability to integrate future acquired businesses;

•	retention of qualified management personnel;

•	competition from our key competitors, some of which have greater financial, production, research and development resources and substantially greater name recognition than us;

•	our ability to effectively respond to technological changes and introduce new products;

•	the inventory management decisions and sourcing practices of our dealers;

•	legal proceedings and legal compliance risks;

•	damage to, or other interruptions, including work stoppages and labor disputes, at our manufacturing facilities;

•	the cost of compliance with applicable laws and regulations, including environmental laws and laws applicable to our international sales, such as anti-corruption laws;

•	the risks associated with our international sales and the strength of the U.S. dollar against local currencies;

•	unanticipated tax liabilities;

•	changes in accounting standards or assumptions in applying accounting policies;

•	future impairment to our intangible assets and goodwill;

•	the risks associated with our relationship with Manitex and Terex, including the ability of Manitex and Terex to exert significant influence over us and the ability of Manitex and Terex (through its wholly-owned subsidiary) to sell our common stock pursuant to a registration rights agreement;

•	the risks associated with our separation from Manitex and Terex, including the increased costs of operations as a public company, our limited history operating as an independent company, our ability to maintain effective internal control over financial reporting as a stand-alone company, the possibility of an event of default occurring under the Credit Agreement if Manitex and the subsidiary of Terex cease to own more than 51% of our common stock, and our ability to negotiate reasonable agreements for transition services with Manitex and Terex and to successfully replace those agreements after they expire;

•	the development of an active, liquid and orderly trading market in our common stock and the volatility of our stock price;

•	the risk of a decline in our stock price due to unfavorable commentary or downgrades from analysts or our ineffective use of proceeds raised by us in our initial public offering;

•	the risk of securities litigation;

•	our qualification as an “emerging growth company”, which could make our common stock less attractive to investors;

•	your profit from an investment in our common stock being limited to an increase in the market price of our shares due to the likelihood that we will not pay dividends;

•	the future sale of our equity securities and dilution in your investment; and

•	anti-takeover provisions under Delaware law and our charter documents that may discourage an acquisition or replacement of current management even when it would be beneficial to our stockholders.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this prospectus, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering. The selling stockholders will receive all of the net proceeds from any such sale. The selling stockholders will pay any underwriting discounts or commissions or equivalent expenses applicable to the sale of their shares. The selling stockholders have agreed to pay the other expenses of this offering in proportion to the number of shares of common stock beneficially owned by each of them and registered hereby.

MARKET FOR OUR COMMON STOCK

The Company’s common stock is listed on the Nasdaq Capital Market trading under the symbol “ASV”. The following table sets forth the high and low sales prices of the common stock for the fiscal periods indicated, as reported on the Nasdaq Capital Market beginning on May 12, 2017, the first day of trading for our common stock, through December 15, 2017.

Price Range of Common Stock

2017	High	Low
Second Quarter (from May 12, 2017)	$8.35	$7.25
Third Quarter	$9.27	$7.23
Fourth Quarter (through December 15, 2017)	$8.812	$7.691

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business and do not intend to declare or pay any cash dividends in the foreseeable future. As a result, you will likely need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. Payment of cash dividends, if any, in the future will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following tables present, as of the dates and for the periods indicated, our selected historical and pro forma financial data. The statement of operations data for the years ended December 31, 2016 and December 31, 2015 and the balance sheet data as of December 31, 2016 and December 31, 2015 are derived from our audited financial statements that are included elsewhere in this prospectus. The statement of operations data for the nine months ended September 30, 2017 and September 30, 2016 and the balance sheet data as of September 30, 2017 are derived from our unaudited financial statements appearing elsewhere in this prospectus. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period.

The pro forma balance sheet as of December 31, 2016 and the pro forma statements of operations for the year ended December 31, 2016 and the nine months ended September 30, 2016 are adjusted to give effect to the LLC Conversion and our separation from Manitex and Terex as if these had occurred on January 1, 2016.

You should read this information together with our financial statements and the related notes and our unaudited pro forma financial information and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

		December 31,
(dollars in thousands)	September 30, 2017	2016	Pro Forma Adjustments		Pro Forma As Adjusted 2016	2015
ASSETS:
Net property, plant and equipment	$14,252	$15,402	—		$15,402	$17,157
Current assets	42,952	47,556	—		47,556	44,308
Other assets	55,757	56,774	535	(1)	57,309	59,169

Total Assets	$112,961	$119,732	535		$120,267	$120,634

LIABILITIES
Current Liabilities	$22,495	$23,654	(491	)(2)	$23,163	$21,885
Noncurrent liabilities	23,937	42,643	555	(3)	43,198	49,141

Total Liabilities	46,432	66,297	64		66,361	71,026

STOCKHOLDERS EQUITY	66,529	53,435	250	(4)	53,906	49,608
			221	(5)

Total Liabilities and Stockholders’ Equity	$112,961	$119,732	535		$120,267	$120,634

	Nine Months Ended September 30,					Years Ended December 31,
(dollars in thousands)	2017	2016	Pro Forma Adjustments		Pro Forma As Adjusted 2016	2016	Pro Forma Adjustments		Pro Forma As Adjusted 2016	2015
Revenues	$92,885	$78,752	$—		$78,752	$103,803	—		$103,803	$116,935
Operating Expenses	88,290	73,969	281	(9)	74,292	97,793	(491	)(6)	98,107	111,439
			(604	)(10)			805	(7)

Operating Income	4,595	4,783	(323)		4,460	6,010	(314)		5,696	5,496
Total other income (expense)	(2,462)	(3,834)	—		(3,834)	(7,183)	—		(7,183)	(5,397)

Income (loss) before income taxes	2,133	949	(323)		626	(1,173)	(314)		(1,487)	99
Income tax (expense) benefit	372	—	(225	)(11)	(225)	—	535	(8)	535	—

Net (loss) income	$2,505	$949	$(548)		$401	$(1,173)	221		$(952)	$99

(1)	Reflects an increase of $535,000 in non-current assets from the estimated income tax benefit for the period at an estimated tax rate of 36%. The estimated tax rate assumes payment of Federal and state income tax together with deductions associated with domestic manufacturing and research and development credits.
(2)	Reflects a decrease of $491,000 in current liabilities from the elimination of the expense paid to Terex related to selling of machines and marketing expenses as defined under the Distribution and Cross Marketing agreement, calculated using the actual costs paid in 2016 for these services until responsibility for these services transferred to us in October 2016. Costs for other services under the Distribution and Cross Marketing Agreement were not included in the pro forma adjustment as such services remained intact after our separation from Manitex and Terex.
(3)	Reflects the additional borrowings of $555,000 under the revolving credit facility relating to the compensation (excluding incentive compensation) of our Chief Executive Officer, previously paid by Manitex that are now paid by us.
(4)	Reflects an increase of $250,000 in stockholders equity due to the stock compensation in the form of equity awards previously granted to our employees by Manitex and in equity awards granted to our named executive officers after the completion of the initial public offering.
(5)	Reflects a reduction of our accumulated deficit by $221,000.
(6)	Reflects the elimination of $491,000 in expenses paid to Terex related to selling of machines and marketing expenses as defined under the Distribution and Cross Marketing Agreement, calculated using the actual costs paid in 2016 for these services until responsibility for these services transferred to us in October 2016. Costs for other services under the Distribution and Cross Marketing Agreement were not included in the pro forma adjustment as such services remained intact after our separation from Manitex and Terex.
(7)	Reflects $805,000 in additional expenses, consisting of $555,000 in additional expense relating to the compensation of our Chief Executive Officer (excluding incentive compensation) previously paid by Manitex that are now paid by us, as well as the stock compensation expense of $250,000 in the form of equity awards previously granted to our employees by Manitex and equity awards granted to our named executive officers after the completion of the initial public offering.
(8)	Reflects the estimated income tax benefit of $535,000 for the period at an estimated tax rate of 36%. The estimated tax rate assumes payment of Federal and state income tax together with deductions associated with domestic manufacturing and research and development credits.
(9)	Reflects the elimination of $281,000 in expenses paid to Terex related to selling of machines and marketing expenses as defined under the Distribution and Cross Marketing Agreement, calculated using the actual costs paid in 2016 for these services until responsibility for these services transferred to us in October 2016. Costs for other services under the Distribution and Cross Marketing Agreement were not included in the pro forma adjustment as such services remained intact after our separation from Manitex and Terex.
(10)	Reflects $604,000 in additional expenses, consisting of $416,500 in additional expense relating to the compensation of our Chief Executive Officer (excluding incentive compensation) previously paid by Manitex that are now paid by us, as well as the stock compensation expense of $187,500 in the form of equity awards previously granted to our employees by Manitex and equity awards granted to our named executive officers after the completion of the initial public offering.
(11)	Reflects the estimated income tax expense of $225,000 for the period at an estimated tax rate of 36%. The estimated tax rate assumes payment of Federal and state income tax together with deductions associated with domestic manufacturing and research and development credits.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and the notes to those statements included in this prospectus. This discussion and analysis may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under the heading “Risk Factors,” and elsewhere in this prospectus.

Cautionary Statement Regarding Non-GAAP Measures

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contains references to “EBITDA” and “Adjusted EBITDA”. EBITDA is defined for the purposes of this prospectus as net income or loss before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our products. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors and other interested parties as a measure of financial performance. Adjusted EBITDA is also presented because management believes that it provides a measure of our recurring core business.

However, EBITDA and Adjusted EBITDA are not recognized earnings measures under generally accepted accounting principles of the United States (“U.S. GAAP”) and do not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similar measures presented by other issuers. Investors are cautioned that EBITDA and Adjusted EBITDA should not be construed as alternatives to net income or loss or other income statement data (which are determined in accordance with U.S. GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management’s method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Overview

We design and manufacture a broad range of high quality compact track loader (“CTL”) and skid steer loader (“SSL”) equipment, marketed through a distribution network in North America, Australia and New Zealand under the ASV and Terex brands. We also serve as a private label original equipment manufacturer for several manufacturers, which accounted for 34% of our sales in 2015, 25% of our sales in 2016 and 21% of our sales through the third quarter of 2017. Our products are used principally in the construction, agricultural and forestry industries. As a full service manufacturer, we provide pre- and post-sale dealer support, after-sale technical support and replacement parts supplied from our dedicated logistics center. We also supply a limited version of our assembled undercarriage sets that exclude the suspension to Caterpillar for three versions of Caterpillar’s multi-terrain CTL machines marketed under the CAT brand under a supply contract with Caterpillar.

Background:

A.S.V., Inc. was founded in 1983 and launched its first CTL machine in 1990. It launched as a publicly-traded company on Nasdaq in 1994 and operated as a public company until it was acquired by Terex on March 3, 2008. In December 2014, Manitex purchased 51% of ASV from Terex pursuant to the Joint Venture. The terms of the Joint Venture and objectives of ASV management included the following:

•	We agreed to operate as a private label original equipment manufacturer of ASV products under the Terex brand name, and Terex agreed to market the ASV products through the Terex distribution network.

•	We were permitted to re-launch the ASV brand and establish an independent ASV North American dealer network managed directly by dedicated ASV regional account sales managers. Our independent dealers would be located in areas where Terex had no presence and would therefore be complementary to the Terex network. Terex would provide marketing and product line management resources to support the ASV brand.

•	We agreed to directly manage our master distributor and overseas dealers in Australia and New Zealand, and national accounts such as Caterpillar.

•	Terex agreed to support ASV’s efforts to penetrate large rental equipment dealers by utilizing the wider Terex group dealer relationships.

•	We would continue to convert our ASV products to the Environmental Protection Agency’s (“EPA”) Tier 4 Final emissions standard, which are a set of emissions requirements established by the EPA to reduce emissions of particulate matter, oxides of nitrogen and air toxics from certain types of engines.

Since the inception of the Joint Venture in December 2014, we have achieved the following:

•	Beginning in the second quarter of 2015, we re-launched the ASV brand with a new logo and newly designed product range of four CTLs and four SSL machines. As of September 30, 2017, we are marketing 12 CTL and SSL products under the ASV brand.

•	We have established our own sales organization, with a National Sales Manager for North America, seven ASV sales account managers and 124 North American ASV dealers and rental accounts with 189 locations in 41 U.S. states and five Canadian provinces as of September 30, 2017.

•	We have grown the ASV distribution network while seeing a decline in activity from dealers in the Terex network. During 2016, 71% of our machine sales were made through our distribution network while 29% of our machine sales were made through Terex dealers. For the three and nine months ended September 30, 2017, machine sales sold through our distribution network were 98% and 96%, respectively.

•	During 2016 we initiated a focused cost reduction and margin improvement initiative targeted to improve our breakeven point and reduce costs. This initiative is supported by an operational strategy deployed throughout ASV. We established a target for 2016 of year-over-year savings of $2.5 million and achieved $2.2 million in actual savings for 2016, or 88% of that target, primarily through a combination of general business cost reduction activities and product cost reductions from purchasing savings and design improvements.

On May 11, 2017, in connection with our initial public offering, we converted from a Minnesota limited liability company into a Delaware corporation and changed our name from A.S.V., LLC to ASV Holdings, Inc., which we refer to herein as the “LLC Conversion”. In conjunction with the LLC Conversion,

•	all of our outstanding units converted into shares of our common stock, based on the relative ownership interests of our pre-IPO equity holders as set forth in the A.S.V., LLC limited liability company agreement;

•	we adopted and filed a certificate of incorporation and certificate of conversion with the Secretary of State of the State of Delaware; and

•	we adopted and filed a plan of conversion and articles of conversion with the Secretary of State of the State of Minnesota. For more information on the LLC Conversion, see the discussion under “Certain Relationships and Related Party Transactions—LLC Conversion”.

The graph below shows the number of machines sold through the Terex managed distribution network and the ASV managed distribution network in 2015 and 2016, and demonstrates the year over year increase in sales through the ASV managed distribution network as we have incrementally added dealer locations and our own sales organization.

For the nine months ended September 30, 2017, sales through the Terex managed distribution network represented 3.9% of machines sold, compared to 37.8% for the nine months ended September 30, 2016.

Our financial results in 2015 and 2016 include expenses paid to Terex under a Distribution and Cross Marketing Agreement (the “Terex Cross Marketing Agreement”) and a Services Agreement (the “Terex Services Agreement”). We expensed approximately $1.6 million and $2.0 million for the years ended December 31, 2016 and December 31, 2015, respectively under the Terex Cross Marketing Agreement. Terex no longer markets our ASV machines under the Terex Cross Marketing Agreement and we are responsible for marketing all ASV machines to all distribution channels, but Terex continues to market ASV parts. Following the LLC Conversion, Terex has continued to market ASV parts and we are permitted to produce and sell Terex-branded ASV products to existing Terex dealers and continue to use applicable Terex trademarks, in each case pursuant to the Terex Cross Marketing Agreement and the Winddown Agreement. We expensed approximately $1.4 million and $1.5 million for services provided for the years ended December 31, 2016 and 2015, respectively under the Terex Services Agreement. We and Terex believe these expenses were made on a consistent basis and are reasonable; however, these expenses may not reflect the expenses we would have incurred as an independent, publicly traded company for the periods presented. Pursuant to the Winddown Agreement, Terex has continued to perform services under the Terex Services Agreement during a transitional period, including parts sales, shipment and purchases and parts planning, customer parts phone support, and administrative services, including IT support and accounting input information for parts cost and pricing, after which we will perform the functions under the Terex Services Agreement by using a combination of internal resources and purchased services. For more information on the services provided under the Terex Cross Marketing Agreement and the Terex Services Agreement and our agreements with Terex, see “Certain Relationships and Related Party Transactions”.

Business Outlook

A number of economic indicators that we believe are relevant to our industry and products have been trending favorably in the first nine months of 2017 and are forecasted to continue in a positive direction. A primary driver of demand for our CTL and SSL products is the United States housing market, where the level of new housing starts continues to be below pre-2007 levels. Since 2009, according to the U.S. Census Bureau, new housing starts have incrementally increased to a seasonally adjusted annual rate of 1.2 million units in August 2017 from approximately 0.5 million in October 2009. This August 2017 rate is 1.4% above the August 2016 rate.

Construction spending in the United States is also experiencing growth. The U.S. Census Bureau reported on October 2, 2017 that total construction spending during August 2017 was estimated at a seasonally adjusted annual rate of $1.2 trillion, 2.5% above the August 2016 estimate.

The economies of the markets to which we sell our products have for the past few years operated with interest rates at historically low levels. Interest rate changes affect overall economic growth, which affects demand for residential and nonresidential structures which in turn affects sales of our products that serve these activities. Interest rate changes also affect the ability of dealers to finance machine purchases, can change the optimal time to keep machines in a fleet and can impact the ability of our suppliers to finance the production of parts and components necessary to manufacture and support our products. In the United States, during 2016 and 2017, the Federal Reserve began increasing interest rates from their historically low levels. Increases in interest rates could negatively impact our sales and create supply chain inefficiencies.

Factors Affecting Revenues and Gross Profit

We derive most of our revenue from purchase orders from dealers and distributors. The demand for our products depends upon the general economic conditions of the markets in which we compete, residential housing starts, general construction activity and upon dealer and end-user replacement or repair cycles. Adverse economic conditions may cause dealers or end-users to forego or postpone new purchases in favor of repairing existing machinery. In addition to the United States, we sell to dealers in Canada, Australia and New Zealand. All of our sales are denominated in U.S. dollars. The strengthening of the U.S. dollar against these other currencies may have a negative impact on sales volume and sales prices to dealers outside of the United States.

Factors that affect gross profit include product mix, production levels and cost of raw materials. Margins tend to increase when sales are skewed towards larger, tracked machines and replacement parts. As a consequence, gross profit margins can vary from period to period. Replacement parts generally command higher margins than product sales.

Results of Operations

Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

For the three months ended September 30, 2017, the Company had net income of $0.5 million compared to a net income of $0.4 million for the three months ended September 30, 2016.

For the three months ended September 30, 2017, net income of $0.5 million consisted of revenue of $30.6 million, cost of sales of $25.8 million, research and development costs of $0.5 million, selling, general and administrative (“SG&A”) expenses of $2.9 million, interest expense of $0.7 million, and an income tax expense of $0.3 million.

For the three months ended September 30, 2016, the net income of $0.4 million consisted of revenue of $23.0 million, cost of sales of $19.3 million, research and development costs of $0.5 million, SG&A expenses of $1.5 million, and interest expense of $1.3 million.

Net Sales: For the three months ended September 30, 2017, net sales were $30.6 million, an increase of approximately $7.6 million or 33.0% from net sales of $23.0 million for the same period in 2016. The increase in net sales is attributable to increased machine sales of $7.4 million and an increase in aftermarket parts and other sales of $1.1 million, offset by a decrease in sales of undercarriages to Caterpillar of $0.9 million. Sales of machines through Terex distribution channels were 1.8% of total revenues from sales of machines during the three months ended September 30, 2017, compared to 16.6% during the three months ended September 30, 2016. Growth in revenues from sales of machines through the ASV North American distribution channels was 89% compared to the three months ended September 30, 2016. This change in distribution mix was in line with expectations and we expect it to continue.

Increased machine volume and an improved machine mix of larger higher revenue models in the three months ended September 30, 2017, resulted in an increase in machine revenues of 60% or $7.4 million from the same period in 2016. This was due to increased sales of ASV branded machines, reduced volume of Terex branded equipment, down 14.8% to 1.8% of total machines period over period, and lower sales of OEM machines. Although there were limited price increases on select models sold outside of North America, there was no material impact due to price increases for the three months ended September 30, 2017.

Sales of ASV brand machines increased 89% period over period, more than offsetting the total decline in sales of Terex branded product. For the three months ended September 30, 2017, sales of machines through ASV-managed distribution network increased to 98.2% of machine sales, compared to 83.4% in the prior year. Our continued focus is on increasing the independent ASV dealer network. Twenty-One North America dealer and independent rental locations were added in the third quarter of 2017.

Parts and other sales for the three months ended September 30, 2017 increased $0.2 million compared to the same period in 2016. This comprised an increase of aftermarket parts sales of $1.0 million, offset by a $0.9 million decrease in Caterpillar undercarriage shipments for the period. This decrease in Caterpillar undercarriage shipments was a result of a lower demand allocation in the period.

Gross Profit: For the three months ended September 30, 2017, our gross profit was $4.8 million or 15.7% of net sales compared to $3.7 million or 16.1% of net sales for the same period in 2016. Gross profit as a percent of net sales decreased primarily as a result of a favorable purchase price variance on rubber tracks and wheels beginning in July of 2016, attributable to decreases in the synthetic and natural rubber indexes.

Research and Development: Research and development expense was $0.5 million or 1.6% of net sales for the three months ended September 30, 2017, compared to $0.5 million or 2.2% of net sales for the same period in 2016.

Selling, General and Administrative expense: SG&A expense for the three months ended September 30, 2017 was $2.9 million or 9.5% of net sales, compared to $1.5 million, or 6.5% of net sales, for the comparable period in 2016, an increase of approximately $1.4 million or 93.3%, respectively. The main contributing factors to the increase were (i) a $0.1 million increase from costs associated with stock compensation, (ii) a $0.4 million increase resulting from costs associated with operating as a public company, (iii) a $0.5 million favorable adjustment to product liability expense in 2016, and (iv) a $0.2 million net increase in selling and administrative costs relating to adding a dedicated ASV sales team, advertising, and marketing of the ASV brand and performance compensation and commissions.

Operating Income: For the three months ended September 30, 2017, our operating income was $1.5 million or 4.9% of net sales, compared to $1.7 million or 7.4% of net sales for the same period in 2016. Operating income decreased due to the explanations above.

Interest expense: Interest expense, including amortization of debt issuance costs, for the three months ended September 30, 2017, was $0.7 million compared to $1.3 million for the same period in 2016, principally due to lower borrowings on our debt facilities, pay down of debt from IPO proceeds and improved rates, a result of refinancing our debt in December of 2016.

Tax: For the three months ended September 30, 2017, the Company recorded an income tax provision of $0.3 million compared to zero tax for the three months ended September 30, 2016. The income tax provision consists of federal and state taxes.

Net income: For the three months ended September 30, 2017, our net income was $0.5 million compared to a net income of $0.4 million for the same period in 2016, an increase of $0.1 million and is attributable to the items discussed above.

EBITDA:

EBITDA totaled $2.7 million or 8.7% of net sales for the three months ended September 30, 2017 compared to $2.9 million or 12.7% of net sales for the same period in 2016. The decrease in EBITDA for the three months ended September 30, 2017 compared to the three months ended September 30, 2016 resulted from reduced interest charges of $0.6 million, offset by increased net income of $0.1 million and increased tax expense of $0.3 million.

EBITDA totaled $8.2 million or 8.9% of net sales for the nine months ended September 30, 2017 compared to $8.2 million or 10.4% of net sales for the same period in 2016. The offsetting changes in EBITDA for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016 were due to increased net income of $1.5 million and increased depreciation and amortization of $0.2 million, offset by reduced interest charges of $1.3 million and a tax benefit of $0.4 million.

The table below sets forth a reconciliation of Net Income to EBITDA (in thousands of dollars):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net income	$522	$438	$2,505	$949
Interest Expense	698	1,259	2,463	3,816
Depreciation & Amortization	1,192	1,219	3,626	3,447
Income Tax (Benefit) Expense	257	—	(372)	—

EBITDA (1)	$2,669	$2,916	$8,222	$8,212
% of Sales	8.7%	12.7%	8.9%	10.4%

(1)	EBITDA is defined as income or loss before interest, income taxes, depreciation and amortization. EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles net income to EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

For the nine months ended September 30, 2017, the Company had a net income of $2.5 million compared to a net income of $0.9 million for the same period ended September 30, 2016.

For the nine months ended September 30, 2017, net income of $2.5 million consisted of revenue of $92.9 million, cost of sales of $78.4 million, research and development costs of $1.6 million, SG&A expenses of $8.3 million, interest expense of $2.5 million and an income tax benefit of $0.4 million.

For the nine months ended September 30, 2016, the net income of $0.9 million consisted of revenue of $78.8 million, cost of sales of $66.2 million, research and development costs of $1.5 million, SG&A expenses of $6.2 million, and interest expense of $3.8 million.

Net Sales: For the nine months ended September 30, 2017, net sales were $92.9 million, an increase of approximately $14.1 million or 17.9% from net sales of $78.8 million for the same period in 2016. The increase in net sales is attributable to increased machine sales of $14.0 million, increased sales of aftermarket parts and other of $0.9 million, offset by decreased sales of undercarriages to Caterpillar of $0.8 million. Sales of machines through Terex distribution channels were 3.9% of total revenues from sales of machines during the nine months ended September 30, 2017, compared to 37.8% during the nine months ended September 30, 2016. Growth in revenues from sales of machines through the ASV North American distribution channels was 98% compared to the nine months ended September 30, 2016.

Increased machine volume and an improved machine mix of larger higher revenue machines in the nine months ended September 30, 2017, resulted in an increase in machine revenues of 30% or $14.0 million from the same period in 2016. This was due to reduced volume of Terex branded equipment, down 33.9% period over period, and lower sales of OEM machines. Although there were limited price increases on select models sold outside of North America, there was no material impact due to price increases for the nine months ended September 30, 2017.

Sales of ASV-branded machines increased 98% period over period, offsetting 100% of the decline in sales of Terex-branded products. For the nine months ended September 30, 2017, sales of machines through ASV-managed distribution network increased to 96.1% of machine sales, compared to 62.2% in the same period in 2016. Our continued focus is on increasing the independent ASV dealer network. Fifty-Six North America dealer and independent rental locations were added during the first nine months of 2017.

Parts and other sales for the nine months ended September 30, 2017 increased $0.1 million compared to the same period in 2016. This was comprised of increased sales of aftermarket parts and other of $0.9 million, offset by decreased sales of undercarriages to Caterpillar of $0.8 million.

Gross Profit: For the nine months ended September 30, 2017, our gross profit was $14.5 million or 15.6% of net sales compared to $12.5 million or 15.9% of net sales for the same period in 2016. Gross profit as a percent of net sales decreased primarily as a result of a favorable warranty rate adjustment applied in 2016 which has carried forward to 2017, favorable purchase price variance on rubber tracks and wheels beginning in July of 2016 attributable to decreases in the synthetic and natural rubber indexes, combined with the establishment of an inventory reserve on aftermarket parts and a decrease in freight in ending inventory correlating to the 13% reduction of inventory in the period. This was offset in part by favorable machine volume and model mix.

Research and Development: Research and development expense was $1.6 million or 1.7% of net sales for the nine months ended September 30, 2017, compared to $1.5 million or 1.9% of net sales for the same period in 2016. The increase of $0.1 million is attributable to expenditures related to the launch of new product designs for the ASV brand in connection with the implementation of Tier 4 emissions standards during the period.

Selling, general and administrative expense: SG&A expense for the nine months ended September 30, 2017 was $8.3 million or 8.9% of net sales, compared to $6.2 million, or 7.9% of net sales, for the comparable period in 2016, an increase of approximately $2.1 million or 33.9%, respectively. Excluding costs relating to the Joint Venture of $0.2 million of machine selling expenses paid to Terex that were incurred in the nine months ended September 30, 2016, the net year-over-year increase in SG&A expense was $1.9 million. The main contributing factors to the increase were (i) a $0.1 million increase from costs associated with the 2017 ConExpo trade show,(ii) an approximately $0.2 million favorable adjustment to the accrual for product liability expenses (partially offset by $0.1 million in associated legal expenses), due to the settlement of a product liability claim lower than the accrued cost, (iii) a $0.3 million increase from costs associated with stock compensation and transaction related compensation costs, (iv) a $0.6 million increase in public company costs and (v) a $0.7 million increase in selling and administrative costs relating to adding a dedicated ASV sales team, advertising, and marketing of the ASV brand and performance compensation and commissions.

Operating Income: For the nine months ended September 30, 2017, our operating income was $4.6 million or 5.0% of net sales, compared to $4.8 million or 6.1% of net sales for the same period in 2016. Operating income as a percent of net sales decreased due to the explanations above.

Interest expense: Interest expense, including amortization of debt issuance costs, for the nine months ended September 30, 2017, was $2.5 million compared to $3.8 million for the same period in 2016, principally due to lower borrowings on our debt facilities, pay down of debt from initial public offering proceeds and improved rates, a result of refinancing our debt in December of 2016, offset in part by a $0.1 million debt extinguishment charge related to the pay-off of term loan A from initial public offering proceeds.

Tax: For the nine months ended September 30, 2017 the Company recorded an income tax benefit of $0.4 million compared to zero tax for the nine months ended September 30, 2016. The income tax benefit was generated as a result of establishing a deferred tax asset of $0.9 million on conversion of the Company from a Minnesota limited liability company to a Delaware corporation immediately prior to the initial public offering in May 2017 that was offset by a tax charge on income at an effective tax rate of 26.98% or $0.6 million. The Company’s effective tax rate is lower than the statutory rate of 35% primarily related to this discrete item.

Net income: For the nine months ended September 30, 2017, our net income was $2.5 million compared to a net income of $0.9 million for the same period in 2016, an increase of $1.6 million and is attributable to the items discussed above.

Year Ended December 31, 2016 Compared with Year Ended December 31, 2015

For the year ended December 31, 2016 we had a net loss of $1.2 million compared to net income of $0.1 million for the year ended December 31, 2015.

For the year ended December 31, 2016, our net loss of $1.2 million consisted of revenue of $103.8 million, cost of sales of $87.4 million, research and development costs of $2.0 million, SG&A expenses of $8.4 million, interest expense of $5.0 million, write off of deferred financing costs of $2.2 million and loss on sale of assets of $0.02 million.

For the year ended December 31, 2015, our net income of $0.1 million consisted of revenue of $116.9 million, cost of sales of $100.0 million, research and development costs of $1.9 million, SG&A expenses of $9.6 million and interest expense of $5.4 million.

Net Sales: For the year ended December 31, 2016, our net sales were $103.8 million, a decrease of approximately $13.1 million or 11.2% from net sales of $116.9 million for the year ended December 31, 2015. A 51% year over year reduction in sales of undercarriages to Caterpillar was responsible for $9.8 million of the overall decrease in sales, which has been driven by a slowdown in the Caterpillar production volumes of multi-terrain track loaders that use our undercarriage, resulting from lower sales by CAT to its dealers. Caterpillar forecasts for 2017 are for demand levels for 2017 to be similar as to 2016.

Machine unit sales were lower year over year by 11.7%, but an improved machine mix of larger higher revenue machines and pricing due to increased volumes through our own distribution network resulted in revenues from sales of machines lower by 6.4% or $4.2 million year over year. This was due to reduced volume of Terex branded equipment sales, down 53.4% year over year, and lower sales of OEM machines. Sales through the Terex dealer network have been adversely impacted by uncertainty arising from changes within the Terex construction segment, including the disposal by Terex of some of its compact construction equipment product lines. In August 2016, Terex announced that it would focus its business going forward on its aerial work platforms, cranes and materials processing. In connection with this change in focus, in June 2016 Terex announced the sale of certain of its construction brands, including its German compact construction equipment business, to Yanmar Holdings Co. Ltd.

The number of ASV branded machines sold increased 292% year over year, offsetting 88.3% of the decline in the number of Terex branded machines sold, and for the full year were 135.8% of the number of Terex branded machines sold. For the year ended December 31, 2016, the number of machines sold through the ASV-managed distribution network increased to 71% of the total number of machines sold, compared to 44% in the prior year. We continue to focus on increasing the independent ASV dealer network to offset the lower volumes of Terex branded product being sold.

Parts and other sales for the year ended December 31, 2016 increased $0.8 million compared to the year ended December 31, 2015, due to increased parts sales volumes.

Gross Profit: For the year ended December 31, 2016, our gross profit was $16.4 million or 15.8% of net sales compared to $16.9 million or 14.5% of net sales in the year ended December 31, 2015. The decline in gross profit was attributable to the decline in net sales. The gross profit percent improvement resulted from (i) a 0.2% improvement in machine standard margin from a favorable mix of higher capacity machines, lower sales of SSLs that have a lower average gross profit percent, and improved net pricing from increased sales into the ASV distribution channel, and (ii) the benefit of reduced costs of sales from cost reduction and efficiency actions, such as favorable purchase price variances and warranty costs.

Research and Development: Research and development expense was $2.0 million or 1.9% of net sales for the year ended December 31, 2016, compared to $1.9 million or 1.6% of net sales in the year ended December 31, 2015. The increase of $0.1 million is attributed to expenditures related to the launch of new product designs for the ASV brand in connection with the implementation of Tier 4 emissions standards during the period.

Selling, General and Administrative expense: SG&A expense for the year ended December 31, 2016 was $8.4 million or 8.1% of net sales compared to $9.6 million or 8.2% of net sales for the comparable period in 2015, a decrease of approximately $1.2 million or 12.3%. Excluding costs relating to the Joint Venture of $0.7 million that were incurred in the twelve month period ending December 31, 2015, the net year-over-year decrease in SG&A expense was $0.6 million. The main contributing factors to the decrease were (i) a $0.3 million decrease from the Terex Cross Marketing Agreement and Terex Services Agreement, (ii) an approximately $1.4 million net favorable adjustment to the accrual for product liability expenses, due to the settlement of a product liability claim that was lower than the accrued cost for this claim and further information received during the period that indicated the liability for products liability claims would be lower than originally anticipated, and (iii) a $1.1 million increase in selling and administrative costs relating to adding a dedicated ASV sales team, advertising, trade shows and marketing of the ASV brand and performance compensation and commissions.

SG&A expenses relating to the Terex Cross Marketing Agreement and Terex Services Agreement were $1.9 million and $2.2 million for the years ended December 31, 2016 and 2015, respectively. Contributing to the $0.3 million decrease were lower sales volumes of Terex branded product in the first nine months of 2016 and that costs for selling Terex-branded machines ended on September 30, 2016 as our sales team assumed full responsibility for sales to all distribution channels on October 1, 2016.

Operating Income: For the year ended December 31, 2016, our operating income was $6.0 million or 5.8% of net sales compared to $5.5 million or 4.7% of net sales in the year ended December 31, 2015. Operating income increased due to the lower cost of sales and operating expenses explained above more than offsetting the decrease in sales.

Interest expense: Interest expense, including amortization of debt issuance costs, for the year ended December 31, 2016, was $5.0 million compared to $5.4 million in the same period of the prior year, principally due to lower borrowings on our debt facilities.

Loss on Debt Extinguishment: For the year ended December 31, 2016 the loss on debt extinguishment was $2.2 million, compared to zero for the year ended December 31, 2015. The loss related to the refinancing of the associated debt during December 2016 as we completed a new credit agreement with different lenders, replacing the previous credit agreements. The $2.2 million consisted of $1.83 million related to the expensing of previously capitalized debt issuance costs and $0.37 million for prepayment and other fees incurred in debt extinguishment.

Net (loss) income: For the year ended December 31, 2016, our net loss was $1.2 million compared to net income of $0.1 million in the year ended December 31, 2015, a decrease of $1.3 million and is attributable to the items discussed above.

EBITDA and Adjusted EBITDA:

EBITDA totaled $10.7 million or 10.3% of net sales for the year ended December 31, 2016 compared to $10.3 million or 8.8% of net sales for the year ended December 31, 2015, an increase of $0.4 million. The change in EBITDA for the year ended December 31, 2016 compared to the year ended December 31, 2015 resulted from lower net income of $1.3 million, increased write off of deferred financing costs of $2.2 million, reduced interest charges of $0.4 million and decreased depreciation and amortization of $0.1 million.

Adjusted EBITDA totaled $9.3 million or 9.0% of net sales for the year ended December 31, 2016 compared to $11.2 million or 9.6% of net sales for the year ended December 31, 2015. Adjusted EBITDA for the year ended December 31, 2016 includes a reduction of $1.4 million relating to a revision to the accrual for legal proceeding expenses for the period as described above. Adjusted EBITDA for the year ended December 31, 2015 includes the benefit of $0.9 million relating to adjusting for costs incurred with the establishment of the Joint Venture and the effect of purchase accounting in the period.

The table below sets forth a reconciliation of Net Income to EBITDA and Adjusted EBITDA for the years ended December 31, 2016 and 2015 (in thousands of dollars):

	Year Ended December 31,
	2016	2015
	Unaudited	Unaudited
Net (loss) income	$(1,173)	$99
Interest Expense	4,963	5,401
Loss on debt extinguishment	2,196	—
Depreciation & Amortization	4,728	4,786

EBITDA (1)	$10,714	$10,286

% of Sales	10.3%	8.8%

EBITDA	$10,714	$10,286
Costs associated with formation of JV and purchase accounting (2)	—	922
Revision to accrual for legal proceeding expenses (3)	(1,375)	—

Adjusted EBITDA (4)	$9,339	$11,208

% of Net Sales	9.0%	9.6%

(1)	EBITDA is defined as income or loss before interest, income taxes, depreciation and amortization. EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles net income to EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.
(2)	Costs associated with the formation of the Joint Venture include $0.7 million for accounting, legal and setup fees and $0.2 million for amortization of inventory valuation step up arising from purchase accounting at acquisition.
(3)	Revision to accrual for legal proceeding expenses is included in Adjusted EBITDA since it is an adjustment in the period to an accrual established at the formation of the Joint Venture and is not representative of the operating activity in the reported period. This adjustment was due to the settlement of a legal claim lower than the accrued cost for this claim and further information received during the period that indicated the liability for products liability claims would be lower than originally anticipated.
(4)	Adjusted EBITDA is defined as EBITDA less the gain or loss related to non-recurring events. Adjusted EBITDA is not a recognized measure under U.S. GAAP and does not have a standardized meaning prescribed by U.S. GAAP. Therefore, Adjusted EBITDA may not be comparable to similar measures presented by other companies. The table above reconciles EBITDA to Adjusted EBITDA. See “—Cautionary Statements Regarding Non-GAAP Measures” for further information regarding EBITDA.

Liquidity and Capital Resources

Since December 2014, we have funded our business activities by utilizing a revolving credit facility, a term loan for financing, cash generated from operations and an equity contribution by Manitex and Terex in the first quarter of 2016. On December 23, 2016, the Company entered into a new unitranche credit agreement with PNC Bank, National Association (“PNC”) and White Oak Global Advisors, LLC (“White Oak”) to provide a $65.0 million, 5-year credit facility (the “Credit Agreement”). This new facility replaced the Company’s previous revolving credit and term loan facilities with JPMorgan Chase Bank, N.A., and Garrison Loan Agency Services LLC. The credit facility consists of $65.0 million in senior secured financing, with PNC providing a $35.0 million senior revolving credit facility (which is subject to availability based primarily on eligible accounts receivable and eligible inventory) and a senior secured Term Loan A in the amount of $8.5 million, and White Oak providing a senior secured Term Loan B in the amount of $21.5 million. A total of $46.7 million was drawn by the Company at the closing of the Credit Agreement. For more information, see Note 9, “Debt” to the unaudited condensed financial statements included elsewhere in this prospectus.

We use our capital resources to:

•	fund operating costs;

•	fund capital requirements, including capital expenditures;

•	make debt and interest payments; and

•	invest in new ventures.

We need cash to meet our working capital needs as the business grows, to acquire capital equipment, and to fund acquisitions and debt repayment. We intend to use cash flows from operations and existing availability under the current revolving credit facility to fund anticipated levels of operations for the next twelve months. As our availability under our credit lines is limited, it is important that we manage our working capital. We may need to raise additional capital through debt or equity financings to support our growth strategy, which may include additional acquisitions. There is no assurance that such financing will be available or, if available, on acceptable terms.

During the three months ended June 30, 2017, we applied the net proceeds of $10.4 million from the Company’s IPO to reduce our term debt balances by $9.8 million and our revolving credit line by $0.6 million.

Cash Flows

Nine Months Ended September 30, 2017

Operating activities generated $8.8 million of cash for the nine months ended September 30, 2017, comprised of a net income of $2.5 million, non-cash items that totaled $3.6 million and changes in assets and liabilities, which generated $2.7 million. The principal non-cash items are depreciation and amortization of $3.6 million, share-based compensation of $0.2 million, deferred income tax benefit of $(0.9) million, amortization of deferred finance cost of $0.2 million, debt extinguishment of $0.1 million and an increase in inventory reserves of $0.4 million.

The changes in assets and liabilities generated $2.7 million. The changes in assets and liabilities had the following impact on cash flows: Accounts receivable consumed $3.5 million, trade receivables/payables from affiliates generated $0.2 million, inventory generated $5.3 million, prepaid expenses consumed $0.1 million, trade accounts payable generated $2.2 million, and accrued expenses consumed $1.4 million. The increase in accounts receivable is principally due to increased sales. Days sales outstanding at September 30, 2017 were 54 days, compared to 63 days at December 31, 2016. The decrease in inventory relates primarily to the consumption of material on hand at the end of the period of December 31, 2016 that was used for product manufactured for international shipments in the first quarter of 2017, along with enhancements to our material planning to more closely align with our production plan. This has resulted in reduced component inventory which in turn has significantly improved our days in inventory metric. The $1.4 million reduction in accrued expenses related principally to $1.2 million for product liability and $0.2 million for reduced legal accrual. The fluctuation in the remaining assets and liabilities are within a range that would normally be expected to occur.

Investing activities for the nine months ended September 30, 2017 generated $0.1 million of cash. We consumed $0.5 million of cash to purchase machinery and equipment, principally related to tooling for Tier IV, information technology systems upgrades and building improvements. We generated $0.5 million of cash collateral held in escrow under our credit facility.

Financing activities consumed $9.4 million in cash for the nine months ended September 30, 2017. We used $1.8 million of cash for principal payments on debt, consumed $0.009 million on debt issuance costs, and repaid $7.6 million on our existing revolving credit facility.

Nine Months Ended September 30, 2016

Operating activities consumed $2.1 million of cash for the nine months ended September 30, 2016 comprised of a net income of $0.9 million, non-cash items that totaled $4.0 million and changes in assets and liabilities, which consumed $7.1 million. The principal non-cash items are depreciation and amortization of $3.4 million, amortization of deferred finance cost of $0.4 million, loss on sale of fixed assets of $0.02 million and an increase in allowance for doubtful accounts of $0.04 million and an increase in inventory reserves of $0.1 million.

The changes in assets and liabilities consumed $7.1 million. The changes in assets and liabilities had the following impact on cash flows: trade receivables/payables from affiliates consumed $0.7 million, inventory consumed $4.0 million, accounts payable consumed $1.0 million, and accrued expenses consumed $1.2 million.

Investing activities for the nine months ended September 30, 2016 consumed $0.3 million of cash representing the purchase of machinery and equipment.

Financing activities generated $2.4 million in cash for the nine months ended September 30, 2016. Cash was generated by an additional member’s equity contribution of $5.0 million and advances on the revolving credit facility of $3.0 million. Other financing activities consumed $5.6 million, which related to term debt principal repayments of $5.5 million and $0.1 million of debt issuance costs.

Year Ended December 31, 2016

Our cash on hand at December 31, 2016 was $0.6 million, an increase of $0.6 million from December 31, 2015. The net change in cash of $0.6 million resulted from net cash provided by operating activities of $2.4 million, net cash used in investing activities of $0.9 million and net cash used in financing activities of $1.0 million.

Operating activities generated $2.4 million of net cash for the year ended December 31, 2016, comprised of a net loss of $1.2 million, non-cash items that totaled $7.5 million and changes in assets and liabilities, which consumed $3.9 million The principal non-cash items are depreciation and amortization of $4.7 million, amortization of deferred finance cost of $0.5 million, loss on debt extinguishment of $2.2 million and an increase in allowance for doubtful accounts of $0.04 million.

The change in assets and liabilities consumed $3.9 million. The changes in assets and liabilities had the following impact on cash flows: prepayments and other fees incurred in the debt extinguishment consumed $0.4 million, accounts receivable generated $0.6 million, trade receivables/payables from affiliates generated $0.2 million, inventory consumed $2.0 million, prepaid expenses consumed $0.4 million, trade accounts payable consumed $0.6 million, accrued expenses consumed $1.2 million and other long-term liabilities consumed $0.03 million. The decrease in accounts receivable is principally due to improved timing of collections, since days sales outstanding at December 31, 2016 were 63 days, an improvement of eight days compared to December 31, 2015.

The increase in inventory relates to material on hand at the end of the period for product to be manufactured for international shipments in the first quarter of 2017, together with a $1.1 million increase in finished product. The $1.2 million reduction in accrued expenses related principally to $1.4 million for product liability and $0.3 million for reduced warranty accruals offset by increased other accruals of $0.5 million. The decrease in trade accounts payable relates to a reduction of nine days in days payable outstanding at December 31, 2016 compared to December 31, 2015. The fluctuation in the remaining assets and liabilities are within a range that would normally be expected to occur.

Investing activities for the year ended December 31, 2016 consumed $0.9 million of cash. We used $0.3 million of cash to purchase machinery and equipment, principally related to information technology systems upgrades. At December 31, 2016 we had $0.5 million of cash classified as restricted compared to zero at December 31, 2015, which relates to cash collateral held in escrow under our credit facility.

Financing activities consumed $1.0 million in cash for the year ended December 31, 2016. We used $5.5 million of cash for principal payments on debt, repaid $32.5 million of debt, consumed $1.2 million on debt issuance costs, and repaid $12.2 million on our existing revolving credit facility. Cash was provided by borrowing under new term debt of $30.0 million, additional member’s equity contribution of $5.0 million and initial borrowing under our new revolving credit facility of $16.7 million. The equity contribution of $5.0 million was made by Manitex and Terex in the first quarter of 2016 and was used to repay $4.0 million of term loan borrowings and $1.0 million of debt on the revolving credit facility.

Year Ended December 31, 2015

Operating activities consumed $6.5 million of cash for the year ended December 31, 2015 comprised of net income of $0.1 million, non-cash items that totaled $5.3 million and changes in assets and liabilities, which consumed $11.9 million. Excluding the reduction in the accrual from the payment of $16.5 million of income tax related to the conversion of ASV to an LLC pursuant to the Joint Venture, the change in assets and liabilities generated a cash inflow of $4.3 million. The principal non-cash items are depreciation and amortization of $4.8 million and amortization of deferred financing costs of $0.5 million.

The change in assets and liabilities consumed $11.9 million. The changes in assets and liabilities had the following impact on cash flows: accounts receivable consumed $4.3 million, trade receivables/payables from affiliates generated $9.5 million, other receivables generated $0.2 million, inventory consumed $1.5 million, prepaid expenses consumed $0.03 million, accounts payable generated $0.9 million, accrued expenses consumed $0.1 million, reduction in tax payable on LLC conversion consumed $16.2 million and other long-term liabilities consumed $0.03 million. The reduction in income tax payable on LLC conversion relates to the payment of the tax liability of Terex created when we converted to an LLC from a corporation immediately after the formation of the Joint Venture in December 2014, which we agreed to assume per the terms of the Joint Venture. As a result of the conversion, we accrued an expense at December 31, 2014, representing an initial estimate of $16.5 million for the income tax of Terex we agreed to assume. The actual liability and the overpayment was refunded in the fourth quarter.

The increase in accounts receivable is principally due to the increase in the level of activity at the end of December 2015 compared to 2014. In 2014, we had only been operating for 12 days since the establishment of the Joint Venture. The decrease in trade receivables/payables from affiliates of $9.5 million is due to the reduction in receivable balances with Terex, net of payments due to them under the Terex Cross Marketing Agreement and SA. This arises from the fact that at the commencement of the Joint Venture in December 2014, all outstanding receivables were with Terex since all sales were made to Terex’s sales division for onward sale to the dealer. During 2015 we sold directly to dealers. The increase in inventory of $1.5 million is substantially represented by an increase in raw material components of $0.8 million and finished goods of $0.8 million to support sales and to improve service levels of after-sales support.

Investing activities for the year ended December 31, 2015 consumed $0.3 million of cash representing the purchase of machinery and equipment.

Financing activities provided $6.8 million in cash for the year ended December 31, 2015. Cash was generated by increased borrowing under the revolving credit facilities of $8.8 million. Included in this borrowing was a portion of the $16.5 million income tax payment on behalf of Terex related to the conversion of ASV to an LLC pursuant to the Joint Venture. Other financing activities consumed $2.0 million, which related to term debt principal repayments.

Capital Expenditures

A relatively low level of capital expenditure ($0.5 million and $0.3 million in the nine months ended September 30, 2017 and 2016, respectively, and $0.3 million in the years ended December 31, 2016 and 2015, respectively) has been required to maintain the productive capacity and property of our facilities. The capital intensity of our operations is low since we focus on design, assembly and compliance with regulatory specifications and we source many components from third party suppliers rather than fabricating these components ourselves. Capital expenditure is also used to fund productivity related projects, which tend to be of relatively low value. Investment in information technology is required to ensure our business systems are appropriate for our operations. Our core financial systems were upgraded during 2016. We plan on additional system enhancements, particularly relating to the dealer and OEM customer interface for sales and after-sales service and parts which will require capital expenditure which we anticipate we will fund internally. We do not believe these enhancements will materially exceed our historical capital expenditures

Tabular Disclosure of Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2016 and the effect such obligations are expected to have on our liquidity and cash flow in future periods:

	Payments Due by Periods
Contractual Obligations	Total	Less than One Year	1-2 Years	3-5 Years	More than 5 Years
(dollars in thousands)
Long term debt (1)	$59,163	$6,332	$12,663	$40,168	$—
Operating lease obligations	166	71	85	10	—
Property lease obligations	267	12	26	26	203
Purchase obligations (2)	9,480	9,480	—	—	—

Total	$69,076	$15,895	$12,774	$40,204	$203

(1)	Long-term debt obligations include expected interest expense. Interest expense is calculated using current interest rates for indebtedness as of December 31, 2016.
(2)	Except for a very insignificant amount, purchase obligations are for inventory items. Purchase obligations not for inventory would include research and development materials, supplies and services.

There were no material changes to our contractual obligations as of September 30, 2017.

Our Debt

Revolving Loan Facility with JPMCB

On December 19, 2014, we entered into the JPMCB Credit Agreement, with JPMCB as the administrative agent. The $35 million revolving loan facility was a secured financing facility under which borrowing availability was limited to existing collateral as defined in the agreement. Interest on the loans under the JPMCB facility was payable at certain times during the course of the facility, depending on the type of the loan. The principal balances of the loans were generally payable at maturity. The facility was scheduled to mature on December 19, 2019. We repaid this facility on December 23, 2016.

The JPMCB Credit Agreement bore interest at our option at the JPMCB prime rate plus a spread or an adjusted LIBOR rate plus a spread. The interest rate spread for prime rate was between 0.50% and 1.00% and for LIBOR the spread was between 1.50% and 2.00% in each case with the spread being based on the aggregate amount of funds available for borrowing by us under the JPMCB Credit Agreement. Our indebtedness under the JPMCB Credit Agreement was secured by substantially all of our assets, but subject to the terms of an intercreditor agreement among JPMCB, Garrison and ASV. The facility contained customary negative covenants and required us to comply with financial covenants as defined in the JPMCB Credit Agreement.

Term Loan with Garrison

On December 19, 2014, we entered into the Garrison Credit Agreement with Garrison as the administrative agent. The Garrison Credit Agreement bore interest at a one-month adjusted LIBOR rate plus a spread of between 10.5% and 11.0%. The spread was based on the ratio of our total debt to our EBITDA, as defined in the Garrison Credit Agreement. We were obligated to make quarterly principal payments of $0.5 million, which payments commenced on April 1, 2015. Any unpaid principal was due on the maturity date, which was scheduled for December 19, 2019. We repaid this facility on December 23, 2016.

Our indebtedness under the Garrison Credit Agreement was secured by substantially all of our assets, but subject to the terms of an intercreditor agreement among JPMCB, Garrison and ASV. The facility contained customary negative covenants and required us to comply with certain financial covenants as defined in the Garrison Credit Agreement.

Loan Facilities

On December 23, 2016, the Company completed a new unitranche credit agreement with PNC Bank, National Association (“PNC”), and White Oak Global Advisors, LLC (“White Oak”) to provide a $65,000, 5-year credit facility (the “Credit Agreement’). This new facility replaced the Company’s previous revolving credit and term loan facilities with JPMorgan Chase Bank, N.A., and Garrison Loan Agency Services LLC. The new facility consists of a $35,000 revolving credit facility (which is subject to availability based primarily on eligible accounts receivable and eligible inventory), a Term Loan A facility of $8,500 and a Term Loan B facility of $21,500. A total of $46,700 was drawn by the Company at closing of the Credit Agreement.

Revolving Loan Facility with PNC

On December 23, 2016, the Company entered into a $35,000 revolving loan facility with PNC as the administrative agent, which loan facility includes two sub-facilities: (i) a $2,000 letter of credit sub-facility, and (ii) a $3,500 swing loan sub-facility, each of which is fully reserved against availability under the revolving loan facility. The facility matures on December 23, 2021.

The $35,000 revolving loan facility is a secured financing facility under which borrowing availability is limited to existing collateral as defined in the agreement. The maximum amount available is limited to (i) the sum of (a) up to 85% of Eligible Receivables, plus (b) 90% of Eligible Insured Foreign Receivables, plus (c) the lesser of (I) 95% of Eligible CAT Receivables, or $8,600 plus (ii) the lesser of (A) the sum of (I) up to 65% of the value of the Eligible Inventory (other than Eligible Inventory consisting of finished goods machines and service parts that are current), plus (II) 80% of the value of Eligible inventory consisting of finished goods machines, plus (III) 75% of the value of Eligible Inventory consisting of service parts that are current) or, (B) up to 90% of the appraised net orderly liquidation value of Eligible Inventory. Inventory collateral is capped at $15,000 less outstanding letters of credit and any reasonable reserves as established by the bank. At September 30, 2017, the maximum the Company could borrow based on available collateral was capped at $18,735.

At September 30, 2017, the Company had drawn $7,439 under the $35,000 revolving loan facility. The Company can opt to pay interest on the revolving credit facility at either a domestic rate plus a spread, or a LIBOR rate plus a spread. The spread for domestic rate will range from 1% to 1.5% and LIBOR spread from 2% to 2.5% depending on the average undrawn availability (as defined in the loan agreement). Funds borrowed under the LIBOR options can be borrowed for periods of one, two, or three months. The weighted average interest rate for the period ending September 30, 2017 was 3.6%. Additionally, the bank assesses a 0.375% unused line fee that is payable monthly.

Term Loan A with PNC

On December 23, 2016, the Company entered into an $8,500 term loan (“Term Loan A”) facility with PNC as the administrative agent.

At September 30, 2017, the Company had no outstanding balance. The Company was required to use 40% of the net proceeds from the IPO to pay down amounts outstanding under its term loans. In addition to the amount required of $4,160, the Company repaid the remaining Term Loan A balance of $4,128 and recorded an $83 loss on debt extinguishment charge.

Term Loan B with White Oak

On December 23, 2016, the Company entered into a $21,500 term loan (“Term Loan B”) facility with White Oak as the administrative agent.

At September 30, 2017, the Company had an outstanding balance of $18,388, less $553 debt issuance costs, for net debt of $17,835. The interest rate is fixed at a LIBOR rate plus 10% until delivery of the same reporting documents referenced above. After delivery of the reporting documents, the Company will pay interest at the LIBOR rate plus a spread of either 9% or 10% depending on the leverage ratio, provided that at no time will the LIBOR rate be less than 1%. The interest rate for the period ending September 30, 2017 was 10.3%.

The Company is obligated to make quarterly principal payments of $538 commencing on March 31, 2017. If the term loan is prepaid in full or in part prior to the maturity date, the Company will be required to pay a prepayment penalty. If paid prior to December 23, 2017 the prepayment penalty will be equal to 2.0% of the prepayment. The prepayment penalty percentage reduces each year towards the loan maturity date. Any unpaid principal is due on maturity, which is December 23, 2021. Interest is payable monthly beginning on December 31, 2016.

Covenants

The Company’s indebtedness is collateralized by substantially all of the Company’s assets. The facilities contain customary limitations including, but not limited to, limitations on additional indebtedness, acquisitions, and payment of dividends. The Company is also required to comply with certain financial covenants as defined in the Credit Agreement. The revolving credit facility and the term loans require the Company to maintain a Minimum Fixed Charge Coverage ratio of not less than 1.20 to 1.0. Additionally, the term loans require the Company not exceed a Leverage Ratio of 5.00 to 1.00 which shall step down to 2.85 to 1.00 by March 31, 2021 and also limits capital expenditures to $1,300 in any fiscal year. The Company was in compliance with all covenants for the period ended September 30, 2017.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks that exist as part of our ongoing business operations.

Interest Rate Risk

We are exposed to interest rate volatility with regard to future issuances of fixed rate debt and existing issuances of variable rate debt. Primary exposure includes movements in the PNC prime rate and LIBOR. At September 30, 2017, we had approximately $25.8 million of variable rate debt with a weighted average interest rate of approximately 8.39%. An increase of 1% in our average floating interest rates at September 30, 2017 would increase interest expense by approximately $0.3 million.

Commodities Risk

We purchase a majority of our components as partially and fully finished assemblies, rather than raw materials for conversion. However, steel is a major part of the chassis, cabs and wheel rims of our product and as such availability and pricing from our suppliers is subject to the global steel market. Extreme movements in the cost and availability of steel and other materials and components may affect our financial performance. Changes in input costs did not have a significant effect on our operating performance in 2016 or the nine months ended September 30, 2017. During 2016 and during the nine months ended September 30, 2017, raw materials and component were generally available to meet our production schedules and had no significant impact on our revenues.

In the absence of labor strikes or other unusual circumstances, the materials and components used in our products are normally available from multiple suppliers. However, some of the components may not be easily interchanged with components from alternative suppliers and have been designed into our products. We evaluate current and potential suppliers on a regular basis on their ability to meet our requirements and standards. We actively manage our material supply sourcing, and may employ various methods to limit risk associated with commodity cost fluctuations and availability. The inability of suppliers to deliver materials and components promptly could result in production delays and increased costs to manufacture our products. To mitigate the impact of these risks we continue to search for acceptable alternative supply sources and less expensive supply options on a regular basis.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates that affect the reported amounts of assets, liabilities, income and expense. Estimates including those related to allowance for doubtful accounts, materials and inventory obsolescence, property, plant and equipment depreciation, intangible amortization, long-lived asset impairment assumptions, warranties, and contingencies are evaluated on a regular basis. Actual amounts could differ from such estimates.

Inventory: Inventory is stated at the lower of cost (first in, first out) or net realizable value. All equipment classified as inventory is available for sale. We record excess and obsolete reserves and such reserves were $0.3 million and $0.1 million at December 31, 2016 and December 31, 2015, respectively, and $0.5 million at September 30, 2017. The estimated reserve is based upon specific identification of excess or obsolete inventories. SG&A expenses are expensed as incurred and are not capitalized as part of inventory.

Depreciation and Amortization: Depreciation expense relates to plants and equipment which are depreciated over the estimated useful lives which range between three and twenty-one years, under the straight line method of depreciation for financial reporting. Amortization expense relates to intangible assets with definite lives that are amortized on a straight line basis over their respective estimated useful lives, which range from ten to twenty five years.

Deferred Financing Costs: Deferred financing costs represent the costs incurred in connection with obtaining debt financing. We amortize deferred financing costs in interest expense using the effective interest method over the term of the related debt instrument. As of September 30, 2017 and December 31, 2016, we had net deferred financing costs of $0.90 million and $1.11 million, respectively. Amortization expense associated with the capitalized deferred financing costs was $0.056 million and $0.15 million for the three months ended September 30, 2017 and 2016, respectively, and $ 0.20 million and $0.44 million for the nine months ended September 30, 2017 and 2016, respectively. During 2016 we incurred a loss on extinguishment of debt totaling $2.2 million associated with the refinancing of our debt, of which $1.83 million related to the expensing of previously capitalized debt issuance costs and $0.37 million was for prepayment and other fees incurred in debt extinguishment.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in its existing accounts receivable. We determine the allowance based on individual account review and current economic conditions. We review our allowance for doubtful accounts at least quarterly. Individual balances exceeding a threshold amount that are over 90 days past due are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when we determine it is probable the receivable will not be recovered. The balance of the allowance for doubtful accounts was $0.08 million and $0.06 million at September 30, 2017 and December 31, 2016, respectively.

Revenue Recognition: Revenue and related costs are recorded when title and risk of loss passes to dealers and OEM customers. Our typical terms are FOB shipping point and Ex-works, which results in revenue being recognized and invoicing of dealers and OEM customers upon shipment from our facilities and when our products are picked up from our facilities, respectively.

Our policy requires in all instances certain minimum criteria be met in order to recognize revenue, specifically:

•	Persuasive evidence that an arrangement exists;

•	The price to the buyer is fixed or determinable;

•	Collectability is reasonably assured; and

•	No significant obligations remain for future performance.

In addition, our policies regarding discounts, returns, post shipment obligations, customer acceptance, credits, rebates and protection or similar privileges are as follows:

•	We recognize revenue consistently across all customers.

•	Sales discounts are deducted from the revenue immediately as part of the final sales invoice to dealers and OEM customers. Occasional discounts for prompt cash payment are provided to dealers and OEM customers, which are deducted from the cash payment. We establish a reserve for future cash discounts based upon historical experience with dealers and OEM customers.

•	Sales are final and there is no return period allowed.

•	We have no post shipment obligations outside of warranty assurance, which is included in the sales price.

•	Customer acceptance occurs by confirmation of the sales quote provided, which describes the terms and conditions of the sale.

•	Any credits are determined based on investigation of specific customer concerns. Credits that may be issued are recognized in the period in which they are approved.

Concentrations of Business and Credit Risk: Caterpillar Inc., an OEM customer, and CEG Distributions PTY Ltd., the Company’s Australian master distributor, accounted for 37% and 43% of our net sales for the three months ended September 30, 2017 and 2016, respectively, and 32% and 34% of our net sales for the nine months ended September 30, 2017 and 2016, respectively, as well as 63% of our accounts receivable at September 30, 2017. These two customers accounted for 36% of our net sales for the year ended December 31, 2016, as well as 64% of our accounts receivable at December 31, 2016, and 39% of our net sales for the year ended December 31, 2015 as well as 68% of accounts receivable at December 31, 2015. Any disruptions to these relationships could have adverse effects on our financial results. We manage dealer and OEM customer concentration risk by evaluating in advance the financial condition and creditworthiness of dealers and OEM customers. We establish an allowance for doubtful accounts receivable, if needed, based upon expected collectability. Any reserves established for doubtful accounts is determined on a case-by-case basis when it is believed the payment of specific amounts owed to us is unlikely to occur. Although we have encountered isolated credit concerns related to our dealer base, management is not aware of any significant credit risks related to our dealer base and generally does not require collateral or other security to support account receivables, other than any UCC related sales.

Accrued Warranties: We record accruals for potential warranty claims based on our claim experience. Our products are typically sold with a standard warranty described below. A liability for estimated warranty claims is accrued at the time of sale. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may affect the potential warranty liability. The provision for warranty was $1.88 million and $1.87 million at September 30, 2017 and December 31, 2016, respectively.

Our standard product warranty is a limited product warranty that covers all of our products for a period of twelve months from delivery to and place into service by the first user (including as a demonstration or rental unit) or delivery to the first retail purchaser, whichever occurs first. We provide a separate limited warranty for our rubber tracks that extends for a period of twenty-four months from the date of start-up or 1,500 hours of operation (whichever occurs first) from delivery to and place into service by the first user (including as a demonstration or rental unit) or delivery to the first retail purchaser, whichever occurs first. All products and rubber track warranties commence within twenty-four months of the initial sale to an authorized distributor, regardless of use. Our warranties cover, at our option, the repair or replacement of any part that upon our inspection appears to have been defective in manufacture or materials. We also have the option, with respect to the limited warranty for our rubber track, to provide an allowance toward the purchase of a new rubber track. Our limited warranty is subject to certain conditions and will be voided under certain circumstances, including the installation of non-ASV parts and improper or unauthorized maintenance, alteration or repair. We also provide a separate warranty on our OEM replacement parts that are installed by our authorized dealers for a period of twelve months from the date of shipment or the period remaining in the product warranty for the affected product (whichever is shorter).

Litigation Claims: In determining whether liabilities should be recorded for pending litigation claims, we must assess the allegations and the likelihood that we will successfully defend the claim. When we believe it is probable that we will not prevail in a particular matter, we will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel. The provision for litigation claims was $1.0 million and $3.0 million at September 30, 2017 and 2016, respectively.

Research and Development Costs: Research and development costs are expensed as incurred. Such costs are incurred in the development of new products or significant improvements to existing products.

Intangible Assets: Our identified intangible assets, consisting of patented technology, unpatented know how, tradename and trademarks and customer relationships, are recorded at approximately $23.9 million and $25.8 million at September 30, 2017 and December 31, 2016, respectively, net of accumulated amortization. We capitalize certain costs related to patent technology. Additionally, a substantial portion of the purchase price related to the Joint Venture has been assigned to patents or unpatented technology, trade name, and customer relationships. Intangible Assets with definite lives are amortized over their estimated useful lives. These definite lived intangible assets are amortized on a straight-line basis over the respective estimated useful lives, which range from ten to twenty-five years.

There are three fundamental methods applied to value intangible assets outlined in FASB ASC 820. These methods include the Cost Approach, the Market Approach, and the Income Approach. Each of these valuation approaches were considered in our estimation of value.

Trade names and trademarks, patented and unpatented technology: Valued using the Relief from Royalty method, a form of both the Market Approach and the Income Approach. Because we have established trade names and trademarks and have developed patented and unpatented technology, we estimated the benefit of ownership as the relief from the royalty expense that would need to be incurred in absence of ownership.

Customer relationships: Because there is a specific earnings stream that can be associated with customer relationships, we determined the fair value of these relationships based on the excess earnings method, a form of the Income Approach.

Technology: We hold a number of U.S. patents covering our undercarriage technology. The key patent related to our Posi-Track undercarriage and suspension expires in 2023. The average estimated useful life for our patents is ten years, but useful life is determined in part by any legal, regulatory or contractual provisions that limit useful life. We have dedicated and will continue to dedicate technical resources toward the further development of our products and processes in order to maintain our competitive position.

Goodwill: Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company selected September 30 as the date for the required annual impairment test. The impairment test is in process and expected to be completed in Q4 2017.

Off-Balance Sheet Arrangements: At September 30, 2017 we had $0.2 million of standby letters of credit outstanding. PNC Bank has issued a $0.2 million standby letter of credit in favor of an insurance carrier to secure obligations which may arise in connection with future deductible payments that may be incurred under our workers’ compensation insurance policies.

JOBS Act Accounting Election and Other Matters: We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can elect to delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We may avail ourselves of this exemption from adopting new or revised accounting standards and, therefore, would not be subject to new or revised accounting standards until such time as those standards apply to private companies.

LEGAL PROCEEDINGS

We are involved in various legal proceedings, including the proceeding before the National Labor Relations Board described above in our “Risk Factors”. We are also involved in products liability and workers’ compensation matters which have arisen in the normal course of our business operations. On May 11, 2017, the Company obtained insurance coverage for product liability exposures, certain exposures related to general, workers’ compensation and automobile liability, catastrophic losses as well as those risks required to be insured by law or contract. The Company’s workers’ compensation policies have a $0.25 million per claim deductible with a $1.0 million aggregate deductible. The Company also maintains an occurrence based product liability policy with a $0.5 million per claim self-insured retention.

OUR BUSINESS

Overview

We design and manufacture a broad range of high quality compact track loader (“CTL”) and skid steer loader (“SSL”) equipment, marketed through a distribution network in North America, Australia and New Zealand under the ASV and Terex brands. We also serve as a private label original equipment manufacturer for several manufacturers.

CTLs are compact tracked vehicles with lift arms that function particularly well in wet, muddy, snowy or harsh conditions and where there are slopes and grades, such as in a construction, agriculture or forestry environment. They perform the carrying of loads, digging and flattening for site preparation, landscaping, finishing and clean up. Equipped with a wide range of attachments such as buckets, dozer blades, mulchers, augers, trenchers, levelers, rakes, snow blowers and demolition tools, they can also complete a number of other specialist functions such as mulching, road milling, and a large number of other functions for specific end users. The CTL generally has greater stability than an SSL, distributes the weight of the vehicle over a larger surface area, and therefore causes less damage to the site. For the year ended December 31, 2016 and the nine months ended September 30, 2017, CTLs accounted for approximately 93.4% and 94.7%, respectively, of our revenues from sales of machines.

SSLs are wheeled vehicles with lift arms that can be outfitted with the same attachments as CTLs and can therefore be used in most of the same applications. In dry conditions, or on firm surfaces such as asphalt, concrete or paved areas, SSLs generally can travel faster than CTLs, and are more maneuverable. SSLs generally have a lower initial cost than CTLs. For the year ended December 31, 2016 and the nine months ended September 30, 2017, SSLs accounted for approximately 6.6% and 4.4%, respectively, of our revenues from sales of machines. Our product lineup is described in more detail below under the heading “Our Business—Our Products”.

Our products are used principally in the construction, agricultural and forestry industries. As a full service manufacturer, we provide pre-and post-sale dealer support, after-sale technical support and replacement parts supplied from our dedicated logistics center. We also supply a limited version of our assembled undercarriage sets that exclude the suspension to Caterpillar for three versions of Caterpillar’s multi-terrain CTL machines marketed under the CAT brand under a supply contract with Caterpillar. Sales to our OEM and private label customers accounted for 34% of sales in 2015, 25% of sales in 2016, and 21% of sales through the third quarter of 2017.

Our Corporate History

A.S.V., Inc. was incorporated in Minnesota in July 1983 to design and manufacture service vehicles utilizing track technology. ASV initially manufactured a track truck and then launched its first CTL machine in 1990. A.S.V., Inc. was a publicly traded company and listed on Nasdaq until it was acquired by Terex on March 3, 2008. As a design and manufacturing operation within the Terex organization, the company manufactured CTLs under the Terex brand and introduced its first SSL product in late 2010.

On December 19, 2014, Manitex and Terex entered into the Joint Venture. On December 23, 2014, A.S.V., Inc. was converted to a Minnesota limited liability company in connection with the Joint Venture and its name was changed to A.S.V., LLC.

On May 11, 2017, pursuant to a Plan of Conversion adopted by the Members and Board of Managers of A.S.V., LLC as of April 25, 2017, the Company converted from a Minnesota limited liability company into a Delaware corporation and changed its name from A.S.V., LLC to ASV Holdings, Inc. On May 17, 2017, the Company completed its initial public offering of 3,800,000 shares of the Company’s common stock, including 1,800,000 shares sold by the Company and 2,000,000 shares sold by Manitex as a selling stockholder, at a price to the public of $7.00 per share. After underwriting discounts and commissions and offering expenses payable by the Company, the Company received net proceeds of $10,405,000 from the offering. The Company did not receive any proceeds from the sale of shares by Manitex. On May 23, 2017, the underwriters exercised their over-allotment option in full by purchasing an additional 570,000 shares of the Company’s common stock from A.S.V. Holding, LLC, a selling stockholder and subsidiary of Terex, at the initial public offering price of $7.00 per share, less underwriting discounts and commissions. The Company did not receive any proceeds from the sale of the shares by A.S.V. Holding, LLC. For a more detailed discussion of this conversion and the transactions contemplated in connection with the conversion, see “Certain Relationships and Related Party Transactions—LLC Conversion” below.

Significant Recent Activities

Since becoming a joint venture between Manitex and Terex, we have undertaken steps to reestablish the ASV brand, expand our product offerings, enhance distribution, focus product development and marketing in larger part on higher margin niche markets and improve margins. The following table highlights some of the key developments that have occurred since the beginning of the Joint Venture and after the initial public offering in May 2017:

Significant Initiative Implemented Since December 2014	Business Impact
12 new models launched across a broad range of CTL and SSL industry categories (See “—Our Products” below)

•        Up-to-date products available that support our brand attributes.

•       Product features that more accurately target end-user needs.

•       Product designs that focus on modular designs, thereby resulting in both cost reduction and supply chain efficiencies.

Created independent ASV dealer network with a critical mass of dealers for further growth and expansion.

•       From zero ASV dealer locations in December 2014 and 33 dealer locations in December 2015 to 133 dealer locations as of December 31, 2016, with each dealer relationship managed directly by our seven dedicated regional account sales managers.

•       Established dealer locations in 41 U.S. states and three Canadian provinces.

•       We intend for our ongoing distribution strategy to include aggressive expansion of our dealer base.

Assumed responsibility in October 2016 for sales previously made through the Terex distribution network when Terex divested a number of its construction equipment manufacturing operations.

•       Managed transition of former Terex construction equipment dealers to ASV management, including conversion of Terex dealers to ASV branded product.

•       All sales now under our direct control and management.

•       Reduced cost structure by eliminating selling costs associated with former marketing agreement with Terex.

Significant Initiative Implemented Since December 2014	Business Impact
Targeted product development towards specific industry markets.

•       Our products include the largest and smallest available in the industry classifications, which we believe provides clear differentiation for dealers and end-users and rationale for dealers to add the full range of ASV products to their existing portfolio.

•       Introduced “Heavy Duty” package targeted at higher price and higher margin niche sectors such as forestry.

•       We believe we now have a range of products specifically designed to penetrate the large and growing rental equipment market.

Implemented comprehensive cost reduction and margin improvement activities.

•       Lower breakeven point through reduced costs.

•       In 2016 we achieved year-over-year cost reductions of $2.2 million, primarily through a combination of general business cost reduction activities and product cost reductions from purchasing savings and design improvements.

For more information on our corporate strategy, see “—Our Strategy” below.

Industry Overview

North American focused market: We are focused on the North American market and the Australia and New Zealand market, which together constitute a very significant proportion of the CTL and SSL markets. The tasks performed by CTLs and SSLs in North America are typically performed by different types of machines, such as dumper trucks and backhoes, in other parts of the world. Accordingly, CTLs and SSLs are not widely used in these markets, and we do not expect significant markets for our products to develop in these markets in the foreseeable future.

Growing demand for CTL and SSL equipment: According to Yengst Associates, the North American market for CTL and SSL equipment in 2015 was approximately $1.8 billion (41,125 units) and $1.1 billion (35,675 units), respectively. CTL volumes were projected flat for 2016, with a projected compound annual growth rate of 5.1% from 2016 through 2020. SSL volumes were projected down for 2016 (approximately 33,000 units), with a projected compound annual growth rate of 5.6% from 2016 through 2020.

There is a trend of growing relative demand for the CTL compared to the SSL due to its superior performance in wet, muddy and harsh conditions. The CTL share of the market has grown from approximately 30%, or 9,500 units, in 2009 to approximately 54%, or 41,125 units, in 2015. This trend is forecasted by Yengst Associates to continue for the next four to five years. CTL is our principal market.

Sources:	Yengst Associates, Equipment Analysis, North America, Skid Steer Loaders (July 2016)
Yengst Associates, Equipment Analysis, North America, Compact Track Loaders (July 2016)

End use applications for both CTLs and SSLs are numerous, particularly since machine versatility can be enhanced by the addition of a wide range of attachments. The key sectors of use are residential construction, agriculture, landscaping, construction site clean-up, forestry, general contractor use and the rental equipment industry, as shown in the graphs below.

Source:	Yengst Associates, Equipment Analysis, North America, Skid Steer Loaders (July 2016)
Yengst Associates, Equipment Analysis, North America, Compact Track Loaders (July 2016)

Growing end user markets: The U.S. Census Bureau reported in October 2017 that through September 2017 seasonally adjusted construction spending was at an annual rate of $917.0 billion, 4.2% above the same period of 2016.

A key driver for industry demand is the U.S. housing market given that CTL and SSL products are strongly suited for light construction. Since 2009, housing starts have incrementally increased year-over-year to a rate of 1.1 million units through September 2017, compared to 1.1 million units through September 2016.

Approximately 52.9% of all equipment sales to the U.S. construction industry were to the rental equipment market. This is an important user of CTL and SSL equipment, with 71% of the total market sales of CTL and 33% for SSLs going to this market. The North American rental industry for construction equipment has experienced consistent expansion, with $47.3 billion forecasted for 2016 and $55.5 billion for 2020 (IHS Global Insight, Rental Equipment Register).

Our Strategy

Create a dedicated operation: We determined that we could more fully capture the potential of ASV and the benefits of a growing market by forming an independent public company solely focused on its own operations and managed by a dedicated executive team, experienced in a public company environment and implementing its own ASV business strategy, and resourced accordingly.

Succeed in a crowded market: In a competitive market, we have newly designed machines with desirable features and we expect to launch additional new products in the next 12 months. We have both the highest and smallest capacity CTL machines on the market. Our dealers can market the small and/or large machines either in their own right or as additional product to a competing manufacturer’s product they carry in order to complete a full product range offering. By securing distribution for our smallest and largest capacity products, we believe that we can subsequently get dealers to carry our full range of products.

Secure distribution for our product: We have established and are continuing to build a network of dealers to sell our product to end users or to use in their own rental operations. We have signed new dealers, converted dealers from the Terex dealer network to sell the ASV brand rather than the Terex brand of our product, or we sell our Terex branded product to Terex dealers. We intend to continue to sign new dealers or convert additional Terex dealers and to ensure we have dealer coverage across North America to adequately cover all geographic areas of demand.

Growth: We believe that our business has significant opportunity to grow organically by expanding our sales of our existing products and also through acquisitions. We expect to seek acquisitions in which we may acquire a product line or adjacent product lines that complement our core business. When evaluating acquisition targets, we will look for opportunities to expand our existing product offerings and technology, gain access to new geographic markets and dealers and capitalize on scale and cost efficiencies.

ASV’s Posi-Track CTLs:

ASV is the only manufacturer of rubber-tracked CTLs with multi-level suspension, as all other CTL manufacturers use a steel embed track system. The ASV drive system and configuration allows the use of lighter pure rubber tracks compared to steel embed track CTL systems, where rubber encases steel tracks, and the use of multi-level suspension improves machine performance by improving speed, traction, and impact on the underlying surface distribution of total vehicle weight over a larger surface area.

The following table and graphics summarize what we believe to be the benefits of our Posi-Track system to our CTL products:

ASV Patented Posi-Track System	Industry Standard Steel Embed Track System
Patented low-friction internal drive system	Steel on steel fixed external drive sprocket

Patented multi-level suspension provides smoother ride for operator	Rigid undercarriage fixed directly to machine chassis

Multiple ground contact points, with rollers that move independently: • provide lower ground pressure • improved traction • less ground disturbance under the tracks	Limited number of rollers, rigid welded casement, fewer contact points

Lighter pure rubber tracks: • achieve speeds as high as 11 mph • typically last longer than steel embed tracks	Steel embed tracks with steel on steel contact. Machines with steel embed tracks typically only achieve speeds of 6-8 mph

ASV Patented Rubber-Tracked Undercarriage System

Industry Standard Steel Embed Track System

Our Products:

The market for CTL products is classified in the industry by rated operating capacity (ROC), (measured as 35% of load weight required to tip the machine over (“tip load”)) and segregates generally into four groupings, starting at below 2,000 pounds and finishing at or above 2,600 pounds. The market for SSL products is classified in the industry by lift capacity (measured at 50% of tip load) and segregates generally into three categories, starting at below 1,350 pounds and finishing at or above 1,751 pounds.

The lift arm design for SSLs and CTLs may be radial or vertical, depending on the design of its arm linkage to the chassis. A radial lift arm may be considered the better option when work is performed below eye level such as for excavation. Vertical lift arms are advantageous when work is conducted at eye level, and when lifting a load to greater heights required, such as loading a high-sided truck.

The table below details our current product offerings, indicating in each case our ASV product model number, engine manufacturer, emissions standard (T4I and T4F refer to Tier 4 interim and Tier 4 Final emission standards), horsepower, lift arm design, and applicable industry classification (rated operating capacity (ROC) for CTLs and lift capacity for SSLs).

CTL					Industry Classification: Rated Operating Capacity
	Engine Manufacturer		Percentage of Market in 2015		<2,000 lbs	2000 < 2,300 lbs	2,300 < 2,600 lbs	2,600 lbs & over
ASV Product		Emissions	Horsepower	Lift Arm Design	28%	ts20%	14%	38%
RT30	Perkins	T4I	32.7	Radial	665
RT50	Perkins	T4I	50.0	Radial	1,600
RT60	Perkins	T4I	60.0	Radial	1,900
VT70	Kubota	T4F	65.0	Vertical			2,328
RT75	Cummins	T4F	74.0	Radial				2,650
RT120	Cummins	T4F	120.0	Radial				3,535
RT120F	Cummins	T4F	120.0	Radial				3,745

SSL					Industry Classification: By Lift Capacity
	Engine Manufacturer		Percentage of Market in 2015		0<1,350 lbs	1,351<1,750 lbs	1,751+lbs
ASV Product		Emissions	Horsepower	Lift Arm Design	10%	20%	70%
RS50	Perkins	T4I	50.0	Radial		1,650
RS60	Perkins	T4I	60.0	Radial			2,000
VS60	Perkins	T4I	60.0	Vertical			2,300
RS75	Deutz	T4F	74.0	Radial			2,600
VS75	Deutz	T4F	74.0	Vertical			3,500

Since 2008 and up to the formation of the Joint Venture in December 2014, we sold our product under the Terex brand name. In the second quarter of 2015, we launched the ASV brand with a product range of four CTL and four SSL machines. These were CTL machines that emphasized features such as power, torque and serviceability, in addition to our Posi-Track undercarriage, and our first full range of SSL products. Subsequent to the initial roll out, we have launched an additional four machines, taking the total number of ASV products brought to market so far to twelve. This includes the largest capacity machine in the market, the RT120F and the first ASV vertical lift CTL and SSL machines, the VT70 and the VS60 and VS75.

Highlights of our product lineup include:

•	Our patented “Posi-Track” CTL system’s enhanced ability to operate in tougher environments at a faster speed, lower ground pressure and higher ground clearance, with less track wear and maintenance than CTLs with traditional undercarriage systems. This has enabled us to be the only manufacturer in the market to supply rubber-tracked CTLs, offering what we believe is a clear differentiation and competitive advantage over the competition.

•	The largest, highest performance machines (RT120) available that deliver superior operating performance in terms of deliverable power and capacity and that can operate longer at higher outputs.

•	A smaller-sized machine (RT30) targeted to an entry-level end-user market for both commercial and individual buyers, which offers maneuverability in denser residential construction locations and other applications where space is constrained while maintaining the functionality of a larger CTL.

•	Machines designed for the higher volume rental and commercial market, such as the VS75, VT70 and RT75, which we believe offer higher output and performance advantage compared to higher-priced competitor machines, including significantly reduced time required to perform the most frequently encountered maintenance requirements.

Our machines utilize a reliable, widely supported engine selection for machines in the 30-65 horsepower range and a high performance engine for machines in the 75-120 horsepower range. We have also introduced product features that address the needs of selected niche markets, such as a vertical loader design for the rental market, and performance features, such as high torque and cooling capacity and a Heavy Duty Package to meet the needs of aggressive environments such as forestry and road profiling.

We are able to focus on the high capacity end of the market with our 75 to 120 horsepower products, which we believe offer superior performance, productivity and return on investment. We aim to leverage this success in the markets for our 50 and 60 horsepower machines. Our 30 horsepower machines are aimed at space-constrained commercial applications and entry-level retail opportunities. The RT30 is currently the only CTL of its size and operating class in the industry.

Our machines comply with either the EPA’s Tier 4 Interim (T4I) or Tier 4 Final (T4F) emissions standards. Tier 4 Interim emissions standards became effective in 2011 for all new, high-horsepower off-road diesel engines and significantly cut emissions. Tier 4 Final emissions standards became effective in 2015 and required further emissions reductions by the end of 2017. We expect to complete the upgrade of our 30 horsepower through 60 horsepower T4I machines, which include the RT30, RT50, RT60 and the RS50, RS60 and VS60, to T4F by the end of 2018. In the interim period, we maintain emissions compliance by using compliance credits generated internally from each of our T4F compliant machines and by using compliance credits made available to us from our engine supplier for our T4I machines.

Our ongoing product strategy is to provide machines that are designed to meet the specific needs of potential users in our target markets including recent and continuing initiatives directed at the rental markets, in which ease of maintenance is a particular priority, and forestry where vehicle power, cooling capacity, torque power and track life are especially important.

Customers and Distribution:

We sell our machines and parts to independent dealers or rental-only dealers, principally in North America, Australia and New Zealand under the ASV and Terex brands. In Australia, we have a master distributor with ten dealers, and in New Zealand we have two dealers. Our largest network of dealers is in North America. Supplementing our dealer network are private label original equipment manufacturer relationships with several manufacturers, including a supply agreement to provide rubber tracked undercarriages for use on a number of such customers’ own branded multi-terrain track loaders. The largest OEM machine relationship is for our SSL product. OEM and undercarriage sales are made based on the sales demand provided to us. Sales to independent dealers or rental-only dealers are made by our regional sales account managers. We rely upon our strong dealer relationships, proprietary product engineering, brand recognition, a comprehensive product offering including after-sales parts support, our distribution network and retail and dealer financing programs to generate our sales.

North American Distribution—Background

Beginning in December 2014, our North American distribution strategy was based on adding incremental independent ASV brand dealers to complement an existing Terex distribution network to which we sold our products. This distribution strategy focused on establishing a dealer presence in open market regions where Terex did not have distribution capabilities, and commenced with a sequential geographic roll out plan across eight sales regions, beginning in the Midwest. Terex sales account managers and support staff were responsible for selling our product to the Terex dealers. Initially, two ASV sales account managers were responsible for establishing the ASV independent dealer network in the United States and selling product to them. At December 2014 we did not have any independent ASV dealers.

During the second half of 2015 and in 2016, sales to the Terex dealer network began to significantly decline, principally we believe due to the uncertainty of the dealers regarding the strategy of Terex towards its construction equipment. In June 2016, Terex announced the sale of certain of its construction brands, including its German compact construction equipment business, to Yanmar Holdings Co. Ltd. Over the same period, the number of Terex account managers selling the Terex brand of our equipment progressively reduced from ten to four. In response, we have converted a number of Terex dealers from buying Terex branded product to buying ASV product, and will continue to convert others who may wish to transition that meet our criteria for our dealer network. We have also added our own sales account managers to sell our product and interface with the dealer network.

Current North American distribution strategy

Starting mid-2016, we are seeking to secure distribution wherever there is an opportunity to develop dealers and capture market share. We continue to sign new ASV dealers and transition Terex supported dealers to the ASV brand, focus on defined retail markets such as landscaping, forestry, and construction, and target larger independent rental companies.

To implement this strategy, we have progressively increased the number of ASV sales account managers in North America from two to seven, who are focused on regional territories, and established 93 dealers with 133 locations as of December 31, 2016, compared to zero locations in December 2014 and 33 locations in December 2015. By the end of 2017, we expect to have substantially completed the transition of former Terex dealers who want to convert to the ASV brand and who are approved through the ASV process. Our objective is to continue to add new ASV dealers across North America to increase our geographic coverage and also to add to the number of dealers in markets that are of sufficient size to warrant multiple dealers.

The geographic distribution of the independent ASV dealer locations in North America is shown below. This includes only new ASV dealers or Terex dealers that have converted to carry the ASV brand.

Rental Dealers

As a result of the products we have recently launched, we believe we can now supply CTL and SSL machines to meet the needs of the rental equipment market, a market that has experienced and we believe will continue to experience growth. These products, such as the VS 75, VT 70 and RT 75, are designed to be attractive to the rental company business model, and we are targeting to increase our sales to a number of rental accounts that will add to our revenues and provide broader brand exposure to a wider set of users.

Operational Strategy:

Although we perform some fabrication and painting in our facility, we are not vertically integrated to any significant extent. Rather, we assemble our products from components received from third parties, which we believe is more appropriate for our business, allowing quicker response times and increased flexibility in manufacturing. We have sought to employ an operational strategy throughout the organization that is targeted to drive out waste and improve product flow that is integrated with safety, quality and supply chain management. Our improvements to date have resulted in improved order to shipment time, which in addition to responding to dealer and OEM customer needs, reduces working capital requirements. For 2016, we achieved annual savings from the cost reduction initiative of $2.2 million.

Growth and Acquisition Strategy:

We believe that our business has significant opportunity to grow through acquisitions. We expect to seek acquisitions, in which we may acquire a product line, or adjacent product lines that complement our core business. When evaluating acquisition targets, we will look for opportunities to expand our existing product offerings and technology, gain access to new geographic markets and dealers and capitalize on scale and cost efficiencies.

Competitive Strengths

We believe that we have a number of competitive advantages in the markets we serve, including the following:

•	Market. We participate in a market that is we expect to experience growth in North America facilitated by a steady increase in U.S. new housing starts and overall increases in construction spending.

•	Up-to-date products designed specifically for the market. Our products have been either re-designed or launched in the past 18 months and we believe are some of the most up-to-date in the market. Our undercarriage design is patent protected to 2023.

•	Focused management team. We have an experienced management team, dedicated solely to our operation, to implement our strategy. Each member of the executive team has been involved with ASV since the Joint Venture and has been instrumental in developing our strategy.

•	Strong name recognition and loyalty. We believe the ASV name has a strong legacy dating from the launch of the original ASV products in 1983, and we believe it has to this day retained a strong brand loyalty amongst users who seek the benefits of our Posi-Track undercarriage.

•	Growing independent distribution network. In the last two years we have established a new distribution network in North America that is serviced by our team of regional sales managers.

•	Recurring revenue stream from parts sales. Parts sales typically constitute 25% to 30% of our annual total sales and are characterized by higher margins than product sales.

Revenues

Our revenue distribution by category, geography and machine sales by type are shown in the tables below.

	Nine months ended September 30, 2017		Nine months ended September 30, 2016		Twelve months ended December 31, 2016		Twelve months ended December 31, 2015
	% of Total	$	% of Total	$	% of Total	$	% of Total	$
Revenues by Category
Machine sales	65.1%	60,506,494	59.0%	46,457,557	59.3%	61,559,899	56.2%	65,750,556
Parts sales	25.6%	23,784,704	29.1%	22,934,360	30.8%	31,936,568	26.3%	30,799,252
Undercarriage sales	8.5%	7,907,423	11.1%	8,742,723	9.2%	9,567,137	16.5%	19,303,309
Other	0.8%	686,062	0.8%	617,664	0.7%	739,042	0.9%	1,081,561

Total	100.0%	92,884,683	100.0%	78,752,304	100.0%	103,802,646	100.0%	116,934,679

Revenues by Geography
United States	70.2%	65,171,071	78.9%	62,115,972	79.4%	82,413,204	81.9%	95,725,255
Canada	6.9%	6,419,091	6.3%	4,984,482	5.2%	5,420,371	5.3%	6,272,749
Australia and New Zealand	22.1%	20,499,758	12.0%	9,483,198	15.1%	15,655,912	11.3%	13,168,805
Other	0.8%	794,762	2.8%	2,168,652	0.3%	313,159	1.5%	1,767,869

Total	100.0%	92,884,683	100.0%	78,752,304	100.0%	103,802,646	100.0%	116,934,679

Machine Sales by Machine Type
CTL	95.6%	57,819,449	92.1%	42,779,134	93.4%	57,469,047	85.3%	56,054,557
SSL	4.4%	2,687,045	7.9%	3,678,423	6.6%	4,090,852	14.7%	9,695,999

Total	100.0%	60,506,494	100%	46,457,557	100.0%	61,559,899	100%	65,750,556

Revenue by geography follows closely with the market distribution, where the largest market demand is in North America and the second largest market is Australia and New Zealand. Our estimated market share in 2015, excluding sales of other brands that we manufacture under our private label original equipment manufacturer agreements, is 4% for CTLs and 1% for SSLs. Sales by category shows that in addition to machine sales (both

CTL and SSL), our revenues consist of after-market parts sales of approximately 25% - 30% and sales of our undercarriage to a private label original equipment manufacturer customers have varied between 11% and 20% in recent times. Our CTL machine and SSL machine sales accounted for 93.4% and 6.6% of machine sales for 2016, respectively, and 95.6% and 4.4% of machine sales through the third quarter of 2017, respectively. Revenues and sales are discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Competition

We face a competitive global manufacturing market for our products. We compete with other manufacturers based on many factors, particularly price, performance and product reliability. Most of our competitors are large, international industrial equipment manufacturers that are significantly larger than we are, and have significantly greater financial, managerial and administrative resources than we have. The market for SSL and CTL equipment in North America is very competitive and has seen a number of new entrants in the past few years. The CTL and SSL markets are served by 16 suppliers, with our top four competitors in each market—Doosan (Bobcat), Caterpillar, Kubota and John Deere—accounting for approximately 65% - 75% of total industry sales. We do not have a single competitor across either of the CTL or SSL machines.

We are the only manufacturer of a rubber-tracked CTL, with the exception of three Caterpillar models for which we supply our undercarriage. Other significant competitors in both the CTL and SSL markets include Takeuchi, Case, New Holland, Mustang Gehl and JCB. The table below provides the 2015 unit sales in North America for the largest suppliers in the industry:

	2015 Unit Sales		Location of Production Facility
	CTL	SSL
Competitor
Bobcat	12,725	14,900	N. Dakota, USA / Czech Republic
Caterpillar	7,100	4,200	N. Carolina, USA / India
Kubota	5,550	(1)	Osaka, Japan
Deere	5,100	4,300	Iowa, USA
Case/New Holland	3,700	7,050	Kansas, USA
Takeuchi	2,300	275	Sakaki, Japan
All other	3,274	4,610	—
ASV	1,376	340	Grand Rapids, Minnesota

Total	41,125	35,675	—

Source: Yengst Associates, Equipment Analysis, North America, Skid Steer Loaders (July 2016) and Yengst Associates, Equipment Analysis, North America, Compact Track Loaders (July 2016).

(1)	Kubota entered the market for SSLs in 2015.

CTL and SSL Regulatory Matters:

Since CTLs and SSLs are mobile off-highway products utilizing diesel power, they have been subject to EPA mandated emissions regulations that went into effect initially in 1996 with Tier 1 in North America and were closely mirrored in Europe with EU Stage I regulations in 1999. Regulations now also exist in Canada. The regulatory authorities have primarily focused on the reduction of particulate matter (PM) and oxides of nitrogen (NOx). Carbon monoxide (CO) and hydrocarbons (HC) are also regulated but are inherently low from diesel engines. EPA Tier 4 Final and EU Stage IV regulations call for PM and NOx levels to be reduced significantly for most power categories. The use of advanced engine technology and exhaust after-treatment will be required to achieve these near zero emissions in off-highway equipment. Diesel fuel is also a critical part of the solution. Ultra-Low Sulfur Diesel is necessary for most after-treatment technology as high levels of sulfur render the after-treatment less effective.

The development of engines to achieve compliance has been undertaken by our engine manufacturers. Compliance with Tier 4 Final regulations in North America will be required for our products by the end of 2018 and we continue the transition to Tier 4 Final power systems in our products. While plans are in place to comply with the phase-in of Tier 4 Final regulations, we are dependent on our engine suppliers to continue to timely deliver. We expect to complete the upgrade of our 30 horsepower through 60 horsepower T4I machines, which include the RT30, RT50, RT60 and the RS50, RS60 and VS60, to T4F by the end of 2018. In the interim period, we maintain emissions compliance by using compliance credits generated internally from each of our T4F compliant machines and by using compliance credits made available to us from our engine supplier for our T4I machines. A failure to timely receive appropriate engines from our suppliers could result in our being placed in uncompetitive positions or without finished product when needed. Compliance with environmental laws and regulations has required, and will continue to require, us to make expenditures, however we do not expect these expenditures to have a material adverse effect on our business or results of operations.

Employees and Labor Relations

As of September 30, 2017 we had 153 full time employee and five temporary employees. Currently, three of our employees participate in a collective bargaining agreement with the International Brotherhood of Boilermakers, Local 647. In addition, the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers brought a proceeding against us before the National Labor Relations Board in May 2014 regarding alleged unfair labor practices at our Grand Rapids, Minnesota facility. As discussed above in “Risk Factors”, a federal administrative order was entered in June 2015 in favor of the union that requires, among other things, that we offer reinstatement to 13 terminated employees and make such employees whole for loss of earnings and benefits (including a gross up for adverse tax consequences for lump-sum back pay). Under this order, we are also required to bargain with the union as a representative of the assembly employees at our Grand Rapids, Minnesota facility and post informational notices at our facility. We are in the process of appealing the June 2015 decision. Overall, we consider our employee relations to be good.

Product Development

As of September 30, 2017 we employ 27 people in engineering and research and development at our facility. We test our products on a leased sixty-five acre facility located three miles from our manufacturing facility that provides a rigorous environment to stress test and cold weather test equipment in order to validate design concepts and optimize compliance of design with regulatory specifications before product launch. In 2015 and 2016, we expensed $1.9 million and $2.0 million in research and development cost, respectively.

Properties

We own our principal manufacturing facility in Grand Rapids, Minnesota, which comprises 27 acres with 227,910 sq. ft. for manufacturing, additional storage building of 16,000 sq. ft. and a retail outlet store of 10,080 sq. ft. We lease a sixty-five acre test track facility located three miles from our facility from Terex under a lease agreement that expires in 2034 (the “Terex Lease”). For more information on the Terex Lease, see “Certain Relationships and Related Party Transactions—Material Agreements and Arrangements with Terex and Manitex Before the Initial Public Offering” below.

After-sales parts support is provided from a dedicated distribution facility managed by third party logistics experts, located near a FedEx / UPS hub in Memphis, Tennessee, that provides the ability to deliver orders anywhere in the U.S. by 10:00 AM Central Time if ordered by 8:00 PM Central Time the previous day. Through this level of support we are able to minimize down time for our dealers and OEM customers. On October 5, 2017, the Company entered into a lease agreement for a facility in Grand Rapids, Minnesota where the Company intends to relocate its parts distribution center adjacent to its corporate headquarters and manufacturing plant.

We believe our buildings have been generally well maintained, are in good operating condition and are adequate for our current production requirements.

Material and Supply Arrangements

Our operating philosophy is to design, source, integrate, quantitatively assess, assemble, ship and integrate product from parts and systems available from third parties. Consequently we purchase a majority of our components as partially and fully finished assemblies, rather than raw materials for conversion. However, steel is a major part of the chassis, cabs and wheel rims of our product and as such availability and pricing from our suppliers is subject to the global steel market. Some components may not be easily interchanged with components from alternative suppliers and have been designed into our products. For example our engine strategy is to utilize a small number of suppliers such as Kubota, Perkins, Cummins and Deutz. We have not experienced any recent shortages of necessary materials. During 2016 we introduced strategic supply chain management to increase focus on sourcing components and to proactively manage our supply base. This broadens and increases responsibility from a solely purchasing function with anticipated benefits in both delivered quality and cost of components that we purchase.

Seasonality and Backlog

We experience some seasonality in our business, with sales generally stronger towards the end of the first calendar quarter and in the second calendar quarter of the year. Our growing business in the southern hemisphere (Australia and New Zealand), is stronger in the third and fourth quarters. Backlog consists of purchase orders for machines or replacement parts or firm 60-day schedule commitments for undercarriages. Backlog believed by us to be firm at December 31, 2016 was $6.9 million, and was $9.2 million at September 30, 2017. We expect to ship product to fulfil existing backlog within the next twelve months. While still an important measure, the importance of backlog has diminished in recent years as order to ship times have been substantially reduced and our flexibility to manufacture has been improved.

Tradename and trademarks

The ASV trade name and the Posi-Track product trademark are well known within the market and are important assets that the company employs in its marketing efforts.

Customer relationships

Caterpillar Inc., an OEM customer, and CEG Distributions PTY Ltd., the Company’s Australian master distributor, accounted for 37% and 43% of our net sales for the three months ended September 30, 2017 and 2016, respectively, and 32% and 34% of our net sales for the nine months ended September 30, 2017 and 2016, respectively, as well as 63% of our accounts receivable at September 30, 2017. These two customers accounted for 36% of our net sales for the year ended December 31, 2016, as well as 64% of our accounts receivable at December 31, 2016, and 39% of our net sales for the year ended December 31, 2015 as well as 68% of accounts receivable at December 31, 2015. Any disruptions to these customer relationships could have adverse effects on our financial results. We manage dealer and OEM customer concentration risk by evaluating in advance the financial condition and creditworthiness of dealers and OEM customers. We establish an allowance for doubtful accounts receivable, if needed, based upon expected collectability. Any reserves established for doubtful accounts is determined on a case-by-case basis when it is believed the payment of specific amounts owed to us is unlikely to occur. Although we have encountered isolated credit concerns related to our dealer base, management is not aware of any significant credit risks related to our dealer base and generally does not require collateral or other security to support account receivables, other than any UCC related sales.

Legal proceedings

We are involved in various legal proceedings, including product liability, general liability, workers’ compensation liability, and employment litigation, which have arisen in the normal course of operations. We are insured for product liability, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract, with retained liability or deductibles. We have recorded and maintain an estimated liability in the amount of management’s estimate of our aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, we determine our exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of probable loss to be estimable. We believe we have made appropriate and adequate reserves and accruals for our current contingencies. On May 11, 2017, we obtained insurance coverage for product liability exposures, certain exposures related to general, workers’ compensation and automobile liability, catastrophic losses as well as those risks required to be insured by law or contract. Our workers’ compensation policies have a $250,000 per claim deductible with a $1,000,000 aggregate deductible. We also maintain an occurrence based product liability policy with a $500,000 per claim self-insured retention.

Jones v. Terex Corporation, et. al., which was filed in the Marin County Superior Court, California. In 2014, the plaintiff was injured when a SSL, which we manufactured, backed over the plaintiff’s legs and back. The SSL was operated by a Marin County, California employee. The plaintiff claimed that although the backup alarm was operating properly, the loader was defective because it lacked backup mirrors. An agreement of $1,600,000 was reached in March 2017. The Company agreed to pay $200,000 within 14 days of full execution of settlement agreement, followed thereafter by monthly payments in the amount of $82,000 per month for 17 months. Settlement for $53,000 was reached with co-plaintiff, Kerch, in June 2017.

We also have the proceeding pending on appeal before the National Labor Relations Board, as discussed above under “Risk Factors”.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age (as of October 31, 2017) and position of each of the persons serving as our directors and executive officers.

Name	Age	Position
Andrew M. Rooke	60	Chairman of the Board (Class III) and Chief Executive Officer
Melissa How	47	Chief Financial Officer and Secretary
James DiBiagio	60	Chief Operating Officer
Brian J. Henry	59	Director (Class I)
Michael A. Lisi	61	Director (Class II)
Joseph M. Nowicki	55	Director (Class II)
David Rooney	62	Director (Class I)

The following includes a brief biography for each of the persons listed above, including information regarding the experiences, qualifications, attributes or skills of each director that caused us to determine that each such director should serve as a director on the Board. There are no family relationships among any of our executive officers or directors. There are no arrangements or understandings between any of the persons listed below and any other persons pursuant to which any individual below was selected to serve as a director or officer.

Executive Officers

Andrew M. Rooke. Age 60. Mr. Rooke has served as our Chief Executive Officer since December 2016. He was the President and Chief Operating Officer of Manitex from March 2007 through December 2016 and has been directly engaged in the operations of our business as a member of our Board of Managers since the formation of the Joint Venture in December 2014. Mr. Rooke joined Manitex in January 2007 as President and Chief Operating Officer of the Testing and Assembly Equipment segment. From 2002 through June 2006, he was the Chief Financial Officer and Vice President of Finance for GKN Sinter Metals, Inc., a wholly owned subsidiary of GKN plc, a company with 46 operating units worldwide that is engaged in the design, manufacture and sales of highly engineered components and assemblies to the global automotive and industrial OEMs, including con rods, transmissions and gears. During his employment with GKN Sinter Metals, Inc., Mr. Rooke was responsible for worldwide finance operations, including reporting, treasury, compliance and analysis, information technology, worldwide procurement and business strategy, including mergers and acquisitions. Prior to that, Mr. Rooke was Director and Controller of GKN Off-Highway and Auto Components Division. In February 2012, Mr. Rooke was appointed and serves as Member of Spartan Motors, Inc. Board of Directors. Mr. Rooke holds a Bachelor of Arts in economics from York University in the United Kingdom is qualified as a Chartered Accountant and is a member of the Institute of Chartered Accountants in England and Wales.

We believe Mr. Rooke is qualified to serve as a director of the Company due to his significant management and executive experience with the Company and Manitex. Mr. Rooke brings an extensive knowledge and understanding of the Company and our business.

Melissa How. Age 47. Ms. How brings more than sixteen years of leadership experience in both the private and public sectors. She joined ASV, Inc. in 1999 after spending seven years as an accounting supervisor with Industrial Lubricant Co. She was named Controller of ASV in 2006 and assumed the lead finance role for ASV in 2009. In 2012, under Terex ownership, she became Finance Director of Terex with responsibility for several Terex business segments and with a focus on internal controls and strategic objectives. In that capacity, Ms. How has served as our Finance Director from December 2014 until May 2017, when she was appointed as our Chief Financial Officer and Secretary in connection with the initial public offering.

James DiBiagio. Age 60. Mr. DiBiagio served as General Manager of A.S.V., LLC from January 2013 until May 2017, when he was appointed as our Chief Operating Officer in connection with the initial public offering. Prior to joining us, Mr. DiBiagio served as the Senior Vice President of Operations for Oystar North America, a packaging machinery and technology company from March 2011 until June 2012. Mr. DiBiagio has more than 35 years of diverse manufacturing, operational and business leadership with companies serving a variety of industries including aerospace, the automotive industry and capital equipment, such as Manitowoc, Johnson Controls and Kaydon.

Non-Employee Directors

Brian J. Henry. Age 59. Mr. Henry has served as Senior Vice President, Finance and Business Development of Terex since October 2002. Mr. Henry has been employed by Terex since 1993 and previously held at Terex the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. From 1990 to 1993, Mr. Henry was employed by KCS Industries, L.P. and its predecessor, KCS Industries, Inc., an entity that until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to Terex and its subsidiaries. Prior to that, Mr. Henry was Associate and then Vice President, Corporate Finance, at PaineWebber Incorporated and was employed there for five years focusing on high yield and leveraged finance. Mr. Henry holds a Bachelor of Arts degree in Economics from Georgetown University and a Master of Management degree from Northwestern University.

We believe Mr. Henry is qualified to serve as a director of the Company due to his extensive industry experience with Terex and his expertise in development and implementation of strategic acquisitions, development and joint ventures as he has provided leadership for more than 50 M&A transactions and joint ventures worldwide during the past 26 years.

Michael A. Lisi. Age 61. Since March 2015, Mr. Lisi has been a partner and managing member with Bridge Intellectual Property Services PLLC, a law firm based out of Royal Oak, Michigan. Mr. Lisi’s practice is concentrated in the area of intellectual property, which includes global trademark and copyright clearance, registration and enforcement, and providing intellectual property and litigation analyses and reports for use in audits and securities filings of public company clients. He has significant experience in advising companies on competition and commercial legal issues as well as tax issues relating to intangible assets. As the managing member of Bridge Intellectual Property Services, Mr. Lisi is responsible for tax-related matters, compensation, benefit plans, ethics compliance, and business development and marketing. From April 2004 to February 2015, Mr. Lisi was a partner at Honigman Miller Schwartz and Cohn LLP, a law firm based out of Detroit, Michigan. Mr. Lisi received a J.D. degree from the University of Michigan.

We believe Mr. Lisi is qualified to serve as a director of the Company due to his extensive experience advising public companies.

Joseph M. Nowicki. Age 55. Mr. Nowicki is the Executive Vice President and Chief Financial Officer of Beacon Roofing Supply, a Nasdaq-listed distributor of roofing and building materials, a position he assumed in March 2013. At Beacon, Mr. Nowicki is responsible for the oversight of finance, information technology and investor relations. Mr. Nowicki also serves on the Board of Directors for Diversified Restaurant Holdings, a position he has held since 2010. Mr. Nowicki served as the Chief Financial Officer of Spartan Motors, Inc., a Nasdaq-listed specialty vehicle manufacturer from June 2009 to March 2013. Previously, Mr. Nowicki spent approximately 17 years with Herman Miller, Inc., a furniture manufacturer, where he served as Treasurer and as a member of Herman Miller’s key leadership team, managing all treasury activities for the company including establishing the overall capital and debt structure, overseeing the pension and investment strategy, and leading investor relations activities. Before joining Herman Miller, he held several operations and finance positions, including working for IBM and General Motors, and spent several years in public accounting. Mr. Nowicki is a Certified Public Accountant and received a Master of Business Administration from the University of Michigan—Ross School of Business.

We believe Mr. Nowicki is qualified to serve as a director of the Company due to his extensive public company experience and specialized accounting, finance and capital markets expertise.

David Rooney. Age 62. Since 2008, Mr. Rooney has served as a consultant to organizations developing client-centered strategies and tactics on brand positioning, integrated organizations and customer relationship management. Mr. Rooney has over 30 years of experience in marketing and market analysis, global communications and product positioning, including previous roles as Director of Chrysler Marketing and Global Communications for Chrysler/Daimler Chrysler Corporation from 2006 to 2008 and Executive Director of Marketing for SAAB Cars North America from 2011 to 2012. Since 2008, Mr. Rooney has served as an Adjunct Professor at Oakland University School of Business Administration in Rochester, Michigan and is currently an Executive in Residence. He holds a Bachelor of Arts degree in Marketing from Michigan State University and a Master in Business Administration from the University of Detroit.

We believe Mr. Rooney is qualified to serve as a director of the Company due to his extensive experience advising companies on product and brand positioning, customer relations, communications and sales and distribution.

Composition of our Board

Our bylaws provide that the size of our Board will be determined from time to time by resolution of our Board. Our Board currently consists of five directors, four of whom qualify as independent directors under the rules and regulations of the SEC and the Nasdaq Capital Market.

Election of Directors

Our certificate of incorporation provides for a classified Board consisting of three classes of directors. There are two directors in Class I, two directors in Class II and one director in Class III, each serving a staggered three-year term. At each annual meeting of stockholders, our stockholders will elect successors to directors whose terms then expire to serve from the time of election and qualification until the third annual meeting following election. The terms of our Class I directors (Messrs. Henry and Rooney) will expire at the annual meeting of stockholders to be held in 2018, the terms of our Class II directors (Messrs. Lisi and Nowicki) will expire at the annual meeting of stockholders to be held in 2019 and the term of our Class III director (Mr. Rooke) will expire at the annual meeting of stockholders to be held in 2020.

Independence of our Board and Board Committees

Rule 5605 of the Nasdaq Marketplace Rules, or the Nasdaq Listing Rules, requires a majority of a listed company’s board of directors be “independent” as defined in Nasdaq Listing Rule 5605(a)(2) within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family and other relationships, including those relationships described under “Certain Relationships and Related Party Transactions,” none of our non-employee directors, representing four of our five directors, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. Mr. Rooke is not considered independent because of his service as our Chief Executive Officer.

Each director who serves as a member of the audit, compensation, and nominating and corporate governance committees satisfies the independence standards for such committees established by the SEC and the Nasdaq

Listing Rules, as applicable. In making these determinations on the independence of our directors, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Leadership Structure of the Board

Our bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chairman of our Board and Chief Executive Officer and/or the implementation of a presiding or lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. Rooke currently serves as the Chairman of our Board. We believe that this leadership structure is appropriate at this time because:

•	it promotes unified leadership and direction for the Company;

•	it allows for a single, clear focus for management to execute the Company’s strategic initiatives and business plans;

•	our Chief Executive Officer is in the best position to chair Board meetings and to ensure that the key business issues and risks facing the Company are brought to the Board’s attention; and

•	we can more effectively execute our strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

Our Board will periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Our Board has oversight responsibility for the Company’s risk management process. The Board administers its oversight function through its committees, but retains responsibility for general oversight of risks. The committee chairs are responsible for reporting findings regarding material risk exposure to the Board as quickly as possible. The Board has delegated to the audit committee oversight responsibility to review our code of ethics, including whether the code of ethics is successful in preventing illegal or improper conduct, and our management’s risk assessments and management’s financial risk management policies, including the policies and guidelines used by management to identify, assess and manage our exposure to financial risk. Our compensation committee assesses and monitors any major compensation-related risk exposures and the steps management should take to monitor or mitigate such exposures.

Board Committees

Audit Committee

We have established an audit committee in accordance with section 3(a)(58)(A) of the Exchange Act. The primary duties and responsibilities of our audit committee are to oversee (1) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (2) our systems of internal controls; (3) our code of ethics and business conduct; and (4) our compliance with legal and regulatory requirements. In addition, our audit committee appoints and monitors the independence, qualifications and performance of our independent auditors and provides an avenue of communication between our independent auditors, management and the Board.

Messrs. Henry, Lisi, Nowicki and Rooney are the members of our audit committee, with Mr. Nowicki serving as chair. The members of the audit committee are “independent directors” as that term is defined in Nasdaq Rule 5605(a)(2), Nasdaq Rule 5605(c)(2)(A), and Rule 10A-3 as promulgated under the Exchange Act. Mr. Nowicki qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

We have established a compensation committee. In general, our compensation committee reviews and makes recommendations regarding the compensation of our executive officers and certain other key employees.

Our compensation committee approved the compensation provisions set forth in the employment agreements of our named executive officers. The compensation committee also determines and approves bonus and equity awards, and establishes performance objectives. The compensation committee evaluates the performance of our Chairman and Chief Executive Officer and determines his compensation based on this evaluation without our Chairman and Chief Executive Officer present during voting or deliberations on his compensation. With respect to the other named executive officers, the compensation committee considers the recommendations of our Chairman and Chief Executive Officer as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the committee.

Messrs. Henry, Lisi, Nowicki and Rooney are the members of our compensation committee, with Mr. Rooney serving as chair. The compensation committee charter requires that members of the compensation committee be “independent directors” as that term is defined in Nasdaq Rule 5605(a)(2), qualify as “non-employee directors” under Rule 16b-3 of the Exchange and “outside directors” under Section 162(m) of the Code, and be free from any other relationship that would interfere with the exercise of independent judgment as a member of the committee.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee. Messrs. Henry, Lisi, Nowicki and Rooney are the members of our nominating and corporate governance committee, with Mr. Lisi serving as chair. The nominating and corporate governance committee charter requires that members of the committee be “independent directors” as that term is defined in Nasdaq Rule 5605(a)(2). The principal functions of the nominating and corporate governance committee are to:

•	develop and recommend to the Board minimum qualifications for director nominees;

•	identify and evaluate potential candidates for the Board and committee positions;

•	recommend to the Board a slate of nominees for election as directors at our annual meetings of stockholders;

•	recommend to the Board individuals to be appointed to the Board in connection with vacancies or newly created director positions and the termination of directors for cause or other appropriate reasons;

•	review the size and composition of the Board and committees;

•	develop and recommend our corporate governance guidelines;

•	develop, review and revise a management succession plan and consider and recommend candidates for successors to the Chief Executive Officer and, when appropriate and taking into account the Chief Executive Officer’s recommendations, successors for our other executive officers;

•	review and recommend our directors’ and officers’ liability insurance;

•	evaluate and make recommendations regarding stockholder proposals submitted to the Board for inclusion in the Company’s proxy statement; and

•	develop, recommend and oversee an annual self-evaluation process for the Board and its committees.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for our Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and our Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer and principal financial and accounting officer, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, the rules of the SEC promulgated thereunder, and the Nasdaq rules. The code of ethics also applies to all of our employees as well as our Board. In the event that any changes are made or any waivers from the provisions of the code of ethics are made, these events would be disclosed on our website or in a report on Form 8-K within four business days of such event. The code of ethics is posted on our website at http://asvi.com. Copies of the code of ethics will be provided free of charge upon written request directed to Investor Relations, ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, Minnesota 55744.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The following is a discussion and analysis of compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our compensation committee, who has been appointed by our Board, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

We operated as a joint venture of Manitex and Terex until consummation of the LLC Conversion and our initial public offering in May 2017. Until December 2016, our Chairman and Chief Executive Officer served as an executive officer of Manitex and as a result, Manitex determined the 2015 and 2016 compensation of our Chairman and Chief Executive Officer. In addition, our named executive officers received equity-based compensation from Manitex in connection with their services to the Company.

Mr. DiBiagio’s and Ms. How’s compensation for 2015 and 2016 was determined by Terex, Manitex, our Board of Managers and Mr. Rooke, and not determined or reviewed by a compensation committee. As an executive officer of Manitex, Mr. Rooke’s compensation was reviewed and determined by Manitex’s compensation committee.

Summary Compensation Table

The following table sets forth information for the years ended December 31, 2016 and 2015, regarding compensation awarded to or earned by our named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)		All Other Compensation ($) (3)	Total ($)
Andrew M. Rooke	2016	341,856	(4)	80,500	186,720	(5)	136,795	745,871
Chairman and Chief Executive Officer	2015	341,285	(4)	134,304	138,088		135,158	748,835

James DiBiagio	2016	207,164		80,500	70,020	(6)	16,921	374,605
Chief Operating Officer	2015	189,280		63,598	59,991		14,126	326,995

Melissa How	2016	145,583		30,000	29,175	(7)	5,374	210,132
Chief Financial Officer and Secretary	2015	139,500		26,784	24,988		4,280	195,552

(1)	Manitex awarded Mr. Rooke a discretionary cash bonus of $80,500 for 2016, which was paid by us in March 2017. Manitex awarded Mr. Rooke a discretionary bonus of $158,002 for 2015. In accordance with the recommendation of Manitex’s compensation committee, Mr. Rooke received Manitex restricted stock units with a value equal to 15% of his 2015 bonus ($23,698) and it was stipulated that Mr. Rooke’s 2015 cash bonus was to be reduced by the value of the Manitex restricted stock units so granted. Accordingly, Mr. Rooke received a total cash bonus of $134,304 in 2015. The Manitex restricted stock units awarded to Mr. Rooke in 2015 are reported under the “Stock Awards” column. Mr. DiBiagio and Ms. How received discretionary cash bonuses for performance in 2016 and 2015.

(2)	The value of restricted stock units included in this column is calculated as of the grant date in accordance with applicable authoritative accounting guidance, using the closing price of Manitex common stock on the date of grant.
(3)	For 2016, represents a $12,000 car allowance, $4,815 401(k) matching contribution, a $93,377 housing allowance and $26,603 for insurance premiums paid in connection with whole life and term life insurance policies purchased by Manitex that is owned by Mr. Rooke. All components of Mr. Rooke’s 2016 compensation represent compensation paid by Manitex. For 2016, represents a $9,000 car allowance, $7,579 in 401(k) matching contribution, and $342 for life insurance premiums for Mr. DiBiagio and $5,055 in 401(k) matching contribution and $319 for life insurance premiums for Ms. How.
(4)	Amount represents cash salary earned and received from Manitex.
(5)	On January 4, 2016, Mr. Rooke was awarded 16,000 Manitex restricted stock units with a value of $97,120 based on the closing price of $6.07 per share of Manitex common stock on the date of grant. Under this award, 5,280 units vested on January 4, 2017 and 5,280 units and 5,440 units will vest on January 4, 2018 and 2019, respectively. On December 14, 2016, Mr. Rooke was awarded 16,000 Manitex restricted stock units with a value of $89,600 based on the closing price of $5.60 per share of Manitex common stock on the date of grant. Under this award, 5,280 units, 5,280 units and 5,440 units vest on December 14, 2017, 2018 and 2019, respectively.
(6)	On January 4, 2016, Mr. DiBiagio was awarded 6,000 Manitex restricted stock units with a value of $36,420 based on the closing price of $6.07 per share of Manitex common stock on the date of grant. Under this award, 1,980 units vested on January 4, 2017, 1,980 units will vest on January 4, 2018 and 2,040 units will vest on January 4, 2019. On December 14, 2016, Mr. DiBiagio was awarded 6,000 Manitex restricted stock units with a value of $33,600 based on the closing price of $5.60 per share of Manitex common stock on the date of grant. Under this award, 1,980 units will vest on each of December 14, 2017 and 2018, respectively, and 2,040 units will vest on December 14, 2019.
(7)	On January 4, 2016, Ms. How was awarded 2,500 Manitex restricted stock units with a value of $15,175 based on the closing price of $6.07 per share of Manitex common stock on the date of grant. Under this award, 825 units vested on January 4, 2017, 825 units will vest on January 4, 2018, and 850 units vest on January 4, 2019. On December 14, 2016, Ms. How was awarded 2,500 Manitex restricted stock units with a value of $14,000 based on the closing price of $5.60 per share of Manitex common stock on the date of grant. Under this award, 825 units will vest on each of December 14, 2017 and 2018, respectively, and 850 units will vest on December 14, 2019.

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

The base salaries as of January 1, 2017 for our named executive officers were:

Named Executive Officer	Base Salary
Andrew M. Rooke	$355,000
James DiBiagio	$230,000
Melissa How	$150,000

Following the completion of the initial public offering, the annual base salaries for our named executive officers were adjusted. See “—Our Current Executive Compensation Program—Annual Base Salary”.

2016 Discretionary Bonuses

For 2016, the Manitex board of directors granted discretionary cash bonuses to Mr. Rooke, Mr. DiBiagio and Ms. How of $80,500, $80,500 and $30,000, respectively, which were paid by us in March 2017.

Long-Term Incentive (Equity Awards)

In 2016, Manitex granted Mr. Rooke two separate discretionary long-term incentive awards, a grant on January 4, 2016, of 16,000 restricted stock units and a second grant on December 14, 2016, of 16,000 restricted stock units, each vesting over a three-year period. Manitex also granted long-term incentive awards to other employees. On January 4, 2016, Mr. DiBiagio and Ms. How were awarded 6,000 and 2,500 restricted stock units, respectively, each vesting over the same three-year period. On December 14, 2016, Mr. DiBiagio and Ms. How were awarded 6,000 and 2,500 restricted stock units, respectively, each vesting over the same three-year period.

Health and Retirement Benefits

In 2016, Mr. Rooke participated in the same broad-based benefit programs offered to other U.S. employees of Manitex, including healthcare and dental plans, long-term disability insurance, a 401(k) program with a match and life insurance plans. In addition, Mr. DiBiagio and Ms. How participated in broad-based Manitex benefit programs offered to the other U.S. employees of Manitex.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each of our named executive officers, the number of shares of Manitex or Terex restricted stock units and the number of shares held as of December 31, 2016. For information on the treatment of these outstanding Manitex and Terex awards after the consummation of the initial public offering, see “—Our Current Executive Compensation Program—Treatment of Previously Outstanding Manitex and Terex Awards” below.

Manitex Awards

	Stock award grant date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Andrew M. Rooke	1/1/2015	6,030	(1)	41,366	(1)
	1/4/2016	16,000	(2)	109,760	(2)
	12/14/2016	16,000	(3)	109,760	(3)

James DiBiagio	1/1/2015	3,162	(4)	21,691	(4)
	1/4/2016	6,000	(5)	41,160	(5)
	12/14/2016	6,000	(6)	41,160	(6)

Melissa How	1/1/2015	1,317	(7)	9,035	(7)
	1/4/2016	2,500	(8)	17,150	(8)
	12/14/2016	2,500	(9)	17,150	(9)

Terex Awards

	Stock award grant date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
James DiBiagio	2/26/2014	353	(10)	11,130	(10)	—		—
	2/26/2014	168	(11)	5,297	(11)	—		—
	2/26/2014	—		—		115	(12)	3,626	(12)

Melissa How	2/26/2014	148	(13)	4,666	(13)	—		—
	2/26/2014	70	(11)	2,207	(11)	—		—
	2/26/2014	—		—		48	(12)	1,513	(12)

(1)	Manitex restricted stock unit award of 9,000 units, of which 2,970 units vested on January 1, 2016 and of which 2,970 units vested on January 1, 2017 and 3,060 units will vest on January 1, 2018. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(2)	Manitex restricted stock unit award of 16,000 units, of which 5,280 units vested on January 4, 2017 and of which 5,280 units and 5,440 units will vest on January 4, 2018 and 2019, respectively. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(3)	Manitex restricted stock unit award of 16,000 units, which vests 5,280 units, 5,280 units and 5,440 units on December 14, 2017, 2018 and 2019, respectively. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(4)	Manitex restricted stock unit award of 4,720 units, of which 1,558 units vested on each of January 1, 2016 and January 1, 2017 and of which 1,604 units will vest on January 1, 2018. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(5)	Manitex restricted stock unit award of 6,000 units, of which 1,980 units vested on January 4, 2017, 1,980 units will vest on January 4, 2018 and 2,040 units will vest on January 4, 2019. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(6)	Manitex restricted stock unit award of 6,000 units, of which 1,980 units, 1,980 units and 2,040 units will vest on each of December 14, 2017, 2018 and 2019, respectively. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(7)	Manitex restricted stock unit award of 1,966 units, of which 649 units vested on January 1, 2016 and January 1, 2017 and of which 668 units will vest on January 1, 2018. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(8)	Manitex restricted stock unit award of 2,500 units, of which 825 units vested on January 4, 2017 and of which 825 units and 850 units will vest on each of January 4, 2018 and 2019, respectively. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(9)	Manitex restricted stock unit award of 2,500 units, of which 825 units, 825 units and 850 units will vest on each of December 14, 2017, 2018 and 2019, respectively. The market value is based on Manitex’s closing share price on December 30, 2016 of $6.86.
(10)	Terex restricted stock award of 1,049 shares, of which 349 shares vested on February 26, 2015 and 350 shares vested on February 26, 2016 and of which 353 shares will vest on February 26, 2017. The market value is based on Terex’s closing share price on December 30, 2016 of $31.53.
(11)

These figures reflect performance-based awards granted by Terex based on performance goals actually achieved as of December 31, 2016, which will become fully vested on the later of February 26, 2017 or the date on which Terex files its 2016 annual financial statements with the Securities and Exchange

Commission. Market value is based on Terex’s closing share price on December 30, 2016 of $31.53. The performance period applicable to all such awards has expired, and such awards accordingly are no longer outstanding.
(12)	These figures reflect performance-based awards granted by Terex, which are subject to achievement of certain performance goals of Terex. The market value is based on the achievement of target-level goals and Terex’s closing share price on December 30, 2016 of $31.53.
(13)	Terex restricted stock award of 437 shares, of which 144 shares vested on February 26, 2015 and 145 shares vested on February 26, 2016 and of which 148 shares will vest on February 26, 2017. The market value is based on Terex’s closing share price on December 30, 2016 of $31.53.

Agreements with our Named Executive Officers

On January 9, 2017, we entered into an employment agreement with Mr. Rooke (the “Rooke Agreement”), which became effective upon the closing of the initial public offering on May 17, 2017. On November 29, 2016, we entered into employment agreements with Mr. DiBiagio (the “DiBiagio Agreement”) and Ms. How (the “How Agreement”), which also became effective upon the closing of the initial public offering on May 17, 2017. Pursuant to these agreements, Mr. Rooke serves as our Chief Executive Officer, Mr. DiBiagio as our Chief Operating Officer and Ms. How as our Chief Financial Officer. Each agreement provides for an initial term of three years. Mr. Rooke’s will automatically renew for periods of three years, Mr. DiBiagio’s for periods of two years and Ms. How’s for periods of one year, unless either we or Mr. Rooke, Mr. DiBiagio or Ms. How, as the case may be, notifies the other in writing of a decision not to renew.

Pursuant to these agreements, Mr. Rooke is entitled to an annual base salary of $409,285, Mr. DiBiagio to an annual base salary of $250,000, and Ms. How to an annual base salary of $190,000, in each case beginning from the closing of the initial public offering on May 17, 2017. Each executive is also entitled to participate in an annual incentive and long-term incentive program. The annual incentive program is determined by our compensation committee based upon our achievement of goals and objectives for each year, although the Rooke Agreement provides that Mr. Rooke is entitled to a target annual incentive of 100% of his base salary. For more information about our annual incentive program, see “—Our Current Executive Compensation Program—Annual Incentive Program” below. The long-term incentive program is also determined by our compensation committee, although the Rooke Agreement provides that Mr. Rooke is entitled to a target long term incentive opportunity at 50% of his base salary. For more information about our long-term incentive program, see “—Our Current Executive Compensation Program—Long-Term Incentive Program” below.

Each agreement also provides for an equity grant (based on grant date fair market value) in stock options, restricted stock or other form of equity award as determined by the compensation committee in the amount of $233,000 for Mr. Rooke, $100,000 for Mr. DiBiagio and $76,000 for Ms. How. These awards were granted as restricted stock units under the 2017 Plan on June 2, 2017. Each executive also receives employee benefits made available to our other employees, including, without limitation, participation in any 401(k) plan, 28 days (for Ms. How) or four weeks (for Mr. Rooke and Mr. DiBiagio) paid vacation time and monthly reimbursement for country club and/or private club dues (up to $1,000 for Mr. Rooke and Mr. DiBiagio and $500 for Ms. How). Mr. Rooke and Mr. DiBiagio are also entitled to monthly car payment reimbursements of $1,000 and Ms. How to monthly car payment reimbursements of $750.

If we terminate the employment of an executive “without cause,” as defined in the agreements, or if any executive terminates his or her employment for “good reason”, as defined in the agreements, the terminated executive would be entitled to receive the following:

•	a cash amount equal to the lesser of the executive’s base salary for the remaining portion of his or her initial term or the then-current renewal term or one year of base salary, to be paid in equal installments over a one year period;

•	health plan continuation coverage in accordance with COBRA;

•	continuation of perquisites for a period of one year;

•	reimbursement of any unpaid expenses incurred prior to the date of termination; and

•	payment for accrued but unused vacation as of the date of termination.

For purposes of the employment agreements, “good reason” means:

•	a material diminution, adverse to the executive, in his or her position, title or office, status, rank, nature of responsibilities or authority within the Company, except in connection with termination of his or her employment for just cause or permanent disability;

•	a material decrease in the executive’s base salary, annual bonus opportunity or benefits (other than any such decrease applicable to similarly situated employees of the Company generally); and

•	with respect to Mr. Rooke, a relocation of more than fifty (50) miles with respect to our primary office locations as of the date on the closing of our initial public offering (May 17, 2017).

The executive will be required to provide written notice of grounds for termination for good reason within thirty (30) days of the existence of such grounds and we will have a period of sixty (60) days after receipt of such notice to cure such circumstances. Any failure to terminate his or her employment within ninety (90) days after the first occurrence of applicable grounds for such termination for good reason will be deemed an affirmative waiver of the executive’s right to terminate for good reason.

If we terminate the employment of Mr. Rooke, Mr. DiBiagio or Ms. How upon his or her permanent disability, the terminated executive will be entitled to receive the following:

•	a cash amount equal to the lesser of the executive’s base salary for the remaining portion of his or her initial term or the then-current renewal term or, for Mr. Rooke and Mr. DiBiagio, one year of base salary to be paid in equal installments over a one year period or, for Ms. How, six months of base salary to be paid in equal installments over a six month period;

•	health plan continuation coverage in accordance with COBRA;

•	continuation of perquisites; and

•	reimbursement of any unpaid expenses incurred prior to the date of termination.

An executive will be determined “permanently disabled” for purposes of the employment agreements upon the earlier of (i) the end of a six (6) consecutive month period during which such executive was unable to perform substantially all of his or her duties due to physical or mental injury, impairment or disease, or (ii) the date that a reputable physician selected by our Board (without reasonable objection by the executive) determines in writing that such executive will be unable to perform substantially all of his or her duties for a period of at least six (6) consecutive months due to physical or mental injury, impairment or disease. Receipt of the severance payments above will be subject to the execution and non-revocation by the executive of a general release of claims on terms determined by us.

If Mr. Rooke, Mr. DiBiagio or Ms. How is terminated for “just cause”, then all payments of compensation to the terminated executive immediately terminate and all perquisites and benefits will immediately cease except as required by statute.

For purposes of the employment agreements, “just cause” means:

•	the executive’s admission, or conviction, of any act of fraud, embezzlement or theft against us;

•	the executive’s plea of guilty or of no contest with respect to, admission of, or conviction for, a felony or any crime involving moral turpitude, fraud, embezzlement, theft or misappropriation;

•	the executive’s violation of the restrictive covenants regarding competition, non-disclosure and intellectual property set forth in the employment agreement, and failure by the executive to cure such violation within ten (10) days’ notice by us;

•	the executive’s misappropriation of Company funds or a corporate opportunity;

•	the executive’s negligence, willful or reckless conduct that has brought or is reasonably likely to bring us into public disgrace or disrepute or which has had or is reasonably likely to have a materially adverse effect on our business;

•	any violation by the executive of any statutory or common law duty of loyalty to us, and failure by the executive to cure such violation within ten (10) days’ notice by us;

•	alcohol or substance abuse by the executive that interferes with the performance of his or her essential duties, and failure by the executive to cure such violation within ten (10) days’ notice by us; or

•	any other material breach of the employment agreement, and failure by the executive to cure such violation within ten (10) days’ notice by us.

The employment agreements provide that “just cause” does not include bad judgment or ordinary negligence on the part of the executive, any act or omission believed by the executive in good faith to have been in or not opposed to the interests of the Company, or any act or omission that met the standard of conduct for indemnification or reimbursement under our bylaws or applicable law.

Payments upon Change of Control

Each of the Rooke Agreement, the DiBiagio Agreement and the How Agreement provides for certain payments to the executive upon termination following a change in control after the effectiveness of the employment agreements. Under the employment agreements, severance payments in connection with a change of control are subject to a “double trigger”, meaning both a change of control and a termination are required.

If Mr. Rooke’s, Mr. DiBiagio’s or Ms. How’s employment is terminated by us without cause or for good reason (each as defined in the employment agreements and as summarized above) within twenty-four (24) months following a “change of control” (as defined in the employment agreements), the terminated executive will be entitled to the greater of his or her base salary for the remaining portion of his or her initial term or the then-current renewal term, as applicable, or the sum of the following:

•	two times the average of the executive’s annual base salary in effect at the time of notice of termination;

•	two times the average of the executive’s annual earned bonuses from us for the three calendar years preceding the termination; and

•	the product of a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365, and the annual bonus that we most recently paid to the executive (if any) with respect to the calendar year preceding the date of termination.

We would pay the executive the above sum in regular installments over a two year period following termination. In addition, Mr. Rooke and Mr. DiBiagio are entitled to a lump-sum payment of $50,000 and Ms. How to a lump-sum payment of $25,000, each payable within sixty (60) days following termination.

The terminated executive would also be entitled to a continuation of perquisites, pay for accrued but unused vacation, and reimbursement of unpaid expenses. Receipt of the severance payments upon a change of control is subject to the execution and non-revocation by the executive of a general release of claims on terms determined by us.

For purposes of the employment agreements, a “Change of Control” means any of the following, but, to the extent required to avoid the adverse tax consequences under Section 409A of the Internal Revenue Code, only to the extent any such event also constitutes a change in control event for purposes of Section 409A of the Internal Revenue Code:

•	the sale or other transfer of more than 50% of the ownership interests of the Company to one or more non-affiliated corporations, persons or other entities;

•	the merger or consolidation of the Company with another non-affiliated corporation, person or entity such that the shareholders of the Company, immediately preceding the merger or consolidation own less than 50% of the person or other entity surviving the merger or consolidation;

•	the failure of the Company to assign an applicable employment agreement to its successor;

•	a majority of the members of the Board on the date of the employment agreement (each a “Current Director”) cease to be members of the Board, provided that any director recommended by a majority of the Current Directors as a successor of a Current Director will be deemed to be a Current Director;

•	the acquisition of a controlling interest in the Company or in any of the Company’s successors by any party other than Manitex or Terex; and

•	the sale, merger or other transfer of all or substantially all of the Company’s consolidated assets to one or more non-affiliated corporations, persons or other entities.

Retention Bonus Letter Agreements with Our Named Executive Officers

On January 18, 2017, Mr. Rooke entered into a letter agreement with us and Manitex and Terex. On November 29, 2016, Mr. DiBiagio and Ms. How also entered into letter agreements with us.

Mr. Rooke’s letter agreement provided, among other things, that so long as Mr. Rooke remained with us in his current position and fully participated in our business and activities through the earlier of the closing of the initial public offering or June 30, 2017, Mr. Rooke would receive a one-time cash retention bonus of $100,000, payable within sixty days of the applicable vesting date. The retention bonus was paid to Mr. Rooke on June 23, 2017.

The letter agreements with Mr. DiBiagio and Ms. How provided, among other things, that so long as Mr. DiBiagio and Ms. How remained with us in their current positions and fully participated in our business and activities (including the initial public offering) through March 31, 2017, Mr. DiBiagio would receive a one-time cash retention bonus of $50,000 and Ms. How a one-time cash retention bonus of $20,000, each payable by March 31, 2017. The retention bonuses were paid to Mr. DiBiagio and Ms. How on March 31, 2017.

Our Current Executive Compensation Program

Our compensation committee determines the appropriate compensation plans and programs for our executives. Our compensation committee reviews and evaluates our executive compensation plans and programs to ensure they are aligned with our compensation philosophy. In addition, our compensation committee may retain its own compensation consultant to advise the compensation committee in its compensation planning decisions.

The compensation plans and arrangements for our named executive officers consist generally of an annual base salary, a short-term annual incentive component, a long-term incentive (equity awards) component and health and retirement benefits component. The Rooke Agreement, the DiBiagio Agreement and the How Agreement expressly provide for certain of these components, including base salary, an initial equity grant and certain perquisites. A summary of the plans and arrangements that our compensation committee has adopted is set forth below.

Annual Base Salary

The table below sets forth the current base salaries of our named executive officers and the initial annual base salaries for Mr. Rooke, Mr. DiBiagio and Ms. How as provided in their employment agreements.

Named Executive Officer	Base Salary ($)
Andrew M. Rooke	409,285
James DiBiagio	250,000
Melissa How	190,000

Under the Rooke Agreement, the DiBiagio Agreement and the How Agreement, base salary is subject to review and adjustment by our compensation committee on an annual basis.

Annual Incentive Program

Our annual incentive plan provides for “threshold”, “target” and “maximum” payouts based on the achievement of company performance metrics determined by the compensation committee. The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that performance goal. The “maximum” level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the “target” represents the target level of performance. Any payout of the annual incentive would be at least 80% cash and no more than 20% in immediately vested stock. The compensation committee has approved the following “target” levels for each of our named executive officers for the annual incentive (with target represented as a percentage of base salary), with “threshold” and “maximum” levels of 20% and 150%, respectively.

Named Executive Officer	Target (Percentage of Base Salary)
Andrew M. Rooke	100	%(1)
James DiBiagio	100%
Melissa How	50%

(1)	100% target is set forth in the Rooke Agreement.

Long-Term Incentive Plan

Our named executive officers and other key executives receive annual grants of restricted stock units or other equity awards pursuant to the 2017 Plan in order to align the long-term interests of management with those of our stockholders and incentivize them to manage our business to meet our long-term business goals and create sustainable long-term stockholder value. Our target long-term incentive consists of two elements, consisting of the payment of up to 20% of our annual incentive in immediately vesting restricted stock units and a discretionary grant of restricted stock units under the 2017 Plan. Our long-term incentive plan targets are as follows (represented as a percentage of base salary):

Named Executive Officer	Target (Percentage of Base Salary)
Andrew M. Rooke	50	%(1)
James DiBiagio	50%
Melissa How	50%

(1)	50% target is set forth in the Rooke Agreement.

Equity Grants Following Initial Public Offering

As described above under “Agreements with our Named Executive Officers”, the employment agreements with Mr. Rooke, Mr. DiBiagio and Ms. How provided for a one-time equity grant of $233,000 for Mr. Rooke,

$100,000 for Mr. DiBiagio and $76,000 for Ms. How, based on the grant date fair market value, in restricted stock units or other form of equity award as determined by the compensation committee after the consummation of our initial public offering.

Named Executive Officer	Equity Award (Grant Date Fair Value) ($)
Andrew M. Rooke	233,000
James DiBiagio	100,000
Melissa How	76,000

Treatment of Previously Outstanding Manitex and Terex Awards

The equity awards held by our named executive officers that related to Manitex common stock were converted into equity awards that relate to our common stock in connection with our initial public offering. The new awards are generally subject to the same vesting schedule, terms and other conditions as the Manitex awards that were converted. Previously, our named executive officers had also received equity awards that related to Terex common stock. The performance period applicable to all Terex awards has expired, and such awards have vested and shares of Terex common stock were issued to the recipients to the extent performance goals were met and accordingly are no longer outstanding.

Other Benefits

The Rooke Agreement, the DiBiagio Agreement and the How Agreement each provide that Mr. Rooke, Mr. DiBiagio and Ms. How are eligible to participate in all of our employee benefit plans, such as medical, dental group life, short and long-term disability in each case on the same basis as other employees, subject to applicable laws. Each of our named executive officers is entitled under his or her employment agreement to vacation (four weeks for Mr. Rooke and Mr. DiBiagio and 28 days for Ms. How) in accordance with our vacation policies and to reimbursement for country club and/or private club dues (up to $1,000 per month for Mr. Rooke and Mr. DiBiagio and $500 per month for Ms. How). We believe these benefits are important to attracting and retaining experienced executives. As discussed below in “Certain Relationships and Related Party Transactions”, we have entered into an employee matters agreement with Manitex, which generally provides that for a limited time period following the LLC Conversion and the initial offering, our employees and former employees will generally continue to participate in Manitex benefit plans pursuant to the terms of the employee matters agreement. Following such period (the length of which may differ among each applicable plan), we will adopt a similar plan or arrangement to cover our employees and former employees, and such individuals will cease to participate in the corresponding Manitex plan.

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other most highly paid executive officers, other than our principal financial officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We may structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board may, in its judgment, authorize compensation arrangements and payments that do not comply with the exemptions in Section 162(m).

The compensation committee also takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Equity Compensation Plans and Other Benefit Plans

ASV 2017 Equity Incentive Plan

Our Board has adopted, and our stockholders have approved, our 2017 Equity Incentive Plan (the “2017 Plan”), for the purpose of attracting and retaining non-employee directors, executive officers and other key employees and service providers, including officers, employees and service providers of our subsidiaries, and to stimulate their efforts toward our continued success, long-term growth and profitability. The 2017 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, dividend equivalent rights, other equity-based awards and cash bonus awards. We have reserved 1,250,000 shares of our common stock for issuance under the 2017 Plan.

Administration of the 2017 Plan. Our compensation committee administers the 2017 Plan and determines all terms of awards under the plan. Our compensation committee also interprets the provisions of the plan. During any period of time in which we do not have a compensation committee, or otherwise at the election of our Board, our Board or another committee appointed by our Board will administer the plan. References below to the compensation committee include a reference to the Board or another committee appointed by the Board for those periods in which the Board or such other committee appointed by the Board is acting.

Eligibility. All of our employees are eligible to receive awards under the 2017 Plan. In addition, our non-employee directors and consultants and advisors who perform services for us and our subsidiaries may receive awards under the 2017 Plan, other than incentive stock options.

Share Authorization. As stated above, we have reserved an aggregate of 1,250,000 shares of common stock for issuance under the 2017 Plan. In connection with stock splits, dividends, recapitalizations and certain other events, our Board will make proportionate adjustments in the aggregate number of shares of common stock that we may issue under the 2017 Plan and the terms of outstanding awards. If any shares of stock covered by an award granted under the 2017 Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any shares of stock subject thereto, or is settled in cash in lieu of shares of stock, then such number of shares with respect to such award will be available for making awards under the 2017 Plan. If shares of stock subject to an award are surrendered in connection with the purchase of shares of stock upon exercise of an option, deducted from payment of an award in connection with tax withholding obligations or purchased by us with proceeds from option exercises, then such shares will not be available for making awards under the 2017 Plan.

During any time that the transition period under Section 162(m) of the Code has expired or does not apply, the maximum number of shares of common stock subject to options or stock appreciation rights that we can issue under the 2017 Plan to any person is 250,000 in any single calendar year. The maximum number of shares of common stock that we can issue under the 2017 Plan to any person other than pursuant to an option or stock appreciation right is 250,000 in any single calendar year. The maximum amount that any one person may earn as an annual incentive award or other cash award in any calendar year is $1,000,000 and the maximum amount that any one person may earn as a performance award or other cash award in respect of a performance period is $1,000,000. The non-employee directors are entitled to receive awards in a calendar year with a maximum aggregate value of $250,000.

Options. The 2017 Plan authorizes our compensation committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options (or non-qualified stock options). All of the shares of stock available for issuance under the 2017 Plan are available for issuance pursuant to incentive stock options. The compensation committee will determine the exercise price of each option, provided that the price will be equal to at least the fair market value of the shares of common stock on the date on which the option is granted. If we were to grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of our shares of common stock on the date of grant.

The term of an option cannot exceed 10 years from the date of grant. If we were to grant incentive stock options to any 10% stockholder, the term cannot exceed five years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The compensation committee may accelerate the exercisability of options. Except in connection with a corporate transaction, the exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged without stockholder approval.

The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. We will generally treat options or portions thereof that exceed such limit as non-qualified stock options.

Stock Awards. The 2017 Plan also provides for the grant of stock awards (which includes restricted stock). A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives a restricted stock award will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares, except that the Board may require any dividends to be reinvested in shares, which may be subject to the same vesting conditions applicable to the restricted stock. During the period, if any, when stock awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging or otherwise encumbering or disposing of his or her award shares.

Stock Appreciation Rights. The 2017 Plan authorizes our compensation committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed 10 years from the date of grant.

Restricted Stock Units. The 2017 Plan also authorizes our compensation committee to grant restricted stock units. Restricted stock units represent the participant’s right to receive a compensation amount, based on the value of the shares of common stock, if vesting criteria established by the compensation committee are met. If the vesting criteria are met, the 2017 Plan authorizes us to pay restricted stock units in shares of common stock, cash, other securities or other property.

Bonuses. We may base cash performance bonuses payable under the 2017 Plan on the attainment of performance goals that the compensation committee establishes that relate to one or more performance criteria described in the plan. Cash performance bonuses, for which there is no minimum payout, must be based upon objectively determinable bonus formulas established in accordance with the 2017 Plan, as determined by the compensation committee.

Dividend Equivalents. Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award other than options and stock appreciation rights. Dividend equivalents may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents, and may be payable in cash, shares of common stock or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

Performance Awards. Section 162(m) of the Code limits publicly held companies to an annual deduction for U.S. federal income tax purposes of $1.0 million for compensation paid to each of their principal executive officer and their three highest compensated executive officers (other than the chief financial officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation and compensation meeting certain initial public offering transition rule requirements is excluded from this limitation. The 2017 Plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) once the transition rule is no longer applicable, but it is not required under the 2017 Plan that awards qualify for this exception. To help assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

We may select performance goals from one or more of the following: (1) net earnings or net income; (2) operating earnings; (3) pretax earnings; (4) earnings per share of stock; (5) stock price, including growth measures and total stockholder return; (6) earnings before interest and taxes; (7) earnings before interest, taxes, depreciation and/or amortization; (8) sales or revenue growth, whether in general, by type of product or service, or by type of customer; (9) gross or operating margins; (10) return measures, including return on assets, capital, investment, equity, sales or revenue; (11) cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment; (12) productivity ratios; (13) expense targets; (14) market share; (15) financial ratios as provided in credit agreements of the Company; (16) working capital targets; (17) completion of acquisitions of business or companies; (18) completion of divestitures and asset sales; (19) revenues under management; (20) funds from operations; (21) entering into contractual arrangements; (22) meeting contractual requirements; (23) achieving contractual milestones; (24) entering into collaborations; (25) product development; (26) production volume levels; and (27) any combination of any of the foregoing business criteria.

We may base performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. We may not adjust upward any awards that we intend to qualify as performance-based compensation. The plan administrator retains the discretion to adjust performance-based awards downward, either on a formula or discretionary basis, or any combination as the compensation committee determines. Performance goals may differ from participant to participant and from award to award.

Other Equity-Based Awards. Our compensation committee may grant other types of equity-based awards under the 2017 Plan. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by the compensation committee.

Change in Control. If we experience a change in control, our compensation committee may determine whether (i) the successor corporation may assume or substitute for each outstanding award, (ii) the vesting of such awards held by current service providers may be accelerated in full, and/or (iii) all outstanding awards are to be cancelled as of the effective date of the consummation of the transaction in exchange for the payment of a cash amount that would have been attained upon exercise or vesting of such awards. In the case of performance shares and performance units, our compensation committee will determine what adjustments, accelerations or amendments, if any, will be applied to such awards, either at the time or grant or prior to the change in control.

Amendment; Termination. Our Board may amend or terminate the 2017 Plan at any time; provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or rules of a stock exchange on which the common stock is then listed or if the amendment increases the total number of shares available under the 2017 Plan, except in connection with adjustments in capitalization described above under “—Share Authorization”. Unless terminated sooner our Board or extended with stockholder approval, the 2017 Plan will terminate on the tenth anniversary of the completion of our initial public offering.

Non-Employee Director Compensation

Directors who are employees of the Company receive no compensation, as such, for their service as members of the Board. We have adopted a policy for compensating our non-employee directors with a combination of cash and equity. Non-employee directors receive an annual cash retainer of $32,000. Committee chairs receive an additional cash amount of $8,000 for each of the audit and compensation committees, and $5,000 for the nominating and corporate governance committee. Non-employee directors also receive an annual equity grant valued at $30,500. The compensation committee recommended equity awards in the form of restricted stock units and/or stock options for our Board under the 2017 Plan. All directors are reimbursed for expenses incurred in connection with attendance at meetings.

Because our non-employee directors were appointed in connection with our initial public offering and the LLC Conversion, such non-employee directors received no cash or equity compensation for the years ended December 31, 2015 and 2016.

Our board of managers received no compensation for the years ended December 31, 2015 and 2016.

Limitation of Liability and Indemnification Agreements

Our Certificate of Incorporation and our Bylaws provide for the limitation of liability and indemnification of our directors and officers to the fullest extent permitted under Delaware law.

We also have entered into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Material Agreements and Arrangements with Terex and Manitex Before the Initial Public Offering

Since the formation of the Joint Venture, we have been party to three material agreements with Terex whereby Terex provides us with certain services or leases us property: the Terex Cross Marketing Agreement, Terex Services Agreement and the Terex Lease.

Terex Cross Marketing Agreement

The Terex Cross Marketing Agreement defines dealers and customers to which, and territories for which, Terex has the exclusive right on behalf of us to market our products under the Terex brand. The Terex Cross Marketing Agreement also defines the compensation we pay to Terex for its machine sales selling expense, part sales selling expense, and general and administrative costs associated with such sales. The costs include Terex sales account management, a selling, general and administrative cost based on volume sold by Terex, marketing costs and trade show contributions. These expenses were charged as identified in the Terex Cross Marketing Agreement, which were based on a negotiated rate at the formation of the Joint Venture in December 2014.

We expensed approximately $1.6 million and $2.0 million for the years ended December 31, 2016 and 2015, respectively, and $0.8 million and $1.2 million for the nine months ended September 30, 2017 and 2016, respectively, under the Terex Cross Marketing Agreement, as discussed above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Terex no longer markets our ASV machines under the Terex Cross Marketing Agreement and we are responsible for marketing all ASV machines to all distribution channels, but Terex continues to market ASV parts. Following the LLC Conversion and our initial public offering, Terex continues to market ASV parts and we are permitted to produce and sell Terex-branded ASV products to existing Terex dealers and continue to use applicable Terex trademarks, in each case pursuant to the Terex Cross Marketing Agreement and the Winddown Agreement that we have entered into with Terex and Manitex, which is described more fully below.

Terex Services Agreement

The Terex Services Agreement sets forth the terms under which Terex provides to us certain services, including third party logistics services for parts fulfilment, warranty, field service and information technology services. These expenses have been charged as identified in the Terex Services Agreement and were based either on a negotiated rate or on the basis of direct usage and third party provider cost as established at the formation of the Joint Venture in December 2014.

We expensed approximately $1.4 million and $1.5 million for services provided for the years ended December 31, 2016 and 2015, respectively, and $1.0 million and $1.0 million for the nine months ended September 30, 2017 and 2016, respectively, under the Services Agreement, as discussed above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Pursuant to the Winddown Agreement, Terex will continue to perform services under the Terex Services Agreement during a transitional period, including parts sales, shipment and purchases and parts planning, customer parts phone support, and administrative services, including IT support and accounting input information for parts cost and pricing, after which we will perform the functions under the Terex Services Agreement by using a combination of internal resources and purchased services. The Winddown Agreement is described more fully below.

Terex Lease

We entered into the Terex Lease on December 19, 2014, pursuant to which Terex leases to us a sixty-five acre test track facility located three miles from our facility. The Terex Lease has a primary term of twenty years and we have an additional option to renew the lease for two consecutive renewal terms of twenty years each. Rent under the lease is currently $12,240 per year and increases 2% each year. We are responsible for all utilities, including sewer, water, heat and trash removal, furnished to or consumed on the leased property and we are required to maintain general liability insurance and “special form” commercial property insurance insuring the property. We have continued the Terex Lease following the initial public offering.

Subsidy Agreement

We entered into a Subsidy Agreement with Terex Financial Services, Inc. (“TFS”), an affiliate of Terex, on March 12, 2015. Under this agreement, we agree to pay to TFS a subsidy amount based upon a subsidy percentage in exchange for TFS providing leasing and financing services to dealers, with such subsidy to be provided by TFS to the end-user purchaser of our products. We paid $1.5 million and $0.9 million for the years ended December 31, 2016 and December 31, 2015, and $0.4 million and $1.2 million for the nine months ended September 30, 2017 and 2016, respectively, to TFS in subsidy amounts. This agreement has remained in place following the initial public offering.

Compensation for Mr. Rooke

Our chief executive officer, Mr. Rooke, has historically been compensated as an employee of Manitex. Since the completion of our initial public offering, Mr. Rooke’s compensation has been treated as an expense, but such expenses are not reflected in the annual historical results described in this prospectus. For more information on Mr. Rooke’s historical compensation from Manitex and compensation from us following the initial public offering, see “Executive and Director Compensation—Executive Compensation” above.

Other Support

In addition to the material agreements with Terex noted above, Manitex also provides to us general corporate and administrative support as a majority-owned subsidiary, such as insurance coverage, human resources support, tax administration, legal, investor relations, internal audit, insurance and information technology. Following the completion of this offering, we have found alternate sources for these services.

LLC Agreement

On December 19, 2014, Terex and Manitex entered into the Limited Liability Company Agreement of A.S.V., LLC (the “LLC Agreement”). Under the LLC Agreement, Manitex holds 14,790,000 units of the Company, representing a 51% ownership interest in the Company, and Terex (through a wholly-owned subsidiary) holds 14,210,000 units of the Company, representing a 49% ownership interest in the Company. The LLC Agreement provided for a five-person board of managers of the Company, of which two would be appointed by the wholly-owned subsidiary of Terex and three by Manitex. Prior to the LLC Conversion, the managers of the Company are Eric I. Cohen, George Ellis, Andrew Rooke, David Langevin and Marvin Rosenberg. The LLC Agreement granted certain consent rights for major actions to Terex and for restrictions on the transfer of the units of the Company and certain preemptive, liquidity and other sale rights. The LLC Agreement is no longer effective following the LLC Conversion.

LLC Conversion

We were formed as a Minnesota corporation and we were converted into a Minnesota limited liability company in December 2014. On May 11, 2017, in connection with our initial public offering, we converted from a Minnesota limited liability company into a Delaware corporation and changed our name from A.S.V., LLC to ASV Holdings, Inc., which we refer to herein as the “LLC Conversion”. In conjunction with the LLC Conversion,

•	all of our outstanding units converted into shares of our common stock, based on the relative ownership interests of our pre-IPO equity holders as set forth in the A.S.V., LLC limited liability company agreement;

•	we adopted and filed a certificate of incorporation and certificate of conversion with the Secretary of State of the State of Delaware; and

•	we adopted and filed a plan of conversion and articles of conversion with the Secretary of State of the State of Minnesota.

See “Description of Capital Stock” for additional information regarding a description of our common stock and the terms of our Certificate of Incorporation and Bylaws.

As a result of the LLC Conversion, we record income tax expense or benefit in our statements of operations, and a liability or asset for any income tax payable or receivable on our balance sheet. We estimate that our effective tax rate will be approximately 36%, assuming federal and state taxes, together with domestic manufacturing and research and development credit.

Material Agreements between Manitex, Terex and Us after the Initial Public Offering

In the discussion that immediately follows, we have summarized the terms of material agreements that we entered into in connection with the LLC Conversion and the initial public offering and to govern our ongoing relationships with Terex and Manitex following the LLC Conversion and the initial public offering.

Separation Agreement

On May 11, 2017, we entered into a separation agreement with Manitex and Terex. The separation agreement provides for, among other things, the formal allocation of rights to assets and responsibility for liabilities relating to the Company’s business and the rights and responsibilities of Manitex and Terex for assets and liabilities unrelated to our business. To the extent any such assets and liabilities are not currently held by the party that will retain such assets and liabilities, the separation agreement provides for the transfer of such assets and liabilities to the appropriate party. In general, neither we, Manitex nor Terex make any representations or warranties regarding any assets or liabilities of the other parties or any consents or approvals that may be required in connection with the transactions contemplated thereunder.

The separation agreement provides further assurances and covenants between Manitex, Terex and us to ensure that the separation of our business from Manitex and Terex is executed pursuant to our intent and that commercially reasonable efforts will be taken to do all things reasonably necessary to consummate and make effective the separation of our business from those of Manitex and Terex. The separation agreement also contains indemnification obligations of us, Manitex and Terex, as well as confidentiality and dispute resolution methods. It also provides for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the completion of the initial public offering.

Winddown Agreement

We, Terex and Manitex have entered into the Winddown Agreement pursuant to which Terex will continue to provide certain services to ASV under the Terex Cross Marketing Agreement and the Terex Services Agreement, including parts sales, shipment and purchases and parts planning, customer parts phone support, and administrative services including IT support and accounting input information for parts cost and pricing. The Winddown Agreement provides that these services will be performed in accordance with the applicable terms of the Terex Cross Marketing Agreement and the Terex Services Agreement, as applicable, and that we will pay Terex for these services in accordance with the schedule of fees in those agreements.

Pursuant to the Winddown Agreement, these services will continue on a transitional basis. We have the right to terminate any service related to parts sales and distribution upon six months’ notice to Terex, and we also have the right to terminate all services upon six months’ notice to Terex. After one year from the date of the Winddown Agreement, Terex will also have the right to terminate the services upon six months’ notice. In no event will the services continue beyond December 19, 2019.

We also have the right during the transition period and for one year after termination of the Winddown Agreement to produce and sell Terex-branded ASV products to existing Terex dealers and continue to use applicable Terex trademarks.

Terex agrees to use commercially reasonable efforts to assign to us any ASV-related Terex contracts with third parties and, failing such assignment, to provide to us the benefit of any such contract for the remainder of its term.

The Winddown Agreement does not immediately terminate the Terex Cross Marketing Agreement or the Terex Services Agreement, each of which will remain in effect until terminated in accordance with the Winddown Agreement.

Employee Matters Agreement

On May 11, 2017, we entered into an employee matters agreement with Manitex, which generally provides that we and Manitex each will continue to have responsibility for its own employees. The employee matters agreement also contains provisions allocating between us and Manitex liabilities relating to the employment of current and former employees of our business and the compensation and benefit plans and programs in which such employees participate. In general, we retain liabilities relating to the employment, compensation and benefits of current and former employees of our business, including liabilities relating to medical benefits and COBRA, workers’ compensation and any other claims and litigation. In addition, the employee matters agreement provides for the conversion of Manitex equity awards held by our employees in connection with the offering. Before our initial public offering, our employees participated in various retirement, health and welfare, and other employee benefit and compensation plans maintained by Manitex. Following the LLC Conversion and the initial public offering, our employees and former employees have generally continued to participate in such plans pursuant to the employee matters agreement. This participation is expected to end by January 1, 2018, after which we will adopt a similar plan or arrangement to cover our employees and former employees, and such individuals will cease to participate in the corresponding Manitex plan.

Registration Rights Agreement

On May 17, 2017, we entered into a registration rights agreement with Manitex and a wholly-owned subsidiary of Terex to register for sale under the Securities Act shares of our common stock. Subject to certain conditions and limitations, this agreement provides Manitex and the subsidiary of Terex with certain registration rights as described below. An aggregate of 5,430,000 shares of common stock currently are entitled to these registration rights.

Demand registration rights

At any time during the five years after the completion of the initial public offering, Manitex and the subsidiary of Terex will have the right to demand that we file, collectively, up to three registration statements (but no more than twice within a single 365-day period). These registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use reasonable best efforts to prepare and file the registration statement within 45 days of the request.

Piggyback registration rights

At any time after the completion of the initial public offering until such time as Manitex and Terex represent less than 1% of our issued and outstanding stock, if we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then the subsidiary of Terex and Manitex will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights do not apply to a registration of our equity securities on Form S-4 or Form S-8 and are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Expenses and indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions, related fees and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Policies and Procedures for Related Person Transactions

Our Board has adopted a written related person transaction policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions, which generally include transactions involving the Company and our directors, executive officers, nominees for director, beneficial owners of more than five percent of our common stock and members of the immediate families of the foregoing. This policy provides that transactions involving related persons are approved, or ratified if pre-approval is not feasible, by our audit committee, which approves or ratifies the transaction only if our audit committee determines that it is in the best interests of our stockholders. In considering the transaction, our audit committee considers all relevant factors, including, as applicable (i) the business rationale for entering into the transaction; (ii) available alternatives to the transaction; (iii) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction. Our audit committee will also periodically monitor ongoing transactions involving related persons to ensure that there are no changed circumstances that would render it advisable to amend or terminate the transaction.

All related party transactions described in this section occurred prior to adoption of this policy and, as such, these transactions were not subject to the approval and review procedures set forth in the policy.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of October 31, 2017, by:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group;

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities; and

•	the selling stockholders.

For further information regarding material transactions between us and the selling stockholders, see “Certain Relationships and Related Party Transactions.”

We have based our calculation of beneficial ownership on 9,800,000 shares of common stock outstanding on October 31, 2017. Information with respect to beneficial ownership has been furnished to us by each director, executive officer or stockholder who beneficially owns more than 5% of any class of our voting securities and the selling stockholders, as the case may be. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, including the right to acquire beneficial ownership of that security within 60 days, including through outstanding options and warrants that are currently exercisable within 60 days of October 31, 2017. Options to purchase shares of our common stock that are exercisable within 60 days of October 31, 2017 are deemed to be beneficially owned by the persons possessing those rights for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Except as indicated in the footnotes below, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by him or her, except for shares owned jointly with that person’s spouse. Unless otherwise indicated, the address for each of the stockholders in the table below is ASV Holdings, Inc., 840 Lily Lane, Grand Rapids, Minnesota 55744.

	Shares of Common Stock Beneficially Owned			Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Before Offering	After Offering (1)	Shares of Common Stock Being Offered	Before Offering	After Offering (1)
Named Executive Officers and Directors:
Andrew M. Rooke	57,199	57,199	—	*	*
Melissa How	14,206	14,026	—	*	*
James DiBiagio	23,448	23,448	—	*	*
Brian J. Henry	—	—	—	0%	0%
Michael A. Lisi	—	—	—	0%	0%
Joseph M. Nowicki	—	—	—	0%	0%
David Rooney	—	—	—	0%	0%
All executive officers and directors as a group (7 persons)	94,853	94,853	—	*	*

5% and Selling Stockholders:
A.S.V. Holding, LLC (2)	3,350,000	—	3,350,000	34.2%	0%
Manitex International, Inc. (3)	2,080,000	—	2,080,000	21.2%	0%

*	Less than one percent.
(1)	Assumes the sale of all shares offered hereby.

(2)	A.S.V. Holding, LLC is a wholly-owned subsidiary of Terex and is a selling stockholder in this offering. Includes 3,350,000 shares of our common stock. All of the shares held by A.S.V. Holding, LLC as shown in this table are, and will be, pledged as security under our credit facilities. Terex is a public company traded on the New York Stock Exchange. The address of Terex is 200 Nyala Farm Road, Westport, Connecticut 06880.
(3)	Manitex is a selling stockholder in this offering. Includes 2,080,000 shares of our common stock. Manitex is a public company traded on Nasdaq. The address of Manitex is 9725 Industrial Drive, Bridgeview, Illinois 60455. Manitex acquired 14,790,000 shares in A.S.V., Inc. (representing 51% of the Company) from Terex for $25,000,000 in cash, pursuant to a Stock Purchase Agreement, dated October 29, 2014, between Manitex and Terex. In connection with the Stock Purchase Agreement, Manitex and Terex also entered into a Common Stock and Convertible Debenture Purchase Agreement, pursuant to which Terex invested an aggregate of $20,000,000 in Manitex, consisting of $12,500,000 in Manitex common stock and a $7,500,000 convertible promissory note. On December 19, 2014, the transaction closed and on December 23, 2014, A.S.V., Inc. was converted to a limited liability company. All of the shares held by Manitex as shown in this table are, and will be, pledged as security under our credit facilities, except that Manitex will obtain the release of the pledge as to any shares actually sold pursuant to this prospectus before such sale.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation authorizes us to issue up to 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of October 31, 2017, there were 9,800,000 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The following description of our capital stock is not complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws and by the provisions of applicable Delaware law. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders.

Dividends

Holders of our common stock are entitled to receive ratably any dividends that our Board may declare out of funds legally available for that purpose.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid and Nonassessable

All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our Board is authorized, without action by the stockholders, to designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Our Board is authorized to designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our Board is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of the Company, which might harm the market price of our common stock. See also “Antitakeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws—Certificate of Incorporation and Bylaw Provisions—Issuance of Undesignated Preferred Stock” below.

Our Board will make any determination to issue such shares based on its judgment as to the Company’s best interests and the best interests of our stockholders. As of October 31, 2017, we have no shares of preferred stock outstanding and we have no current plans to issue any shares of preferred stock.

Registration Rights

On May 17, 2017, we entered into a registration rights agreement with a wholly-owned subsidiary of Terex and Manitex to register for sale under the Securities Act shares of our common stock. Subject to certain conditions and limitations, this agreement provides customary demand, piggyback and shelf registration rights to such investors. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement”.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law and our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Certificate of incorporation and bylaw provisions

Our certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

•	Board of directors vacancies. Our certificate of incorporation and bylaws authorizes only our Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board will be permitted to be set only by a resolution adopted by our Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board but promotes continuity of management.

•	Advance notice requirements for stockholder proposals and director nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

•	Classified board. Our certificate of incorporation provides for a classified Board consisting of three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may have the effect of delaying a change in control of our Board.

•	No cumulative voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

•	Amendment of charter provisions. Any amendment of the above provisions in our certificate of incorporation requires approval by holders of at least two-thirds of our then outstanding voting securities.

•	Issuance of undesignated preferred stock. Our Board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, with the following exceptions:

•	before such date, our Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by our Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the entity’s or person’s affiliates and associates, beneficially owns, or is an affiliate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exclusive forum

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court has no jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, (iv) any action asserting a claim against us governed by the internal affairs doctrine, or (v) any other action asserting an internal corporate claim, as defined in Section 115 of the Delaware General Corporation Law; in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is 1717 Arch St., Suite 1300, Philadelphia, Pennsylvania 19103.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by non-U.S. holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not address any foreign, state and local consequences that may be relevant to non-U.S. holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain non-U.S. holders.

This summary is based on the U.S. Internal Revenue Code of 1986, or the Code, as amended to the date hereof, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, changes to any of which subsequent to the date of this registration statement may affect the tax consequences described herein. We undertake no obligation to update this tax summary in the future. This summary applies only to non-U.S. holders that will hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). It does not purport to be a complete analysis of all the potential tax consequences that may be material to a non-U.S. holder based on his or her particular circumstances. This summary does not address the U.S. federal income tax considerations applicable to non-U.S. holders that may be subject to special treatment under U.S. federal income tax laws including, but not limited to, banks, tax-exempt organizations, pension funds, insurance companies or dealers in securities or foreign currencies, foreign governments or governmental entities, regulated investment companies, real estate investment trusts, persons holding common stock as part of a hedging, integrated, conversion, or straddle transaction or persons deemed to sell common stock under the constructive sale provisions of the Code, traders in securities that have elected the mark-to-market method of accounting, persons that received common stock in connection with the performance of services, or persons that have a functional currency other than the U.S. dollar. This summary does not address the tax treatment of entities or arrangements treated as partnerships for U.S. federal income tax purposes, or persons who hold their interests through a partnership or another pass-through entity. This summary does not consider the effect of any applicable state, local, foreign or other tax laws other than U.S. federal income tax laws.

When we refer to a non-U.S. holder, we mean a beneficial owner of common stock that for U.S. federal income tax purposes is:

•	a nonresident alien individual (other than certain former citizens and residents of the U.S. subject to tax as expatriates);

•	a foreign corporation or other entity taxable as a corporation for U.S. federal income tax purposes; or

•	a foreign estate or trust.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE U.S. FEDERAL TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

Taxation of Dividends and Dispositions

Dividends on Common Stock. In general, if distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied in reduction of the non-U.S. holder’s tax basis in the common stock, but not below zero, and to the extent such portion exceeds the non-U.S. holder’s tax basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Dispositions of Common Stock”.

Generally, dividends paid to a non-U.S. holder will be subject to the U.S. withholding tax at a 30% rate, subject to the two following exceptions.

•	Dividends effectively connected with a trade or business of a non-U.S. holder within the U.S. generally will not be subject to withholding if the non-U.S. holder complies with applicable IRS certification requirements and generally will be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as if such holder were a resident of the U.S., unless an applicable income tax treaty provides otherwise. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which generally is imposed on “effectively connected earnings and profits” at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•	The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under the Treasury regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder generally will be required to satisfy applicable certification and other requirements. A non-U.S. holder of shares of common stock who wishes to claim the benefit of an exemption or reduced rate of withholding tax under an applicable tax treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dispositions of Common Stock. Generally, a non-U.S. holder will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of such holder’s shares of common stock unless: (i) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met; (ii) such gain is effectively connected with the conduct by a non-U.S. holder of a trade or business within the U.S. and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder; or (iii) we are or have been a “U.S. real property holding corporation” for federal income tax purposes and, assuming that the common stock is deemed to be “regularly traded on an established securities market,” the non-U.S. holder held, directly or indirectly at any time during the five-year period ending on the date of disposition or such shorter period that such shares were held, more than five percent of our common stock.

We believe we are not currently, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If the non-U.S. holder is an individual described in clause (i) of the preceding paragraph, the non-U.S. holder will generally be subject to a 30% tax on the gain, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If a non-U.S. holder is an individual described in clause (ii) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on a net income basis at the regular graduated U.S. federal individual income tax rates in the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder is a foreign corporation that falls under clause (ii) of the preceding paragraph, it will be subject to tax on a net income basis at the regular graduated U.S. federal corporate income tax rates in the same manner as if it were a resident of the United States and, in addition, such non-U.S. holder may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits.

Special rules may apply to certain non-U.S. holders, such as “controlled foreign corporations”, “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

We must generally report annually to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. All distributions to holders of common stock are subject to any applicable withholding. Information reporting requirements may apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or because withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate. Backup withholding, however, generally will not apply to distributions to a non-U.S. holder of our common stock, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

The U.S. federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the purchase, ownership and disposition of the common stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Foreign Accounts

The Foreign Account Tax Compliance Act (FATCA) generally imposes withholding taxes on certain types of payments made to a “foreign financial institution” (as specially defined under these rules) and certain other non-U.S. entities, unless certification, information reporting and other specified requirements are met. FATCA imposes a 30% withholding tax on “withholdable payments” made to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, and other specified requirements are satisfied. “Withholdable payments” include dividends on our common stock and any gross proceeds from the sale or other disposition of our common stock. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under final U.S. Treasury Regulations and current IRS guidance, any withholding on payments of gross proceeds from the sale or disposition of our common stock will only apply to payments made on or after January 1, 2019. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	transactions on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the shares may be listed or quoted at the time of sale;

•	over-the-counter market transactions;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short-sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-

dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, rather than pursuant to this prospectus.

The selling stockholders may sell all or a portion of the shares of common stock through an underwriter. If the selling stockholders use an underwriter or underwriters for any offering, we will name them, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus supplement, the selling stockholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the selling stockholders, the number of shares of common stock set forth in such prospectus supplement. Any such underwriter(s) may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Capital Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter(s) may also propose initially to offer the shares of common stock to the public at a fixed public offering price set forth on the cover page of the applicable prospectus supplement.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 under the Securities Act or (2) the date on which all of the shares may be sold without restriction or condition pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered by the selling stockholders will be passed upon for us by our counsel, Bryan Cave LLP, St. Louis, Missouri.

EXPERTS

The financial statements as of and for the twelve months ended December 31, 2015 and December 31, 2016 included in this prospectus have been audited by UHY LLP, our independent registered public accounting firm, and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the accompanying exhibits and schedules. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document are summaries of the material terms of these contracts, agreements or other documents. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved.

A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We have also registered our common stock with the SEC under Section 12 of the Exchange Act and are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://asvi.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, proxy statements and other information filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

ASV Holdings, Inc.

Condensed Balance Sheets

(In thousands, except par value)

	September 30, 2017	December 31, 2016
	Unaudited	Unaudited
ASSETS
CURRENT ASSETS
Cash	$8	$572
Cash—restricted	—	535
Trade receivables, net	17,096	13,603
Receivables from affiliates	44	1,413
Inventory	25,123	30,896
Prepaid expenses and other	681	537

Total current assets	42,952	47,556

NON-CURRENT ASSETS
Property, plant and equipment, net	14,252	15,402
Intangible assets, net	23,914	25,824
Goodwill	30,579	30,579
Deferred financing costs—revolving loan facility	317	371
Deferred tax asset	947	—

Total assets	$112,961	$119,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Note payable—current portion	$2,150	$3,000
Trade accounts payable	14,209	11,976
Payables to affiliates	1,123	2,298
Accrued compensation and benefits	1,049	1,073
Accrued warranties	1,879	1,870
Accrued product liability—short term	915	2,125
Accrued other	1,139	1,312
Income taxes payable	31	—

Total current liabilities	22,495	23,654

NON-CURRENT LIABILITIES
Revolving loan facility	7,439	15,605
Note payable—long term, net	15,685	26,265
Accrued product liability—long term	82	—
Other long-term liabilities	731	773

Total liabilities	46,432	66,297

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000 authorized, none outstanding at September 30, 2017 and December 31, 2016, respectively	—	—
Common stock, $0.001 par value, 50,000 authorized, 9,800 and 8,000 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	10	—
Additional paid-in capital	65,367	54,787
Retained earnings (accumulated deficit)	1,152	(1,352)

Total Stockholders’ Equity	66,529	53,435

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$112,961	$119,732

The accompanying notes are an integral part of these condensed financial statements.

ASV Holdings, Inc.

Condensed Statements of Income

(In thousands, except par value and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited
Net sales	$30,635	$23,011	$92,885	$78,752
Cost of goods sold	25,798	19,339	78,389	66,241

Gross profit	4,837	3,672	14,496	12,511
Research and development costs	503	464	1,561	1,510
Selling, general and administrative expense	2,857	1,509	8,340	6,218

Operating income	1,477	1,699	4,595	4,783
Other income (expense)
Interest expense	(698)	(1,259)	(2,463)	(3,816)
Other income (expense)	—	(2)	1	(18)

Total other expense	(698)	(1,261)	(2,462)	(3,834)

Income before taxes	779	438	2,133	949
Income tax expense (benefit)	257	—	(372)	—

Net income	$522	$438	$2,505	$949

Earnings per share:
Basic net income per share	$0.05	$0.05	$0.28	$0.12
Diluted net income per share	$0.05	$0.05	$0.28	$0.12

Weighted average common shares outstanding:
Basic weighted average common shares outstanding	9,800	8,000	8,897	8,000
Diluted weighted average common shares outstanding	9,800	8,000	8,897	8,000

Pro forma (C corporation basis):
Pro forma tax expense	N/A	$158	$768	$342
Pro forma net income	N/A	$280	$1,365	$607

Pro forma earnings per share:
Basic net income per share	N/A	$0.04	$0.15	$0.08
Diluted net income per share	N/A	$0.04	$0.15	$0.08

The accompanying notes are an integral part of these condensed financial statements.

ASV Holdings, Inc.

Condensed Statements of Cash Flows

(In thousands)

	For the Nine Months Ended September 30,
	2017	2016
	Unaudited	Unaudited
OPERATING ACTIVITIES
Net income	$2,505	$949
Adjustments to reconcile to net income to net cash provided by operating activities:
Depreciation	1,716	1,537
Amortization	1,910	1,910
Share-based compensation	231	—
Deferred income tax (benefit)	(947)	—
Loss on sale of fixed assets	46	20
Amortization of deferred finance cost	163	438
Loss on debt extinguishment	83	—
Bad debt expense	17	44
Inventory reserves	377	96
Changes in operating assets and liabilities
Trade receivables	(3,509)	(157)
Net trade receivables/payables from affiliates	194	(721)
Inventory	5,258	(3,950)
Prepaid expenses	(144)	(43)
Trade accounts payable	2,233	(985)
Accrued expenses	(1,444)	(1,186)
Tax payable	31	—
Other long-term liabilities	39	(41)

Net cash provided by (used in) operating activities	8,759	(2,089)

INVESTING ACTIVITIES
Decrease in restricted cash	535	—
Purchase of property and equipment	(474)	(279)

Net cash provided by (used in) investing activities	61	(279)

FINANCING ACTIVITIES
Principal payments on term debt	(1,826)	(5,500)
Debt issuance costs incurred	(9)	(108)
Members equity contribution	—	5,000
Proceeds from issuance of common stock, net of offering costs	10,405	—
Net payments on debt	(10,405)	—
Net payments on revolving credit facilities	(7,549)	2,978

Net cash provided by (used in) financing activities	(9,384)	2,370

NET CHANGE IN CASH	(564)	2

Cash at beginning of period	572	3

Cash at end of period	$8	$5

The accompanying notes are an integral part of these condensed financial statements.

ASV Holdings, Inc.

Notes to Unaudited Condensed Financial Statements

(In thousands, except par value and per share data)

Note 1. Basis of Presentation

Nature of Operations

ASV Holdings, Inc. (the “Company” or “ASV”) primarily designs, manufactures and markets compact track loaders and skid steer loaders as well as related parts for use primarily in the construction, landscaping, and agricultural industries. The Company’s headquarters and manufacturing facility is located in Grand Rapids, Minnesota. Products are marketed and sold in North America, Australia, New Zealand and Latin America.

Corporate Conversion and Initial Public Offering

On May 11, 2017, pursuant to a Plan of Conversion adopted by the Members and Board of Managers of A.S.V., LLC as of April 25, 2017, the Company converted from a Minnesota limited liability company into a Delaware corporation and changed its name from A.S.V., LLC to ASV Holdings, Inc. In conjunction with this corporate conversion, the Company filed a certificate of incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware and the bylaws of the Company (the “Bylaws”) became effective. Both the Certificate of Incorporation and the Bylaws were approved by the Board of Managers and Members of A.S.V., LLC prior to corporate conversion. Pursuant to the Company’s Certificate of Incorporation, the Company is authorized to issue up to 50,000 shares of common stock $0.001 par value per share and 5,000 shares of preferred stock $0.001 par value per share. All references in the unaudited interim condensed financial statements to the number of shares and per-share amounts of common stock have been retroactively restated to reflect the corporate conversion.

On May 17, 2017, the Company completed its underwritten initial public offering (“IPO”) of 3,800 shares of the Company’s common stock, including 1,800 shares sold by the Company and 2,000 shares sold by Manitex International, Inc. (“Manitex”), at a price to the public of $7.00 per share. After underwriting discounts and commissions and offering expenses payable by the Company, the Company received net proceeds of $10,405 from the offering. The Company did not receive any proceeds from the sale of shares by Manitex.

On May 23, 2017, the underwriters exercised their over-allotment option in full by purchasing an additional 570 shares of the Company’s common stock from A.S.V. Holding, LLC, a selling stockholder in the IPO and subsidiary of Terex Corporation (“Terex”), at the IPO price of $7.00 per share, less underwriting discounts and commissions. The Company did not receive any proceeds from the sale of the shares by A.S.V. Holding, LLC.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited financial statements, included herein, have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Pursuant to these rules and regulations, the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and have been consistently applied. These unaudited financial statements should be read in conjunction with the financial statements and related notes included in our prospectus dated May 12, 2017 (the “Prospectus”), as filed with the SEC on May 15, 2017 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”).

The unaudited financial statements include all adjustments of a normal, recurring nature considered necessary for a fair presentation of our financial position as of September 30, 2017 and the results of operations for the three and nine months ended September 30, 2017 and 2016. Results of operations for the three and nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ended December 31, 2017.

Critical Accounting Policies and Estimates

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require the Company to make estimates, judgments and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses and related disclosures and contingencies. The Company evaluates estimates used in preparation of the accompanying financial statements on a continual basis. There have been no significant changes to the critical accounting policies described in Note 2, “Summary of Significant Accounting Policies,” to the audited financial statements for the year ended December 31, 2016 included in the Prospectus dated May 12, 2017.

Recent Accounting Pronouncements

Recent accounting pronouncements are described in Note 6, “Recent Accounting Pronouncements.”

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on individual customer review and current economic conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Individual balances exceeding a threshold amount that are over 90 days past due are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered.

The balance of the allowance for doubtful accounts was $85 and $63 at September 30, 2017 and December 31, 2016, respectively.

Revenue Recognition

Revenue and related costs are recorded when title and risk of loss passes to dealers and OEM customers. The Company’s typical terms are FOB shipping point and Ex-Works, which results in revenue being recognized and invoicing of dealers and OEM customers upon shipment from the Company’s facilities and when the Company’s products are picked up from the Company’s facilities, respectively.

The Company’s policy requires in all instances certain minimum criteria be met in order to recognize revenue, specifically:

•	Persuasive evidence that an arrangement exists;

•	The price to the buyer is fixed or determinable;

•	Collectability is reasonably assured; and

•	No significant obligations remain for future performance.

In addition, the Company’s policies regarding discounts, returns, post shipment obligations, customer acceptance, credits, rebates and protection or similar privileges are as follows:

•	Revenue is recognized consistently across all customers.

•	Sales discounts are deducted from the revenue immediately as part of the final sales invoice to dealers and OEM customers. Occasional discounts for prompt cash payment are provided to dealers and OEM customers, which are deducted from the cash payment. A reserve is established for future cash discounts based upon historical experience with dealers and OEM customers.

•	Sales are final and there is no return period allowed.

•	The Company has no post shipment obligations outside of warranty assurance, which is included in the sales price.

•	Customer acceptance occurs by confirmation of the sales quote provided, which describes the terms and conditions of the sale.

•	Any credits are determined based on investigation of specific customer concerns. Credits that may be issued are recognized in the period in which they are approved.

Accrued Warranties

The Company records accruals for potential warranty claims based on its claim experience. The Company’s products are typically sold with a standard warranty covering defects that arise during a fixed period.

A liability for estimated warranty claims is accrued at the time of sale. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may affect the potential warranty liability.

Litigation Claims

In determining whether liabilities should be recorded for pending litigation claims, the Company must assess the allegations and the likelihood that it will successfully defend itself. When the Company believes it is probable that it will not prevail in a particular matter, it will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel.

Defined Benefit Plan

The Company sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”) for a former senior executive. The SERP is unfunded. The Company accounts for this plan pursuant to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 710, “Compensation—General.” This guidance requires balance sheet recognition of the overfunded or underfunded status of the defined benefit plan. Actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting guidance must be recognized in the Statement of Operations. The defined benefit obligation for this plan as of September 30, 2017 is $795, of which, $64 and $731 is reflected in “Accrued Other” and “Other Long-Term Liabilities,” respectively, on the balance sheet. The balance at December 31, 2016 was $837, of which, $64 and $773 was reflected in the “Accrued Other” and “Other Long-Term Liabilities,” respectively. The Company expects to make annual benefit payments of $64 per year over the next five years.

Research and Development Costs

Research and development costs are expensed as incurred. Such costs are incurred in the development of new products or significant improvements to existing products.

Income Taxes

The Company’s provision for income taxes consists of federal and state taxes, as applicable, in amounts necessary to align the Company’s year-to-date tax provision with the effective rate that it expects to achieve for the full year. Each quarter the Company updates its estimate of the annual effective tax rate and records cumulative adjustments as necessary. For the nine months ended September 30, 2017, the Company recorded an income tax benefit of $(372), which consists of a federal and state income tax provision of $575 offset by a discrete income tax benefit of $(947) related primarily to the recognition of a deferred tax asset related to a change in tax status with the conversion from a Minnesota limited liability company to a Delaware corporation on May 11, 2017. For the three months ended September 30, 2017, the Company recorded an income tax provision of $257, which consists of a federal and state income tax provision.

Prior to May 11, 2017, the Company was taxed as partnership. As such, the Company was not a tax paying entity and not subject to federal and state income tax purposes. The income or loss of the Company was passed through to its members and their share was reported on their respective tax returns.

At September 30, 2017, the Company did not have any uncertain tax positions. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the accompanying Statement of Income.

Concentrations of Business and Credit Risk

Caterpillar Inc., an OEM customer, and CEG Distributions PTY Ltd., the Company’s Australian master distributor, accounted for 37% and 43% of the Company’s Net Sales for the three months ended September 30, 2017 and 2016, respectively, as well as 63% of the Company’s Accounts Receivable at September 30, 2017. Caterpillar Inc. and CEG Distributions PTY Ltd. accounted for 32% and 34% of the Company’s Net Sales for the nine months ended September 30, 2017 and 2016, respectively, as well as 64% of the Company’s Accounts Receivable at December 31, 2016.

Sales by major customer consisted of the following for the three and nine months ended September 30, 2017 and 2016:

	Three months ended September 30,		Three months ended September 30,
	2017		2016
	Percent of Total	Amount	Percent of Total	Amount
Caterpillar	19%	$5,884	26%	$6,057
CEG Distributions PTY Ltd.	18%	5,515	17%	4,001
Other	63%	19,236	57%	12,953

Total	100%	$30,635	100%	$23,011

	Nine months ended September 30,		Nine months ended September 30,
	2017		2016
	Percent of Total	Amount	Percent of Total	Amount
Caterpillar	19%	$17,420	23%	$18,031
CEG Distributions PTY Ltd.	13%	12,225	11%	8,822
Other	68%	63,240	66%	51,899

Total	100%	$92,885	100%	$78,752

Any disruptions to these two customer relationships could have adverse effects on the Company’s financial results. The Company manages dealer and OEM concentration risk by evaluating in advance the financial condition and creditworthiness of its dealers and OEM customers. The Company establishes an allowance for doubtful accounts receivable, if needed, based upon expected collectability. Any reserves established for doubtful accounts is determined on a case-by-case basis when it is believed the payment of specific amounts owed to us is unlikely to occur. Although the Company has encountered isolated credit concerns related to its dealer base, management is not aware of any significant credit risks related to the Company’s dealer base and generally does not require collateral or other security to support account receivables, other than UCC related sales. The Company has secured a credit insurance policy for certain accounts with a policy limit of liability of not more than $8,600.

Revenue by geographic area consisted of the following for the three and nine months ended September 30, 2017 and 2016:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2017		2016		2017		2016
	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount
United States	66%	$20,112	73%	$16,836	70%	$65,171	79%	$62,116
Australia	25%	7,875	18%	4,079	20%	18,452	12%	9,483
Other	9%	2,648	9%	2,096	10%	9,262	9%	7,153

Total	100%	$30,635	100%	$23,011	100%	$92,885	100%	$78,752

Note 3. Inventory

Inventory is stated at the lower of cost (first-in, first-out) or net realizable value. The company records excess and obsolete inventory reserves. The estimated reserve is based on specific identification of excess or obsolete inventories.

Inventory consisted of the following as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
Raw materials and supplies	$14,242	$18,920
Work in process	37	165
Finished equipment and replacement parts	11,302	12,105

	25,581	31,190
Less: Reserves for excess and obsolete	(458)	(294)

	$25,123	$30,896

Note 4. Goodwill and Other Intangible Assets

Intangible Assets

Intangible assets include patented and unpatented technology, trade names, customer relationships and other specifically identifiable assets and are amortized on a straight-line basis over their respective estimated useful lives, which range from ten to twenty-five years. Intangible assets are reviewed for impairment when facts and circumstances indicate a potential impairment has occurred.

There are three fundamental methods applied to value intangible assets outlined in FASB ASC 820, “Fair Value Measurement.” These methods include the Cost Approach, the Market Approach, and the Income Approach. Each of these valuation approaches were considered in the Company’s estimation of value.

Trade names and trademarks, patented and unpatented technology: Valued using the Relief from Royalty method, a form of both the Market Approach and the Income Approach. Because the Company has established trade names and trademarks and has developed patented and unpatented technology, the Company estimated that the benefit of ownership as the relief from the royalty expense that would need to be incurred in absence of ownership.

Customer relationships: Because there is a specific earnings stream that can be associated with customer relationships, the Company determined the fair value of these relationships based on the excess earnings method, a form of the Income Approach.

Technology: The Company holds a number of U.S. patents covering its undercarriage technology. The key patent related to the Company’s Posi-Track undercarriage and suspension expires in 2023. The average estimated useful life for the Company’s patents is ten years, but useful life is determined in part by any legal, regulatory or contractual provisions that limit useful life. The Company has and will continue to dedicate technical resources toward the further development of our products and processes in order to maintain its competitive position.

Intangible assets, net comprised the following as of September 30, 2017:

	Weighted Average Life (In Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and unpatented technology	10	$8,000	$(2,226)	$5,774
Tradename and trademarks	25	7,000	(779)	6,221
Customer relationships	11	16,000	(4,081)	11,919

	12	$31,000	$(7,086)	$23,914

Intangible assets, net comprised the following as of December 31, 2016:

	Weighted Average Life (In Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and unpatented technology	10	$8,000	$(1,627)	$6,373
Tradename and trademarks	25	7,000	(568)	6,432
Customer relationships	11	16,000	(2,981)	13,019

	12	$31,000	$(5,176)	$25,824

Amortization of other intangible assets for the nine months ended September 30, 2017 and 2016 was $1,910 and $1,910, respectively.

Goodwill

Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company selected September 30 as the date for the required annual impairment test.

Note 5. Related Party Transactions

Effective December 19, 2014, the Company entered into a Distribution and Cross Marketing Agreement with Terex and Manitex (the “Terex Cross Marketing Agreement”) that set forth the terms under which the Company would manufacture and sell ASV products, certain services Terex would provide in assisting in the sales and marketing of ASV products and the costs to be paid by the Company in exchange for such services. The Terex Cross Marketing Agreement defines dealers and customers to which, and territories for which, Terex would have the exclusive right on behalf of the Company to market and sell Terex-branded ASV products. The Terex Cross Marketing Agreement defines the compensation to Terex for its machine sales selling expense, part sales selling expense and general and administrative costs associated with such sales. In addition, for the provision of marketing services by Terex, the Company would pay an annual fee of $250, subject to annual escalation of 3% plus 0.2% of net incremental sales. Unless terminated, the term of the Terex Cross Marketing Agreement is five years, and the parties may agree to renew for additional one year terms. The Company expensed $296 and $170 for services for the three months ended September 30, 2017 and 2016, respectively, and $888 and $1,150 for the nine months ended September 30, 2017 and 2016, respectively, under the Terex Cross Marketing Agreement.

Effective December 19, 2014, the Company entered into a Services Agreement with Terex (the “Terex Services Agreement”) that set forth the terms under which Terex would provide certain services to the Company and the

Company will retain access to certain services provided by Terex and the compensation related thereto. The scope of the Terex Services Agreement covers amongst other items, temporary transition services arising from the transfer of majority ownership to Manitex, third party logistics services for parts fulfillment, warranty and field service and information technology (“IT”) services for both transitional and ongoing services. Unless terminated, the term of the Terex Services Agreement is specific to each service provided, and the parties may agree to renew for additional one year terms. The Company expensed $320 and $311 for services provided for the three months ended September 30, 2017 and 2016, respectively, and $1,010 and $960 for the nine months ended September 30, 2017 and 2016, respectively, under the Terex Services Agreement.

Effective March 27, 2017, the Company entered into a Winddown and Termination of Distribution and Cross Marketing Agreement and Services Agreement with Terex and Manitex (the “Winddown Agreement”). Pursuant to the Winddown Agreement, Terex will continue to provide certain services to the Company following the completion of the IPO under the Terex Cross Marketing Agreement and the Terex Services Agreement, including parts sales, shipment and purchases and parts planning, customer parts phone support, and administrative services, including IT support and accounting input information for parts cost and pricing. Pursuant to the Winddown Agreement, these services will continue on a transitional basis. Terex no longer markets ASV machines under the Terex Cross Marketing Agreement and the Company is responsible for marketing all ASV machines to all distribution channels, but Terex will continue to market ASV parts under the Terex Cross Marketing Agreement during transition period. Pursuant to the Winddown Agreement, the Company will be permitted to produce and sell Terex-branded ASV products to existing Terex dealers and continue to use applicable Terex trademarks during the transition period and for one year after termination of the Winddown Agreement. The Company has the right to terminate any service related to parts sales and distribution upon six months’ notice to Terex, and the Company also has the right to terminate all services upon six months’ notice to Terex. After one year from the date of the Winddown Agreement, Terex will also have the right to terminate services upon six months’ notice. In no event will the services continue beyond December 19, 2019. The Winddown Agreement does not immediately terminate the Terex Cross Marketing Agreement or the Terex Services Agreement, each of which will remain in effect until terminated in accordance with the Winddown Agreement. By notice dated October 5, 2017, the Company provided notice to Terex and Manitex of the termination, effective as of April 5, 2018, of all services provided by Terex thereunder. Such notice also indicated that, also effective as of April 5, 2018, the Terex Cross Marketing Agreement and Terex Services Agreement shall also be deemed terminated.

Included in the Company’s Condensed Statements of Income are sales to Terex of $50 and $200 for the three months ended September 30, 2017 and 2016, respectively, and $229 and $1,471 for the nine months ended September 30, 2017 and 2016, respectively. Also included are sales to Manitex of $1 and $1 for the three months ended September 30, 2017 and 2016, respectively, and $24 and $1,147 for the nine months ended September 30, 2017 and 2016, respectively. The Company recorded purchases from Terex of $1,127 and $2,175 for the three months ended September 30, 2017 and 2016 respectively, and $4,832 and $6,090 for the nine months ended September 30, 2017 and 2016, respectively. The Company also recorded charges for insurance and employee benefit costs from Manitex of $567 and $616 for the three months ended September 30, 2017 and 2016, respectively, and $2,153 and $2,326 for the nine months ended September 30, 2017 and 2016, respectively.

Receivables from affiliates include $44 due from Terex and $0 due from Manitex (total $44) at September 30, 2017, and $501 due from Terex and $912 due from Manitex (total $1,413) at December 31, 2016.

Payables from affiliates includes $1,120 due to Terex and $3 due to Manitex (total $1,123) at September 30, 2017, and $2,275 due to Terex and $23 due to Manitex (total $2,298) at December 31, 2016

Note 6. Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In April 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-03, “Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to borrowings be presented in the balance sheet as a direct deduction from the carrying amount of the borrowing, consistent with debt discounts. The ASU does not affect the amount or timing of expenses for debt issuance costs. In August 2015, the FASB issued ASU No. 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”), which amends, ASC 835-30, “Interest—Imputation of Interest”. ASU 2015-15 clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be presented as an asset and amortized ratably over the term of the line of credit arrangement, regardless of whether there are outstanding borrowings on the arrangement. The Company adopted ASU 2015-03 and ASU 2015-15 as of January 1, 2016 on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption. Unamortized costs related to securing our revolving line of credit will continue to be presented in Non-Current Assets on the accompanying Balance Sheets.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory” (“ASU 2015-11”). ASU 2015-11 simplifies the subsequent measurement of inventory by using only the lower of cost or net realizable value. ASU 2015-11 defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The guidance is effective for reporting periods beginning after December 15, 2017, for emerging growth companies, and interim periods within those fiscal years with early adoption permitted. ASU 2015-11 should be applied prospectively. The Company has adopted this guidance during the period ended March 31, 2017 on a prospective basis. The adoption of this guidance did not have a significant impact on the operating results for the period ended September 30, 2017.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which includes multiple amendments intended to simplify aspects of share-based payment accounting. Amendments to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, and forfeitures will be applied using a modified retrospective transition method through a cumulative-effect adjustment to equity as of the beginning of the period of adoption. Amendments to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement will be applied retrospectively, and amendments requiring the recognition of excess tax benefits and tax deficiencies in the income statement are to be applied prospectively. ASU 2016-09 will be effective for annual reporting periods beginning after December 15, 2017, for emerging growth companies, with early adoption permitted. The Company adopted the guidance for the period ended March 31, 2017. The adoption of this guidance did not have an impact on the operating results for the period ended September 30, 2017

Recent Accounting Pronouncements—Not Yet Adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under GAAP. In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”), which clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which clarifies guidance related to identifying the performance obligations and licensing implementation guidance contained in the new revenue recognition standard. In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which addresses narrow-scope improvements to the guidance on collectability, noncash consideration and completed contracts at transition as well as providing a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. In December 2016, the FASB issued ASU

No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”). ASU 2016-20 is intended to clarify and suggest improvements to the application of current standards under Topic 606 and other Topics amended by ASU 2014-09. ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 are effective for reporting periods beginning after December 15, 2018, for emerging growth companies, with early adoption permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of the provisions of this standard on the Company’s financial statements.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” (“ASU 2016-01”). The amendments in ASU 2016-01, among other things, require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; require public business entities to use the exit price notion when measuring fair value of financial instruments for disclosure purposes; require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); and eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost. The effective date will be the first quarter of fiscal year 2019, for emerging growth companies. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize on the balance sheet the assets and liabilities associated with the rights and obligations created by those leases. The guidance for lessors is largely unchanged from current U.S. GAAP. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The effective date will be the first quarter of fiscal year 2020, for emerging growth companies, with early adoption permitted. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments (Topic 230): Statement of Cash Flows” (“ASU 2016-15”), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. ASU 2016-15 is effective for fiscal years and interim periods beginning after December 15, 2018, for emerging growth companies. The Company is currently evaluating the impact that this standard will have its financial statements.

In December 2016, the FASB issued No. ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force” (“ASU 2016-18”), which requires that amounts described as restricted cash or cash equivalents must be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 will be effective in fiscal year 2020, for emerging growth companies, and must be applied retrospectively to all periods presented. The Company is currently evaluating the impact that this standard will have its financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which simplifies the measurement of goodwill impairment by eliminating the requirement of performing a hypothetical purchase price allocation. Instead, impairment will be measured using the difference between the carrying amount and fair value of the reporting unit. The amended guidance also eliminates the requirement for any reporting unit with a zero or a negative carrying amount to perform a qualitative assessment and will require disclosure of the amount of goodwill allocated to each reporting unit with a zero or a negative carrying amount of net assets. This standard will be effective beginning in the first quarter of fiscal year 2022, for emerging growth companies. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard is to be applied prospectively. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

Except as noted above, the guidance issued by the FASB during the current period is not expected to have a material effect on the Company’s financial statements.

Note 7. Litigation and Contingencies

The Company is involved in various legal proceedings, including product liability, general liability, workers’ compensation liability, and employment litigation, which have arisen in the normal course of operations. The Company is insured for product liability, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract, with retained liability or deductibles. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of probable loss to be estimable. The Company believes it has made appropriate and adequate reserves and accruals for its current contingencies. On May 11, 2017, the Company obtained insurance coverage for product liability exposures, certain exposures related to general, workers’ compensation and automobile liability, catastrophic losses as well as those risks required to be insured by law or contract. The Company’s workers’ compensation policies have a $250 per claim deductible with a $1,000 aggregate deductible. The Company also maintains an occurrence based product liability policy with a $500 per claim self-insured retention.

The product liability case Knezek v. Terex Corp, et. al., went to trial and on November 10, 2016, the jury awarded the plaintiff damages payable by the Company in the amount of $109. The verdict was subject to appeal and on January 12, 2017 a settlement agreement of $225 was reached, which was paid in full during the period ended March 31, 2017.

The product liability case Jones v. Terex Corp, et. al., an agreement of $1,600 was reached in March 2017. The Company agreed to pay $200 within 14 days of full execution of settlement agreement, followed thereafter by monthly payments in the amount of $82 per month for 17 months. Settlement for $53 was reached with co-plaintiff, Kerch, in June 2017

Note 8. Supplemental Cash Flow Information

Interest and income taxes paid during the nine months ended September 30, 2017 and 2016 are as follows:

	For the Nine Months Ended September 30,
	2017	2016
Interest paid in cash	$2,255	$3,399

Income tax payments in cash	$545	$—

Note 9. Debt

Loan Facilities

On December 23, 2016, the Company completed a new unitranche credit agreement with PNC Bank, National Association (“PNC”), and White Oak Global Advisors, LLC (“White Oak”) to provide a $65,000, 5-year credit facility (the “Credit Agreement’). This new facility replaced the Company’s previous revolving credit and term loan facilities with JPMorgan Chase Bank, N.A., and Garrison Loan Agency Services LLC. The new facility consists of a $35,000 revolving credit facility (which is subject to availability based primarily on eligible accounts receivable and eligible inventory), a Term Loan A facility of $8,500 and a Term Loan B facility of $21,500. A total of $46,700 was drawn by the Company at closing of the Credit Agreement.

Revolving Loan Facility with PNC

On December 23, 2016, the Company entered into a $35,000 revolving loan facility with PNC as the administrative agent, which loan facility includes two sub-facilities: (i) a $2,000 letter of credit sub-facility, and (ii) a $3,500 swing loan sub-facility, each of which is fully reserved against availability under the revolving loan facility. The facility matures on December 23, 2021.

The $35,000 revolving loan facility is a secured financing facility under which borrowing availability is limited to existing collateral as defined in the agreement. The maximum amount available is limited to (i) the sum of (a) up to 85% of Eligible Receivables, plus (b) 90% of Eligible Insured Foreign Receivables, plus (c) the lesser of (I) 95% of Eligible CAT Receivables, or $8,600 plus (ii) the lesser of (A) the sum of (I) up to 65% of the value of the Eligible Inventory (other than Eligible Inventory consisting of finished goods machines and service parts that are current), plus (II) 80% of the value of Eligible inventory consisting of finished goods machines, plus (III) 75% of the value of Eligible Inventory consisting of service parts that are current) or, (B) up to 90% of the appraised net orderly liquidation value of Eligible Inventory. Inventory collateral is capped at $15,000 less outstanding letters of credit and any reasonable reserves as established by the bank. At September 30, 2017, the maximum the Company could borrow based on available collateral was capped at $18,735

At September 30, 2017, the Company had drawn $7,439 under the $35,000 revolving loan facility. The Company can opt to pay interest on the revolving credit facility at either a domestic rate plus a spread, or a LIBOR rate plus a spread. The spread for domestic rate will range from 1% to 1.5% and LIBOR spread from 2% to 2.5% depending on the average undrawn availability (as defined in the loan agreement). Funds borrowed under the LIBOR options can be borrowed for periods of one, two, or three months. The weighted average interest rate for the period ending September 30, 2017 was 3.6%. Additionally, the bank assesses a 0.375% unused line fee that is payable monthly.

Term Loan A with PNC

On December 23, 2016, the Company entered into an $8,500 term loan (“Term Loan A”) facility with PNC as the administrative agent.

At September 30, 2017, the Company had no outstanding balance. The Company was required to use 40% of the net proceeds from the IPO to pay down amounts outstanding under its term loans. In addition to the amount required of $4,160, the Company repaid the remaining Term Loan A balance of $4,128 and recorded an $83 loss on debt extinguishment charge

Term Loan B with White Oak

On December 23, 2016, the Company entered into a $21,500 term loan (“Term Loan B”) facility with White Oak as the administrative agent.

At September 30, 2017, the Company had an outstanding balance of $18,388, less $553 debt issuance costs, for net debt of $17,835. The interest rate is fixed at a LIBOR rate plus 10% until delivery of the same reporting documents referenced above. After delivery of the reporting documents, the Company will pay interest at the LIBOR rate plus a spread of either 9% or 10% depending on the leverage ratio, provided that at no time will the LIBOR rate be less than 1%. The interest rate for the period ending September 30, 2017 was 10.3%.

The Company is obligated to make quarterly principal payments of $538 commencing on March 31, 2017. If the term loan is prepaid in full or in part prior to the maturity date, the Company will be required to pay a prepayment penalty. If paid prior to December 23, 2017 the prepayment penalty will be equal to 2.0% of the prepayment. The prepayment penalty percentage reduces each year towards the loan maturity date. Any unpaid principal is due on maturity, which is December 23, 2021. Interest is payable monthly beginning on December 31, 2016.

Covenants

The Company’s indebtedness is collateralized by substantially all of the Company’s assets. The facilities contain customary limitations including, but not limited to, limitations on additional indebtedness, acquisitions, and payment of dividends. The Company is also required to comply with certain financial covenants as defined in the Credit Agreement. The revolving credit facility and the term loans require the Company to maintain a Minimum Fixed Charge Coverage ratio of not less than 1.20 to 1.0. Additionally, the term loans require the Company not exceed a Leverage Ratio of 5.00 to 1.00 which shall step down to 2.85 to 1.00 by March 31, 2021 and also limits capital expenditures to $1,300 in any fiscal year. The Company was in compliance with all covenants for the period ended September 30, 2017.

Note 10. Equity

2017 Equity Incentive Plan

On May 11, 2017, the Company adopted the ASV Holdings, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). The maximum number of shares of common stock reserved for issuance under the 2017 Plan is 1,250 shares. The total number of shares reserved for issuance however, can be adjusted to reflect certain corporate transactions or changes in the Company’s capital structure. The Company’s employees and members of the board of directors who are not the Company’s employees or employees of the Company’s affiliates are eligible to participate in the 2017 Plan. The 2017 Plan is administered by the compensation committee of the Company’s board of directors. The 2017 Plan provides that the committee has the authority to, among other things, select plan participants, determine the type and amount of rewards, determine the award terms, fix all other conditions of any awards, interpret the plan and any plan awards. Under the 2017 Plan, the committee can grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. The 2017 Plan requires that the exercise price for stock options and stock appreciation rights be not less then fair market value of the Company’s common stock on date of grant.

The Company awarded a total of 104 restricted stock units to employees and directors under the 2017 Plan on June 2, 2017. The restricted stock units are subject to the same conditions as the restricted stock awards except the restricted stock units will not have voting rights and the common stock will not be issued until the vesting criteria are satisfied.

The following table contains information regarding restricted stock units:

September 30, 2017
Outstanding on January 1, 2017	—
Units granted during the period	104
Vested and issued	—
Forfeited	—
Outstanding on September 30, 2017	104

On June 2, 2017, the Company granted an aggregate of 53 restricted stock units to employees pursuant to the 2017 Plan. Restricted stock units of 9, 24 and 20 vest in 2017, 2018 and 2019, respectively.

On June 2, 2017, the Company granted 51 restricted stock units to officers pursuant to the 2017 Plan. Restricted stock units of 17, 17 and 17 vest on June 2, 2018, 2019 and 2020, respectively.

The value of the restricted stock is being charged to compensation expense over the vesting period. Compensation expense includes expense related to restricted stock units of $96 and $0 for the three months ended September 30, 2017 and 2016, respectively, and $231 and $0 for the nine months ended September 30, 2017 and 2016, respectively. Additional compensation expense related to restricted stock units will be $110, $285, $212 and $58 for the remainder of 2017, 2018, 2019 and 2020, respectively.

Note 11. Subsequent Events

On October 5, 2017, the Company entered into a Second Amendment to the Credit Agreement (the “Second Credit Agreement Amendment”). The principal modifications to the Credit Agreement resulting from the Second Credit Agreement Amendment are (i) a revision to one of the components of the “Permitted Indebtedness” definition permitting the Company to enter into certain additional loan agreements and (ii) a revision to the provisions in the Credit Agreement permitting the Company to incur certain additional capital expenditures and to enter into certain additional leases.

On October 5, 2017, the Company entered into a lease agreement for a facility in Grand Rapids, Minnesota where the Company intends to relocate its parts distribution facility.

A.S.V., LLC

AUDITED FINANCIAL STATEMENTS

Years Ended December 31, 2016 and 2015

A.S.V., LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of A.S.V., LLC

We have audited the accompanying balance sheets of A.S.V., LLC (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A.S.V., LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP

UHY LLP

Sterling Heights, Michigan

February 7, 2017

A member of UHY International, a network of independent accounting and consulting firms

A.S.V., LLC

BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS
Cash	$572	$—
Cash—restricted	535	—
Trade receivables, net	13,603	14,223
Receivables from affiliates	1,413	959
Inventory	30,896	29,028
Prepaid expenses	537	98

Total current assets	47,556	44,308

NON-CURRENT ASSETS
Property, plant and equipment, net	15,402	17,157
Intangible assets, net	25,824	28,371
Goodwill	30,579	30,579
Deferred financing costs	371	219

Total assets	$119,732	$120,634

LIABILITIES AND MEMBERS’ EQUITY
Note payable—short term	$3,000	$1,500
Trade accounts payable	11,976	12,623
Payables to affiliates	2,298	1,658
Accrued compensation and benefits	1,073	1,024
Accrued warranties	1,870	2,140
Accrued product liability—short term	2,125	2,000
Accrued other	1,312	940

Total current liabilities	23,654	21,885

NON-CURRENT LIABILITIES
Revolving loan facility	15,605	12,372
Note payable—long term	26,265	34,462
Accrued product liability—long term	—	1,500
Other long term liabilities	773	807

Total liabilities	66,297	71,026

MEMBERS’ EQUITY
Members’ equity	54,787	49,787
Accumulated deficit	(1,352)	(179)

TOTAL MEMBERS’ EQUITY	53,435	49,608

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$119,732	$120,634

The accompanying notes are an integral part of these financial statements

A.S.V., LLC

STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Years ended December 31,
	2016	2015
Net sales	$103,803	$116,935
Cost of goods sold	87,417	100,030

Gross profit	16,386	16,905

Research and development costs	1,999	1,854
Selling, general and administrative expense	8,377	9,555

Operating income	6,010	5,496

Other income (expense)
Interest expense	(4,963)	(5,401)
Loss on debt extinguishment	(2,196)	—
Loss on sale of assets	(24)	—
Other income	—	4

Total other expense	(7,183)	(5,397)

Net (loss) income	$(1,173)	$99

The accompanying notes are an integral part of these financial statements

A.S.V., LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(Dollars in thousands)

	Members’ Equity	Accumulated Deficit	Total
Balance at January 1, 2015	$49,787	$(278)	$49,509
Net income	—	99	99

Balance at December 31, 2015	$49,787	$(179)	$49,608
Member contributions	5,000	—	5,000
Net loss	—	(1,173)	(1,173)

Balance at December 31, 2016	$54,787	$(1,352)	$53,435

The accompanying notes are an integral part of these financial statements

A.S.V., LLC

STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years ended December 31,
	2016	2015
OPERATING ACTIVITIES
Net (loss) income	$(1,173)	$99
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation	2,181	2,241
Amortization	2,547	2,545
Loss on sale of fixed assets	24	—
Amortization of deferred finance cost	545	535
Loss on debt extinguishment	2,196	—
Prepayments and other fees incurred in debt extinguishment	(369)	—
Bad debt expense	42	22
Changes in operating assets and liabilities
Trade receivables	578	(4,301)
Net trade receivables/payables from affiliates	186	9,487
Other receivables	—	193
Inventory	(1,997)	(1,734)
Prepaid expenses	(439)	(29)
Trade accounts payable	(647)	854
Accrued expenses	(1,223)	(100)
Tax payable	—	(16,230)
Other long-term liabilities	(34)	(32)

Net cash provided by (used in) operating activities	2,417	(6,450)

INVESTING ACTIVITIES
Proceeds on disposal of fixed assets	2	—
Increase in restricted cash	(535)	—
Purchase of property and equipment	(325)	(315)

Net cash used in investing activities	(858)	(315)

FINANCING ACTIVITIES
Principal payments on term debt	(5,500)	(2,000)
Repayment of existing debt	(32,500)	—
Borrowings on new term debt	30,000	—
Debt issuance costs incurred	(1,220)	—
Members equity contribution	5,000	—
Repayment of existing revolving credit facility	(12,165)	—
Initial borrowing on new revolving credit facility	16,716	—
Net (payments) borrowings on revolving credit facilities	(1,318)	8,763

Net cash (used in) provided by financing activities	(987)	6,763

NET CHANGE IN CASH	572	(2)

Cash at beginning of period	—	2

Cash at end of period	$572	$—

The accompanying notes are an integral part of these financial statements

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 1—BASIS OF PRESENTATION

Nature of Operations

A.S.V., LLC (the “Company” or “ASV”) primarily designs, manufactures and markets skid steer loaders and compact track loaders as well as related parts for use primarily in the construction, landscaping, and agricultural industries. The Company’s headquarters and manufacturing facility is located in Grand Rapids, Minnesota. Products are marketed and sold in North America, Latin America and Australia.

Basis of Presentation

The financial statements, included herein, have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Pursuant to these rules and regulations, the financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and have been consistently applied. The Company is a Limited Liability Company (“LLC”) that is owned by two partners Manitex International, Inc. (“Manitex”) and Terex Corporation (through its wholly-owned subsidiary, A.S.V. Holding, LLC) (“Terex”) that own 51% and 49%, respectively.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies described below, together with the other notes that follow, are an integral part of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates that affect the reported amounts of assets, liabilities, income and expense. Estimates including those related to allowance for doubtful accounts, materials and inventory obsolescence, property, plant and equipment depreciation, intangible amortization, long-lived asset impairment assumptions, warranties, and contingencies are evaluated on a regular basis. Actual amounts could differ from such estimates.

Cash

The Company considers all short-term securities purchased with maturity dates of three months or less to be cash. The Company from time to time during the years covered by these financial statements may have bank balances in excess of its insured limits. Management has deemed this as a normal business risk. At December 31, 2016 and 2015, respectively the Company had classified $2,052 and $1,785 of checks issued in excess of bank balances as accounts payable.

Restricted Cash

Certain of the Company’s lending arrangements require the Company to post cash collateral or maintain minimum cash balances in escrow. These cash amounts are reported as current assets on the balances sheets based on when the cash will be contractually released. Total restricted cash was $535 and $0 at December 31, 2016 and 2015, respectively.

Inventory

Inventory is stated at the lower of cost or market (“LCM”) value. Cost is determined principally by the first-in, first-out (“FIFO”) method. In valuing inventory, management is required to make assumptions regarding the

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

level of reserves required to value potentially obsolete or over-valued items at the lower of cost or market. These assumptions require the Company to analyze the aging of and forecasted demand for its inventory, forecast future products sales prices, pricing trends and margins, and to make judgments and estimates regarding obsolete or excess inventory. Future product sales prices, pricing trends and margins are based on the best available information at that time including actual orders received, negotiations with the Company’s customers for future orders, including their plans for expenditures, and market trends for similar products. The valuation of used equipment taken in trade from customers requires the Company to use the best information available to determine the value of the equipment to potential customers. This value is subject to change based on numerous conditions. Inventory reserves are established taking into account age, frequency of use, or sale, and in the case of repair parts the installed base of machines. While calculations are made involving these factors, significant management judgment regarding expectations of future events is involved. Future events that could significantly influence the Company’s judgment and related estimates include general economic conditions in markets where the Company’s products are sold, new equipment price fluctuations, actions of the Company’s competitors, including the introduction of new products and technological advances, as well as new products and design changes the Company introduces. The Company makes adjustments to its inventory reserve based on the identification of specific situations and increases its inventory reserves accordingly. As further changes in future economic or industry conditions occur, the Company will revise the estimates that were used to calculate its inventory reserves.

If actual conditions are less favorable than those the Company has projected, the Company will increase its reserves for LCM, excess and obsolete inventory accordingly. Any increase in the Company’s reserves will adversely impact its results of operations. The establishment of a reserve for LCM, excess and obsolete inventory establishes a new cost basis in the inventory. Such reserves are not reduced until the product is sold.

Intangible Assets

Intangible assets include patented and unpatented technology, trade names, customer relationships and other specifically identifiable assets and are amortized on a straight-line basis over their respective estimated useful lives, which range from ten to twenty-five years. Intangible assets are reviewed for impairment when facts and circumstances indicate a potential impairment has occurred.

There are three fundamental methods applied to value intangible assets outlined in FASB ASC 820. These methods include the Cost Approach, the Market Approach, and the Income Approach. Each of these valuation approaches were considered in the Company’s estimation of value.

Trade names and trademarks, patented and unpatented technology: Valued using the Relief from Royalty method, a form of both the Market Approach and the Income Approach. Because the Company has established trade names and trademarks and has developed patented and unpatented technology, the Company estimated that the benefit of ownership as the relief from the royalty expense that would need to be incurred in absence of ownership.

Customer relationships: Because there is a specific earnings stream that can be associated with customer relationships, the Company determined the fair value of these relationships based on the excess earnings method, a form of the Income Approach.

Technology: The Company holds a number of U.S. patents covering its undercarriage technology. The key patent related to the Company’s Posi-Track undercarriage and suspension expires in 2023. The average estimated useful

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

life for the Company’s patents is ten years, but useful life is determined in part by any legal, regulatory or contractual provisions that limit useful life. The Company has and will continue to dedicate technical resources toward the further development of our products and processes in order to maintain its competitive position.

Goodwill

Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company selected December 31 as the date for the required annual impairment test.

The Company concluded there was no impairment of goodwill at December 31, 2016 and 2015.

Deferred Financing Costs

Deferred financing costs represent the costs incurred in connection with obtaining debt financing. The Company amortizes deferred financing costs in interest expense using the effective interest method over the term of the related debt instrument. As of December 31, 2016 and 2015, the Company has net deferred financing costs of $1,105 and $2,257, respectively. Amortization expense associated with the capitalized deferred financing costs for the years ended December 31, 2016 and 2015 was $545 and $535, respectively. During 2016 the Company incurred a loss on extinguishment of debt totaling $2,196 associated with the refinancing of its debt, of which $1,827 related to the expensing of previously capitalized debt issuance costs and $369 was for prepayment and other fees incurred in debt extinguishment.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Expenditures for major repairs and improvements are capitalized to the extent they extend the useful life of the asset.

Expenditures for routine maintenance and repairs not expected to extend the life of an asset beyond its normal useful life are charged to expense when incurred. Plant and equipment are depreciated over the estimated useful lives (three to twenty-one years) of the assets under the straight-line method of depreciation for financial reporting purposes.

Impairment of Long-Lived Assets

The Company’s policy is to assess the realizability of long-lived assets, including definite-lived intangible assets, and to evaluate such assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value. Future cash flow projections include assumptions for future sales and working capital levels, among others. The Company uses data developed by management as well as macroeconomic data in making these calculations. The amount of any impairment then recognized would be calculated as the difference between estimated fair value and the carrying value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying value or fair value less cost to dispose. The Company concluded there was no impairment of long-lived assets at December 31, 2016 and 2015.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on individual customer review and current economic conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Individual balances exceeding a threshold amount that are over 90 days past due are reviewed individually for collectability. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered.

The balance of the allowance for doubtful accounts was $63 and $22 at December 31, 2016 and 2015, respectively.

Revenue Recognition

Revenue and related costs are recorded when title and risk of loss passes to dealers and OEM customers. The Company’s typical terms are FOB shipping point and Ex-works, which results in revenue being recognized and invoicing of dealers and OEM customers upon shipment from the Company’s facilities and when the Company’s products are picked up from the Company’s facilities, respectively.

The Company’s policy requires in all instances certain minimum criteria be met in order to recognize revenue, specifically:

a)	Persuasive evidence that an arrangement exists;

b)	The price to the buyer is fixed or determinable;

c)	Collectability is reasonably assured; and

d)	No significant obligations remain for future performance.

In addition, the Company’s policies regarding discounts, returns, post shipment obligations, customer acceptance, credits, rebates and protection or similar privileges are as follows:

•	The Company recognizes revenue consistently across all customers.

•	Sales discounts are deducted from the revenue immediately as part of the final sales invoice to dealers and OEM customers. Occasional discounts for prompt cash payment are provided to dealers and OEM customers, which are deducted from the cash payment. The Company establishes a reserve for future cash discounts based upon historical experience with dealers and OEM customers.

•	Sales are final and there is no return period allowed.

•	The Company has no post shipment obligations outside of warranty assurance, which is included in the sales price.

•	Customer acceptance occurs by confirmation of the sales quote provided, which describes the terms and conditions of the sale.

•	Any credits are determined based on investigation of specific customer concerns. Credits that may be issued are recognized in the period in which they are approved.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accrued Warranties

The Company records accruals for potential warranty claims based on its claim experience. The Company’s products are typically sold with a standard warranty described below.

A liability for estimated warranty claims is accrued at the time of sale. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may affect the potential warranty liability.

Our standard product warranty is a limited product warranty that covers all of our products for a period of twelve months from delivery to and place into service by the first user (including as a demonstration or rental unit) or delivery to the first retail purchaser, whichever occurs first. We provide a separate limited warranty for our rubber tracks that extends for a period of twenty-four months from the date of start-up or 1,500 hours of operation (whichever occurs first) from delivery to and place into service by the first user (including as a demonstration or rental unit) or delivery to the first retail purchaser, whichever occurs first. All products and rubber track warranties commence within twenty-four months of the initial sale to an authorized distributor, regardless of use. Our warranties cover, at our option, the repair or replacement of any part that upon our inspection appears to have been defective in manufacture or materials. We also have the option, with respect to the limited warranty for our rubber track, to provide an allowance toward the purchase of a new rubber track. Our limited warranty is subject to certain conditions and will be voided under certain circumstances, including the installation of non-ASV parts and improper or unauthorized maintenance, alteration or repair. We also provide a separate warranty on our OEM replacement parts that are installed by our authorized dealers for a period of twelve months from the date of shipment or the period remaining in the product warranty for the affected product (whichever is shorter).

The following table summarizes the changes in the accrued warranty liability:

Balance as January 1, 2015	$2,208
Accruals for warranties issued during the period	1,909
Warranty services provided	(1,775)
Changes in estimates	(202)

Balance as of December 31, 2015	$2,140

Accruals for warranties issued during the period	1,225
Warranty services provided	(1,262)
Changes in estimates	(233)

Balance as of December 31, 2016	$1,870

Litigation Claims

In determining whether liabilities should be recorded for pending litigation claims, the Company must assess the allegations and the likelihood that it will successfully defend itself. When the Company believes it is probable that it will not prevail in a particular matter, it will then record an estimate of the amount of liability based, in part, on advice of outside legal counsel.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Defined Benefit Plan

The Company sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”) for a former senior executive. The SERP is unfunded. The Company accounts for this plan pursuant to ASC 710, “Compensation—General.” This guidance requires balance sheet recognition of the overfunded or underfunded status of the defined benefit plan. Actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting guidance must be recognized in the Statement of Operations. The defined benefit obligation for this plan as of December 31, 2016 is $837, of which, $64 and $773 is reflected in “Accrued Other” and “Other Long-Term Liabilities”, respectively, on the balance sheet. The balance at December 31, 2015 was $871, of which, $64 and $807 was reflected in the “Accrued Other” and “Other Long-Term Liabilities”, respectively. The Company expects to make annual benefit payments of $64 per year over the next five years.

Research and Development Costs

Research and development costs are expensed as incurred. Such costs are incurred in the development of new products or significant improvements to existing products.

Income Taxes

Effective December 23, 2014, the Company was converted into a Minnesota limited liability company, which is not a tax paying entity for Federal and state income tax purposes, and thus no provision for Federal and state income tax is reflected in the financial statements. The income or loss of the Company is passed through to its members and their share is reported on their respective tax returns. The Company has adopted ASC guidance regarding accounting for uncertainty in income taxes. At December 31, 2016 and 2015, there were no uncertain tax positions that would require an adjustment to the financial statements.

Concentrations of business and credit risk

Caterpillar Inc., an OEM customer, and CEG Distributions PTY Ltd., our Australian master distributor, accounted for 36% of the Company’s Net Sales for the year ended December 31, 2016 as well as 64% of the Company’s Accounts Receivable at December 31, 2016. Caterpillar Inc. and CEG Distributions PTY Ltd accounted for 39% of the Company’s Net Sales for the year ended December 31, 2015 as well as 68% of the Company’s Accounts Receivable at December 31, 2015.

Sales by major customer consisted of the following for the years ended December 31:

	2016		2015
	Percent of Total	Amount	Percent of Total	Amount
Caterpillar	23%	$23,607	28%	$32,417
CEG Distributions PTY Ltd.	13%	13,497	11%	13,381
Other	64%	66,699	61%	71,137

Total	100%	$103,803	100%	$116,935

Any disruptions to these two customer relationships could have adverse effects on the Company’s financial results. The Company manages dealer and OEM concentration risk by evaluating in advance the financial

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

condition and creditworthiness of its dealers and OEM customers. The Company establishes an allowance for doubtful accounts receivable, if needed, based upon expected collectability. Any reserves established for doubtful accounts is determined on a case-by-case basis when it is believed the payment of specific amounts owed to us is unlikely to occur. Although the Company has encountered isolated credit concerns related to its dealer base, management is not aware of any significant credit risks related to the Company’s dealer base and generally does not require collateral or other security to support account receivables, other than UCC related sales. The Company has secured a credit insurance policy for certain accounts with a policy limit of liability of not more than $8,600.

Revenue by geographic area consisted of the following for the years ended December 31:

	2016		2015
	Percent of Total	Amount	Percent of Total	Amount
United States	79%	$82,413	82%	$95,725
Australia	13%	13,219	11%	13,169
Other	8%	8,171	7%	8,041

Total	100%	$103,803	100%	$116,935

Fair Value Measurements

The Company estimates fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. The Company’s valuation techniques require inputs be categorized using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) unobservable inputs that require significant judgment for which there is little or no market data (“Level 3”). When multiple input levels are required for a valuation, the entire fair value measurement is categorized according to the lowest level of input that is significant to the measurement even though the Company may have also utilized significant inputs that are more readily observable.

The Company’s cash, trade accounts receivable and trade accounts payable are by their nature short-term. As a result, the carrying values included in the accompanying Balance Sheet approximate fair value. The carrying value of debt approximates fair value as it is variable rate debt and recently acquired.

NOTE 3—ACQUISITION

Stock Purchase

On December 19, 2014, the Company was acquired by Manitex via a stock purchase agreement entered into between Manitex and Terex on October 29, 2014, pursuant to which Manitex acquired 51% of the issued and outstanding shares of the Company. The Company accounted for the acquisition following the provisions of push-down accounting in accordance with ASC 805-50-25.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 3—ACQUISITION (Continued)

The fair value of the purchase consideration was $49,787 in total as shown below:

Cash	$25,000
Note payable to seller	1,411
Fair value of rollover equity	23,376

Total purchase consideration	$49,787

Under the acquisition method of accounting, in accordance ASC 805, Business Combinations, the assets acquired and liabilities assumed are valued based on their estimated fair values as of the date of the acquisition. The excess of the purchase price over the aggregate estimated fair value of net assets acquired was allocated to goodwill.

At December 31, 2014, it was stated that the purchase price allocation was preliminary and was subject to final review of certain items including inventory, accrual and receivable balances. During 2015, the purchase price allocation was adjusted.

Adjustments for the following reasons to the previously reported provisional assets or liabilities were made:

Recorded liabilities that existed at acquisition date that had not been recorded	$115
Adjustment to reduce the value of certain inventory based on obtaining additional information	460
Eliminate value assigned to fixed assets determined not to exist at date of acquisition	262
Increase reserves for potential product liability suits based on additional information	3,199
Adjustment to reserves for workers compensation claims based on additional information	69
Adjustment to taxes payable to match actual tax liability	(270)

Total	$3,835

The balance sheet at December 31, 2014 was restated to reflect the above changes to the purchase price allocation as follows:

Account	Provisional amount recorded	Adjustment to purchase price allocation	Revised provisional amount recorded
Goodwill	$26,744	$3,835	$30,579
Inventory	$27,217	$(460)	$26,757
Fixed assets	$19,177	$(262)	$18,915
Accrued expenses	$(3,975)	$(3,382)	$(7,357)
Taxes payable	$(16,500)	$269	$(16,231)

The above adjustments are non-cash items and, therefore, do not have an impact on the Statement of Cash Flows and did not have a material impact on the Statement of Operations.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 3—ACQUISITION (Continued)

The following table summarizes the final allocation of the purchase consideration to the fair value of the assets acquired and liabilities assumed at the date of acquisition:

Purchase price allocation:

Cash	$2
Accounts receivable	18,232
Prepaid expenses	71
Inventory	26,757
Total fixed assets	18,915
Customer relationships	16,000
Trade name and trademarks	7,000
Patented and unpatented technology	8,000
Goodwill	30,579
Deferred financing costs	2,767
Accounts payable	(9,459)
Accrued expenses	(7,358)
Taxes payable	(16,230)
Accrued pension liability	(839)
Assumption of non-recourse debt	(44,650)

Net assets acquired	$49,787

Deferred financing costs: Legal and bank fees incurred related to establishing the Company’s term debt and revolving credit financing.

Rollover equity: Fair value of Terex 49% share of the Company’s equity was first calculated by grossing up the fair value of the controlling interest purchased by the Company to a 100% value, then deducting the $25,000 value of the majority holder. An adjustment for an implied minority discount of $2,000 (approximately 8%) was applied against initial calculation.

Existing non-recourse debt: As part of the transaction, the Company entered into a $40,000, five year term debt facility and a $35,000 revolving credit facility. At the date of acquisition, the Company had fully drawn funds on the term debt, $40,000, and had drawn $4,650 on the revolving credit facility.

Under the acquisition method of accounting, the total consideration is allocated to the assets acquired and liabilities assumed based on their fair values as of the date of the acquisition as shown below.

Tangible assets and liabilities: The tangible assets and liabilities were valued at their respective carrying values by the Company, except for certain adjustments necessary to state such amounts at their estimated fair values at acquisition date. Fair market adjustments to fixed assets and inventory of $3,668 were recorded.

Intangible assets: There are three fundamental methods applied to value intangible assets outlined in FASB ASC 820. These methods include the Cost Approach, the Market Approach, and the Income Approach. Each of these valuation approaches were considered in the Company’s estimation of value.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 3—ACQUISITION (Continued)

Trade names and trademarks, patented and unpatented technology: Valued using the Relief from Royalty method, a form of both the Market Approach and the Income Approach. Because the Company has established trade names and trademarks and has developed patented and unpatented technology, we estimated the benefit of ownership as the relief from the royalty expense that would need to be incurred in absence of ownership.

Customer relationships: Because there is a specific earnings stream that can be associated with customer relationships, the Company determined the fair value of these relationships based on the excess earnings method, a form of the Income Approach.

Goodwill: Goodwill represents the excess of total consideration paid and the fair value of net assets acquired. The recognition of goodwill of $30,579 reflects the inherent value in the Company’s reputation, which has been built since being founded in 1983 and the prospects for significant future earnings.

For income tax purposes, intangible assets and goodwill will be amortized and will result in future tax deductions for the members.

Tax payable: On December 22, 2014, the Board of Directors of A.S.V., Inc. agreed to implement a plan of conversion to convert A.S.V., Inc., a C Corporation into a Minnesota limited liability company. Under the plan, all of the issued and outstanding shares of A.S.V., Inc. were cancelled and an equal number of limited liability company membership interest were issued to the members of ASV, on a one for four basis. The effective date of the conversion was December 23, 2014.

Acquisition transaction costs: Cost and expenses related to the acquisition have been expensed as incurred and recorded in selling, general and administrative expenses. The Company incurred fees totaling $646 for accounting and legal services performed in connection with the acquisition.

NOTE 4—INVENTORY

Inventory consisted of the following:

	December 31,
	2016	2015
Raw materials and supplies	$18,920	$18,462
Work in process	165	89
Finished equipment and replacement parts	12,105	10,580

	31,190	29,131
Less: Reserves for excess and obsolete	(294)	(103)

	$30,896	$29,028

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 5—PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of the following:

	December 31,
	2016	2015
Land	$420	$420
Buildings	9,668	9,580
Machinery and equipment	9,448	9,103
Construction in progress	—	136

	19,536	19,239
Less: accumulated depreciation	(4,134)	(2,082)

Property, plant and equipment, net	$15,402	$17,157

Depreciation expense was $2,059 and $2,013 for the years ended December 31, 2016 and 2015, respectively.

NOTE 6—INTANGIBLE ASSETS, NET

Intangible assets, net comprised the following as of December 31, 2016:

	Weighted Average Life (In Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and unpatented technology	10	$8,000	$(1,627)	$6,373
Tradename and trademarks	25	7,000	(568)	6,432
Customer relationships	11	16,000	(2,981)	13,019

	12	$31,000	$(5,176)	$25,824

Intangible assets, net comprised the following as of December 31, 2015:

	Weighted Average Life (In Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and unpatented technology
Tradename and trademarks	10	$8,000	$(827)	$7,173
Customer relationships	25	7,000	(288)	6,712
	11	16,000	(1,514)	14,486

	12	$31,000	$(2,629)	$28,371

Amortization of other intangible assets for the years ended December 31, 2016 and 2015 was $2,547 and $2,545, respectively.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 6—INTANGIBLE ASSETS, NET (Continued)

Estimated aggregate intangible asset amortization expense for the next five years and thereafter is as follows:

2017	$2,547
2018	2,547
2019	2,547
2020	2,547
2021	2,547
Thereafter	13,089

Total intangibles to be amortized	$25,824

NOTE 7—DEBT

Loan Facilities

On December 23, 2016, the Company completed a new unitranche credit agreement with PNC Bank, National Association (“PNC”), and White Oak Global Advisors, LLC (“White Oak”) to provide a $65,000, 5-year credit facility. This new facility replaces the Company’s previous revolving credit and term loan facilities with JPMorgan Chase Bank, N.A., and Garrison Loan Agency Services LLC. The new facility consists of a $35,000 revolving credit facility (which is subject to availability based primarily on eligible accounts receivable and eligible inventory), a Term Loan A facility of $8,500 and a Term Loan B facility of $21,500. A total of $46,700 was drawn by the Company at closing of the credit agreement.

Revolving Loan Facility with PNC

On December 23, 2016, the Company entered into a $35,000 revolving loan facility with PNC as the administrative agent, which loan facility includes two sub-facilities: (i) a $2,000 letter of credit sub-facility, and (ii) a $3,500 swing loan sub-facility, each of which is fully reserved against availability under the revolving loan facility. The facility matures on December 23, 2021.

The $35,000 revolving loan facility is a secured financing facility under which borrowing availability is limited to existing collateral as defined in the agreement. The maximum amount available is limited to (i) the sum of (a) up to 85% of Eligible Receivables, plus (b) 90% of Eligible Insured Foreign Receivables, plus (c) the lesser of (I) 95% of Eligible CAT Receivables, or $8,600 plus (ii) the lesser of (A) the sum of (I) up to 65% of the value of the Eligible Inventory (other than Eligible Inventory consisting of finished goods machines and service parts that are current), plus (II) 80% of the value of Eligible inventory consisting of finished goods machines, plus (III) 75% of the value of Eligible Inventory consisting of service parts that are current) or, (B) up to 90% of the appraised net orderly liquidation value of Eligible Inventory. Inventory collateral is capped at $15,000 less outstanding letters of credit and any reasonable reserves as established by the bank. At December 31, 2016, the maximum the Company could borrow based on available collateral was capped at $19,154.

At December 31, 2016, the Company had drawn $15,605 under the $35,000 PNC Credit Agreement. The Company can opt to pay interest on the revolving credit facility at either a domestic rate plus a spread, or a LIBOR rate plus a spread. The initial spread for domestic and LIBOR is fixed at 1.5% and 2.5%, respectively, until delivery of certain reporting documents with respect to the fiscal quarter ending March 31, 2017, at which point the spread for domestic rate will range from 1% to 1.5% and LIBOR spread from 2% to 2.5% depending on

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 7—DEBT (Continued)

the average undrawn availability (as defined in the loan agreement). Funds borrowed under the LIBOR options can be borrowed for periods of one, two, or three months. The weighted average interest rate for the period ending December 31, 2016 was 3.6%. Additionally, the bank assesses a 0.375% unused line fee that is payable monthly.

Term Loan A with PNC

On December 23, 2016 the Company entered into an $8,500 term loan (“Term Loan A”) facility with PNC as the administrative agent.

At December 31, 2016, the Company had an outstanding balance of $8,500. The Company can opt to pay interest on Term Loan A facility at either a domestic rate plus a spread, or a LIBOR rate plus a spread. The initial spread for domestic and LIBOR rates are fixed at 2% and 3%, respectively, until delivery of certain reporting documents with respect to the fiscal quarter ending March 31, 2017, at which point the spread for domestic rate will range from 1% to 1.5% and LIBOR spread from 2% to 2.5% depending on the average undrawn availability (as defined in the loan agreement). Funds borrowed under the LIBOR options can be borrowed for periods of one, two, or three months. The weighted average interest rate for the period ending December 31, 2016 was 4.76%.

The Company is obligated to make quarterly principal payments of $212 commencing on March 31, 2017. If the term loan is prepaid in full or in part prior to the maturity date, the Company will be required to pay a prepayment penalty. If paid prior to December 23, 2017 the prepayment penalty will be equal to 1.0% of the prepayment. The prepayment penalty percentage reduces each year towards the loan maturity date. Any unpaid principal is due on maturity, which is December 23, 2021. Interest is payable monthly beginning on December 31, 2016.

Term Loan B with White Oak

On December 23, 2016 the Company entered into a $21,500 term loan (“Term Loan B”) facility with White Oak as the administrative agent.

At December 31, 2016, the Company had an outstanding balance of $21,500. The interest rate is fixed at a LIBOR rate plus 10% until delivery of the same reporting documents referenced above. After delivery of the reporting documents, the Company will pay interest at the LIBOR rate plus a spread of either 9% or 10% depending on the leverage ratio, provided that at no time will the LIBOR rate be less than 1%. The interest rate for the year ended December 31, 2016 was 11%.

The Company is obligated to make quarterly principal payments of $538 commencing on March 31, 2017. If the term loan is prepaid in full or in part prior to the maturity date, the Company will be required to pay a prepayment penalty. If paid prior to December 23, 2017 the prepayment penalty will be equal to 2.0% of the prepayment. The prepayment penalty percentage reduces each year towards the loan maturity date. Any unpaid principal is due on maturity, which is December 23, 2021. Interest is payable monthly beginning on December 31, 2016.

Covenants

The Company’s indebtedness is collateralized by substantially all of the Company’s assets and the respective equity interests of the Company’s members. The facilities contain customary limitations including, but not

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 7—DEBT (Continued)

limited to, limitations on additional indebtedness, acquisitions, and payment of dividends. The Company is also required to comply with certain financial covenants as defined in the Credit Agreement. The revolving credit facility and the term loans require the Company to maintain a Minimum Fixed Charge Coverage ratio of not less than 1.20 to 1.0. Additionally, the term loans require the Company not exceed a Leverage Ratio of 5.00 to 1.00 which shall step down to 2.85 to 1.00 by March 31, 2021 and also limits capital expenditures to $1,300 in any fiscal year.

Schedule Debt Maturities

The scheduled annual maturities of the principal portion of debt outstanding at December 31, 2016 is as follows:

2017	$3,000
2018	3,000
2019	3,000
2020	3,000
2021	33,605

Total	$45,605

NOTE 8—PURCHASE COMMITMENTS

As of December 31, 2016 and 2015, the Company has open purchase orders of approximately $9,480 and $14,755, respectively. Purchase obligations include non-cancellable and cancellable commitments. In certain cases, cancellable commitments contain penalty provisions for cancellation.

NOTE 9—OPERATING LEASES

The Company’s leasing operations consist principally of the leasing of real estate, office equipment and vehicles under operating leases that expire over the next two to eighteen years.

The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2016:

2017	$83
2018	79
2019	32
2020	23
2021	14
Subsequent to 2021	202

Total	$433

Total rent expense for the years ended December 31, 2016 and 2015 was $137 and $71, respectively.

NOTE 10—RELATED PARTY TRANSACTIONS

Effective December 19, 2014, the Company has entered into a Distribution and Cross Marketing Agreement with Terex that sets forth the terms under which ASV will manufacture and sell ASV Products, certain services Terex

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 10—RELATED PARTY TRANSACTIONS (Continued)

will provide in assisting in the sales and marketing of ASV products and the costs to be paid by ASV in exchange for such services. The agreement defines dealers and territories and customers that Terex shall have the exclusive right on behalf of ASV to market and sell Terex branded ASV products. The agreement defines the compensation to Terex for its machine sales selling expense, part sales selling expense and general and administrative costs associated with such sales. In addition, for the provision of marketing services by Terex, ASV shall pay an annual fee of $250, subject to annual escalation of 3% plus 0.2% of net incremental sales. Unless terminated, the term of the agreement is five years, and the parties may agree to renew for additional one year terms. ASV expensed $1,648 and $1,960 for services for the year ended December 31, 2016 and 2015, respectively.

Effective December 19, 2014 the Company has entered into a Services Agreement with Terex that sets forth the terms under which Terex will provide certain services to ASV and ASV will retain access to certain services provided by Terex and the compensation related thereto. The scope of the agreement covers amongst other items, temporary transition services arising from the transfer of majority ownership to Manitex, third party logistics services for parts fulfilment, warranty and field service and Information Technology services for both transitional and ongoing services. Unless terminated, the term of the agreement is specific to each service provided, and the parties may agree to renew for additional one year terms. ASV expensed $1,418 and $1,472 for services provided for the year ended December 31, 2016 and 2015, respectively.

Included in the Company’s Statements of Operations are sales to Terex of $1,653 and sales to Manitex of $1,041 (total $2,694) for the year ended December 31, 2016 and sales to Terex of $2,472 and sales to Manitex of $611 (total $3,083) for the year ended December 31, 2015. The company recorded purchases from Terex of $8,545 and $9,495 for the years ended December 31, 2016 and 2015, respectively. The company also recorded charges for insurance and employee benefit costs from Manitex of $2,906 and $2,991 for the years ended December 31, 2016 and 2015, respectively.

Receivables from affiliates include $501 due from Terex and $912 due from Manitex (total $1,413) at December 31, 2016, and $388 due from Terex and $571 due from Manitex (total $959) at December 31, 2015.

Payables from affiliates includes $2,275 due to Terex and $23 due to Manitex (total $2,298) at December 31, 2016 and $1,413 due to Terex and $245 due to Manitex (total $1,658) at December 31, 2015.

NOTE 11—RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” (“ASU 2014-09”). ASU 2014-09 provides guidance for the recognition, measurement and disclosure of revenue resulting from contracts with customers and will supersede virtually all of the current revenue recognition guidance under GAAP. In March 2016, the FASB issued Accounting Standards Update No. 2016-08, “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU 2016-08”), which clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued Accounting Standards Update No. 2016-10, “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing” (“ASU 2016-10”), which clarifies guidance related to identifying the performance obligations and licensing implementation guidance contained in the new revenue recognition standard. In May 2016, the FASB issued Accounting Standards Update No. 2016-12, “Revenue from Contracts with Customers (Topic 606), Narrow-Scope

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 11—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

Improvements and Practical Expedients” (“ASU 2016-12”), which addresses narrow-scope improvements to the guidance on collectability, noncash consideration and completed contracts at transition as well as providing a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. In December 2016, the FASB issued ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” ASU 2016-20 is intended to clarify and suggest improvements to the application of current standards under Topic 606 and other Topics amended by ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 are effective for reporting periods beginning after December 15, 2017 with early adoption permitted for reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact of the provisions of this standard on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-03, “Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to borrowings be presented in the balance sheet as a direct deduction from the carrying amount of the borrowing, consistent with debt discounts. The ASU does not affect the amount or timing of expenses for debt issuance costs. In August 2015, the FASB issued ASU 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements,” which amends, ASC 835-30, “Interest—Imputation of Interest”. The ASU clarifies the presentation and subsequent measurement of debt issuance costs associated with lines of credit. These costs may be presented as an asset and amortized ratably over the term of the line of credit arrangement, regardless of whether there are outstanding borrowings on the arrangement. The Company adopted ASU 2015-03 and ASU 2015-15 as of January 1, 2016 on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption. As a result of adoption, $2,038 was reclassified from Non-Current Assets to Non-Current Liabilities at December 31, 2015. Unamortized costs related to securing our revolving line of credit will continue to be presented in Non-Current Assets on the accompanying Balance Sheets.

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” (“ASU 2015-11”). ASU 2015-11 simplifies the subsequent measurement of inventory by using only the lower of cost or net realizable value. The ASU defines net realizable value as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The effective date will be the first quarter of fiscal year 2017 with early adoption permitted and is not expected to have a material impact on the Company’s financial statements. ASU 2015-11 should be applied prospectively.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” (“ASU 2016-01”). The amendments in ASU 2016-01, among other things, require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; require public business entities to use the exit price notion when measuring fair value of financial instruments for disclosure purposes; require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables); and eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate fair value that is required to be disclosed for financial instruments measured at amortized cost. The effective date will be the first quarter of fiscal year 2018. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 11—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize on the balance sheet the assets and liabilities associated with the rights and obligations created by those leases. The guidance for lessors is largely unchanged from current U.S. GAAP. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The effective date will be the first quarter of fiscal year 2019, with early adoption permitted. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which includes multiple amendments intended to simplify aspects of share-based payment accounting. Amendments to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, and forfeitures will be applied using a modified retrospective transition method through a cumulative-effect adjustment to equity as of the beginning of the period of adoption. Amendments to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement will be applied retrospectively, and amendments requiring the recognition of excess tax benefits and tax deficiencies in the income statement are to be applied prospectively. ASU 2016-09 will be effective for annual reporting periods beginning after December 15, 2016, with early adoption permitted and is not expected to have a material impact on the Company’s financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments (Topic 230): Statement of Cash Flows” (“ASU 2016-15”), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. ASU 2016-15 is effective for fiscal years and interim periods beginning after December 15, 2017. The Company is currently evaluating the impact that this standard will have its financial statements.

In December 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force,” which requires that amounts described as restricted cash or cash equivalents must be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 will be effective in fiscal year 2019 and must be applied retrospectively to all periods presented. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the measurement of goodwill impairment by eliminating the requirement of performing a hypothetical purchase price allocation. Instead, impairment will be measured using the difference between the carrying amount and fair value of the reporting unit. The amended guidance also eliminates the requirement for any reporting unit with a zero or a negative carrying amount to perform a qualitative assessment and will require disclosure of the amount of goodwill allocated to each reporting unit with a zero or a negative carrying amount of net assets. This standard will be effective beginning in the first quarter of fiscal year 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard is to be applied prospectively. The Company is evaluating the impact that adoption of this new standard will have on its financial statements.

A.S.V., LLC

NOTES TO FINANCIAL STATEMENTS

December 31, 2016 and 2015

(Dollars in thousands)

NOTE 12—LITIGATION AND CONTINGENCIES

The Company is involved in various legal proceedings, including product liability, general liability, workers’ compensation liability, employment, commercial and intellectual property litigation, which have arisen in the normal course of operations. The Company is insured for product liability, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract, with retained liability or deductibles. The Company has recorded and maintains an estimated liability in the amount of management’s estimate of the Company’s aggregate exposure for such retained liabilities and deductibles. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of probable loss to be estimable. The Company believes it has made appropriate and adequate reserves and accruals for its current contingencies.

At December 31, 2016 there were two outstanding product liability cases of $1,900 and $225 (total $2,125). One case settled prior to year-end (see note 14). The outcomes of lawsuits cannot be predicted and, if determined adversely, could ultimately result in the Company incurring significant liabilities which could have a material adverse effect on its results of operations. The Company believes that the outcome of such matters, individually and in the aggregate, will not have a material adverse effect on its financial statements as a whole.

NOTE 13—SUPPLEMENTAL CASH FLOW INFORMATION

Interest and income taxes paid during the years ended December 31, 2016 and 2015 are as follows:

	December 31,
	2016	2015
Interest paid in cash	$4,393	$4,961

Income tax payments in cash	$—	$16,230

NOTE 14—SUBSEQUENT EVENTS

Subsequent events have been evaluated through the date and time the financial statements were issued on February 7, 2017. The product liability case Knezek v. Terex Corp, et. al., went to trial and on November 10, 2016, the jury awarded the plaintiff damages payable by the Company in the amount of $109. The verdict was subject to appeal and on January 12, 2017 a settlement agreement of $225 was reached.

No other material subsequent events have occurred since December 31, 2016 that required recognition or disclosure in the current period financial statements.

5,430,000 Shares

Common Stock

PROSPECTUS

                    , 20

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates, except the SEC registration fee and FINRA filing fee.

AMOUNT
SEC registration fee	$5,503
FINRA filing fee	7,424
Accountants’ fees and expenses	5,000
Legal fees and expenses	50,000
Transfer Agent’s fees and expenses	3,500
Printing and engraving expenses	5,000
Miscellaneous	3,573

Total	$80,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;

•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation and our Bylaws provide for the limitation of liability and indemnification of our directors and officers to the fullest extent permitted under the DGCL.

We also have entered into separate indemnification agreements with our directors and officers in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These indemnification agreements provide, among other things, that we will indemnify our directors and officers for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director or officer in any claim, action or proceeding arising in his or her capacity as a director or officer of the Company or in connection with service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or officer makes a claim for indemnification.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

We have not issued any unregistered securities, within the past three years, except as follows:

In December 2014, we issued limited liability company interests upon the conversion of A.S.V., Inc. to A.S.V., LLC in December 2014 to Terex and Manitex.

On May 11, 2017, we issued Terex and Manitex shares of our common stock for their limited liability company interests in accordance with the plan of conversion for the LLC Conversion.

The issuance of such limited liability company interests and the issuance of such common stock were exempt from the registration requirements under the Securities Act pursuant to Section 4(a)(2) thereof as a transaction by an issuer not involving any public offering and pursuant to Section 3(a)(9) thereof as a transaction with respect to a security exchanged by an issuer with its existing security holders.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Paragraphs (1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

2.1	Plan of Conversion of A.S.V., LLC, dated as of April 25, 2017 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 18, 2017).

3.1	Certificate of Incorporation of ASV Holdings, Inc., dated as of May 11, 2017 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 18, 2017).

3.2	Bylaws of ASV Holdings, Inc., dated as of May 11, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 18, 2017).

5.1*	Opinion of Bryan Cave LLP.

10.1+	ASV Holdings, Inc. 2017 Equity Incentive Plan, effective as of May 11, 2017 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 18, 2017).

10.2+	Form of Restricted Stock Unit Agreement under ASV 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.3+	Employment Agreement, dated January 9, 2017, by and between the Company and Andrew Rooke (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.4+	Letter Agreement, dated January 18, 2017, among the Company, Manitex International, Inc., Terex Corporation and Andrew Rooke (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.5+	Employment Agreement, dated November 29, 2016, by and between the Company and James J. DiBiagio (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.6+	Letter Agreement, dated November 29, 2016, by and between the Company and James J. DiBiagio (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.7+	Employment Agreement, dated November 29, 2016, by and between the Company and Melissa How (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.8+	Letter Agreement, dated November 29, 2016, by and between the Company and Melissa How (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.9	Lease Agreement, dated December 19, 2014, by and between the Company and Terex USA, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.10	Agreement Regarding the Winddown and Termination of the Distribution and Cross Marketing Agreement and Services Agreement, by and among the Company, Terex Corporation and Manitex International, Inc. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on April 26, 2017).

10.11	Employee Matters Agreement, dated as of May 11, 2017, by and between ASV Holdings, Inc. (as successor-in-interest to A.S.V., LLC) and Manitex International, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 18, 2017).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.12	Separation Agreement, dated as of May 11,2017, by and among ASV Holdings, Inc. (as successor-in-interest to A.S.V., LLC), Terex Corporation and Manitex International, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 18, 2017).

10.13	Subsidy Agreement, dated March 12, 2015, by and between the Company and Terex Financial Services, Inc. (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.14	Registration Rights Agreement, dated as of May 17, 2017, by and among ASV Holdings, Inc., A.S.V. Holding, LLC and Manitex International, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 18, 2017).

10.15	Credit Agreement, dated December 19, 2014, by and among the Company, Loegering Mfg. Inc., Garrison Capital Inc., Garrison Loan Holdings LLC, Garrison Funding 2013-2 Ltd., Garrison Funding 2015-2 LP, CM Finance SPV Ltd., and Garrison Loan Agency Services LLC (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.16	First Amendment, dated March 15, 2016, to Credit Agreement, dated December 19, 2014, by and among the Company, Manitex International, Inc., ASV Holding, LLC, Garrison Funding 2013-2 Ltd., Garrison Middle Market II LP, GMMF Loan Holdings LLC, CM Finance SPV Ltd., and Garrison Loan Agency Services LLC (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.17	Credit Agreement, dated December 19, 2014, by and among the Company, Loegering Mfg. Inc., and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.18	Amendment No. 1 to Credit Agreement, dated October 6, 2015, by and among the Company, Manitex International, Inc., ASV Holding, LLC, and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.19	Amendment No. 2 to Credit Agreement, dated March 15, 2016, by and among the Company, Manitex International, Inc., ASV Holding, LLC, and JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.20	Revolving Credit, Term Loan and Security Agreement, dated December 23, 2016, by and among the Company and the lenders named therein (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-216912) filed on March 24, 2017).

10.21^

Letter Agreement, dated December 18, 2014, by and between the Company and Caterpillar Inc. (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1/A (File No. 333-216912) filed on April 28, 2017).

10.22	Distributorship Agreement (Construction-AUS), dated August 20, 2009, by and among the Company, Terex United Kingdom Limited, Terex GmbH, and CEG Distributions Pty Limited (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1/A (File No. 333-216912) filed on April 28, 2017).

10.23	Distribution and Cross Marketing Agreement, dated December 19, 2014, by and among Terex Corporation, Manitex International, Inc. and the Company (as successor-in-interest to A.S.V., Inc.) (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1/A (File No. 333-216912) filed on April 28, 2017).

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

10.24^	Services Agreement, dated December 19, 2014, by and between Terex Corporation and the Company (as successor-in-interest to A.S.V., Inc.) (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1/A (File No. 333-216912) filed on April 28, 2017).

10.25	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1/A (File No. 333-216912) filed on April 26, 2017).

10.26	First Amendment to Revolving Credit, Term Loan and Security Agreement and Consent, dated April 25, 2017 (incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1/A (File No. 333-216912) filed on April 26, 2017).

10.27	Second Amendment, dated as of October 5, 2017, to Revolving Credit, Term Loan and Security Agreement and Consent dated as of December 23, 2016 among ASV Holdings, Inc. (as successor-in-interest to A.S.V., LLC), the Loan Parties thereto, the Lenders and PNC Bank, National Association, as agent for Lenders (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 10, 2017).

23.1*	Consent of UHY LLP

23.2*	Consent of Bryan Cave LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this registration statement)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
+	Management contract or compensatory plan.
^	Confidential treatment has been sought regarding the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, in the State of Minnesota, on this 18th day of December, 2017.

ASV HOLDINGS, INC.

By:	/s/ Andrew M. Rooke
Andrew M. Rooke
Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Andrew M. Rooke and Melissa How and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto, and any subsequent registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew M. Rooke Andrew M. Rooke	Chief Executive Officer, Director (Principal Executive Officer)	December 18, 2017

/s/ Melissa How Melissa How	Chief Financial Officer (Principal Financial and Accounting Officer)	December 18, 2017

/s/ Brian J. Henry Brian J. Henry	Director	December 18, 2017

/s/ Michael A. Lisi Michael A. Lisi	Director	December 18, 2017

/s/ Joseph M. Nowicki Joseph M. Nowicki	Director	December 18, 2017

/s/ David Rooney David Rooney	Director	December 18, 2017